Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

AMONG

KAMAN CORPORATION,
LJ KIT BLOCKER, INC.,
LJ KAI BLOCKER, INC.,
AND
LJ KFP BLOCKER, INC.

DATED AS OF JUNE 25, 2019

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EXHIBITS

Exhibit A        Form of Transition Services Agreement
Exhibit B        Net Working Capital Statement
Exhibit C        Form of Transitional Trademark License Agreement

Exhibit D	Form of Certificate of Conversion and Certificate of Formation of each of Ruby Automation, LLC and Ruby PR, LLC

Exhibit E	Form of Operating Agreement of each of Ruby Automation, LLC and Ruby PR, LLC

DISCLOSURE SCHEDULE

Section 1.03(b)(ii)    Payoff Indebtedness
Section 1.03(c)(viii)    Directors and Officers
Section 1.04(a)    Exceptions to GAAP in Applicable Accounting Principles
Section 2.01(c)(i)    Subsidiaries
Section 2.01(c)(ii)    Other Subsidiaries
Section 2.01(d)    Ownership
Section 2.04(a)    Third-Party Consents
Section 2.05(a)(i)    Financial Statements
Section 2.05(a)(ii)    GAAP Exceptions
Section 2.05(c)    Books and Records Held By Seller
Section 2.06        Subsequent Events
Section 2.07(a)    Tax Returns
Section 2.07(b)    Tax Audits and Proceedings
Section 2.07(d)    Powers of Attorney
Section 2.07(i)        Tax Classifications
Section 2.08        Litigation
Section 2.09(a)    Compliance with Law
Section 2.09(b)    Permits
Section 2.10(a)    Employee Plans
Section 2.10(d)    Defined Benefit Plans
Section 2.10(e)    280G Matters
Section 2.10(h)    Necessary Employees
Section 2.11        Labor Relations
Section 2.12(a)    Real Property
Section 2.13(a)    Intellectual Property
Section 2.14(a)    Material Contracts
Section 2.14(b)    Other Material Contracts
Section 2.15        Environmental Matters
Section 2.17        Title to Assets
Section 2.18        Insurance
Section 2.19(a)    Related Party Transactions
Section 2.19(b)    Related Party Contracts
Section 2.19(c)    Related Party Notes and Accounts
Section 2.20        Accounts Payable

Section 2.22(a)    Product Warranties
Section 2.22(b)    Product Liabilities
Section 2.24(a)    Top Customers
Section 2.24(b)    Top Suppliers
Section 2.25        Bank Accounts
Section 2.26(a)    Privacy and Security
Section 2.26(b)    Privacy
Section 4.01        Conduct of Business
Section 4.02(a)    Negative Covenants
Section 4.07        Seller Release
Section 4.08(b)    Excluded Entities
Section 5.03        Key Employees
Section 6.06         Intercompany Accounts
Section 6.08        Seller Permits
Section 6.10        Release of Guarantees
Section 6.11(a)    Enterprise-Wide Contracts
Section 6.11(b)    Enterprise-Wide Contracts to be Transferred
Section 6.11(c)    Exceptions to New Contracts
Section 8.01(a)     Severance Plans
Section 8.01(b)    Service Recognition
Section 8.01(c)    Assumed Plans
Section 8.06        Replacement Employee Plans
Section 9.02(c)    Third-Party Consents
Section 11.02(a)(iv)    Indemnification
Section 12.01(a)    Certain Employees
Section 12.01(b)    Indebtedness
Section 12.01(c)    Seller’s Knowledge
Section 12.01(d)    Permitted Liens
Section 12.01(e)    Purchasers’ Knowledge
Section 12.01(f)    Finance Agreements

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SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 25, 2019 (the “Effective Date”), is by and among KAMAN CORPORATION, a Connecticut corporation (“Seller”), LJ KIT BLOCKER, INC., a Delaware corporation (“Purchaser 1”), LJ KAI BLOCKER, INC., a Delaware corporation (“Purchaser 2”), and LJ KFP BLOCKER, INC., a Delaware corporation (“Purchaser 3” and collectively with Purchaser 1 and Purchaser 2, “Purchasers” and each individually, a “Purchaser”).
RECITALS
WHEREAS, Kaman Industrial Technologies Corporation, a Connecticut corporation and wholly owned subsidiary of Seller (the “Company”), and its Subsidiaries are engaged in the business of distributing third-party power transmission, automation and fluid power products, including industrial electro-mechanical products, bearings, power transmission, motion control and electrical and fluid power components, along with related engineered integrated solutions and sales of private label branded products, and certain maintenance, repair and other services related thereto (collectively, the “Business”);
WHEREAS, (i) Seller owns all the issued and outstanding common shares, no par value, of the Company (collectively, the “Shares”), (ii) the Company owns all of the issued and outstanding shares of common stock of Kaman Automation, Inc., a Delaware corporation (“Ruby Automation”), (iii) the Company owns all of the outstanding limited liability company interests of Kaman Fluid Power, LLC, a Delaware limited liability company (“Ruby Fluid Power”), and (iv) the Company owns all of the issued and outstanding shares of common stock of Industrial Rubber & Mechanics Inc., a Puerto Rico corporation (“Ruby PR”);
WHEREAS, Purchasers desire to purchase from Seller and Seller desires to sell to Purchasers, upon the terms and subject to the conditions set forth in this Agreement, the Shares (the “Acquisition”);
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Littlejohn Fund V, L.P., a Delaware limited partnership, Littlejohn Fund V-A, L.P., a Delaware limited partnership, Littlejohn Fund VI, L.P., a Delaware limited partnership, and Littlejohn Fund VI-A, L.P., a Delaware limited partnership (the “Guarantors”) are entering into limited guaranties in favor of Seller (the “Limited Guaranties”), pursuant to which the Guarantors are guaranteeing certain obligations of Purchasers under Section 10.03(a) of this Agreement; and
WHEREAS, capitalized terms used but not defined elsewhere in this Agreement have the meanings set forth in Section 12.01.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.01.    Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Purchasers, free and clear of all Liens, and Purchasers shall purchase and acquire from Seller, the Shares. No later than three (3) Business Days prior to the anticipated Closing, Purchasers shall provide an irrevocable written notice to Seller indicating the number of Shares each Purchaser shall purchase pursuant to this Section 1.01.
Section 1.02.    Purchase Price. The aggregate consideration to be paid by Purchasers to Seller for the Shares (the “Purchase Price”) will be equal to the Estimated Purchase Price, as it may be adjusted in accordance with Section 1.04(b). Each Purchaser shall pay, or shall cause to be paid, its pro rata portion (determined in accordance with the number of Shares such Purchaser is purchasing pursuant to Section 1.01) of the Estimated Purchase Price, as it may be adjusted in accordance with Section 1.04(b), to Seller (provided, that if any Purchaser fails to pay its pro rata portion of the Estimated Purchase Price to Seller in accordance with this Section 1.02, the other Purchasers shall be jointly and severally liable for such breach).
Section 1.03.    Closing and Closing Deliveries.
(a)    Closing. The closing of the Acquisition (the “Closing”) will take place at the offices of K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts, 02111 or by electronic transmission, on the tenth (10th) Business Day after the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date or place as Purchasers and Seller may agree (the date on which the Closing occurs, the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Shares will transfer to Purchasers at the Closing, which transfer will be deemed effective for accounting purposes as of 12:01 a.m. (Eastern Time) on the Closing Date. Notwithstanding the foregoing, the Closing Date will not be earlier than fifty (50) days following the Effective Date.
(b)    Deliveries by Purchasers at the Closing. At the Closing, Purchasers shall deliver or cause to be delivered the following:
(i)    to Seller, the Estimated Purchase Price payable by bank wire transfer of immediately available funds to an account or accounts designated in writing by Seller;
(ii)    to each counterparty or holder of Estimated Indebtedness identified on Section 1.03(b)(ii) of the Disclosure Schedule for which Debt Payoff Letters have been received in form and substance reasonably satisfactory to Purchasers at least three (3) Business Days prior to the Closing Date, an amount sufficient to pay the amount of the Estimated Indebtedness specified in such Debt Payoff Letters;

(iii)    to each counterparty or service provider to which Estimated Transaction Expenses are owed, an amount sufficient to pay the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions, in accordance with this Agreement;
(iv)    to Seller, the certificate to be delivered by Purchasers pursuant to Section 9.03(a)(iii);
(v)    to Seller, a certificate of an officer of each Purchaser, given by such officer on behalf of such Purchaser and not in such officer’s individual capacity, certifying as to the bylaws (or equivalent Organizational Document) of such Purchaser and as to resolutions of the board of directors (or equivalent governing body) of such Purchaser authorizing the Transactions and the execution, delivery and performance of this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;
(vi)    to Seller, the Transition Services Agreement substantially in the form of Exhibit A (the “Transition Services Agreement”), duly executed by Purchasers and the Company;
(vii)    to Seller, the Transitional Trademark License Agreements substantially in the form of Exhibit C, (the “Transitional Trademark License Agreement”), duly executed by Purchasers, the Company and its Subsidiaries; and
(viii)    any other items required to be delivered by Purchasers at or prior to the Closing pursuant to this Agreement.
(c)    Deliveries by Seller at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchasers the following:
(i)    a share certificate representing the Shares, accompanied by duly executed share powers endorsed in blank in proper form for transfer;
(ii)    solely to the extent certificated as of the Effective Date, stock or other certificates representing the Equity Securities of the Company’s Subsidiaries;
(iii)    the certificate to be delivered by Seller pursuant to Section 9.02(a)(iii);
(iv)    copies of the Organizational Documents of the Company, each as amended, certified by an officer of the Company;
(v)    a certificate of the secretary or any assistant secretary of Seller given by such secretary or assistant secretary on behalf of Seller, and not in such person’s individual capacity, certifying as to the resolutions of the board of directors of Seller authorizing the Transactions and the execution, delivery and performance of this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;
(vi)    the Transition Services Agreement, duly executed by Seller;
(vii)    the Transitional Trademark License Agreement, duly executed by Seller;
(viii)    written resignations of each of the directors and officers of the Company and the Company’s Subsidiaries as set forth on Section 1.03(c)(viii) of the Disclosure Schedule (provided, that Section 1.03(c)(viii) of the Disclosure Schedule includes each director and officer that is not an Employee);
(ix)    Debt Payoff Letters, duly executed by each counterparty or holder of Indebtedness identified on Section 1.03(b)(ii) of the Disclosure Schedule;
(x)    a copy of a USB drive containing a true, complete and correct copy, as of the date that is two (2) Business Days prior to the Closing Date, of the Datasite;
(xi)    a certificate, duly authorized and executed by Seller certifying that Seller is not a foreign person subject to withholding under Section 1445 of the Code, in form and substance reasonably acceptable to Purchasers;
(xii)    evidence of the purchase of the Tail Policy in accordance with Section 5.04(a);
(xiii)    fully executed Section 336(e) Forms;
(xiv)    the books of account and financial records primarily relating to the Company and its Subsidiaries to the extent not in the possession of the Company or its Subsidiaries immediately prior to the Closing, except as set forth on Section 2.05(c) of the Disclosure Schedule; and
(xv)    any other items required to be delivered by Seller and/or the Company at or prior to the Closing pursuant to this Agreement.
(d)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least three (3) Business Days prior to the applicable payment date.
Section 1.04.    Closing Estimates; Purchase Price Adjustment.
(a)    Pre-Closing Estimates. At least three (3) Business Days prior to the anticipated Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchasers a written statement (the “Preliminary Closing Statement”) that shall include and set forth a good faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (“Estimated Indebtedness”), (iii) Cash (“Estimated

Cash”) and (iv) all Transaction Expenses that are accrued or due and remain unpaid (“Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses determined as of immediately prior to the Closing and, except for Estimated Transaction Expenses, without giving effect to the Transactions) and, on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated in accordance with GAAP, applied consistent with the Company’s accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the most recent Audited Financial Statements except as otherwise expressly and specifically set forth on Section 1.04(a) of the Disclosure Schedule (GAAP, as adjusted by the exceptions expressly and specifically set forth on Section 1.04(a) of the Disclosure Schedule, the “Applicable Accounting Principles”). Purchasers shall be entitled to comment on and request reasonable changes to the Preliminary Closing Statement, and Seller shall consider in good faith any such comments and changes Purchasers propose to the Preliminary Closing Statement; provided, that Seller shall not be required to accept any such comments or changes, and the Closing shall not be delayed as a result of any unresolved comments or changes made or requested by Purchasers. If Purchasers shall accept the Preliminary Closing Statement delivered in accordance with this Section 1.04(a), Purchasers shall not waive their rights to challenge such position pursuant to Section 1.04(b).
(b)    Post-Closing Adjustment.
(i)    Final Closing Statement. Within seventy-five (75) days after the Closing Date, Purchasers shall prepare, or cause to be prepared, and deliver to Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation of the actual (A) Net Working Capital (“Closing Net Working Capital”), (B) Indebtedness (“Closing Indebtedness”), (C) Cash (“Closing Cash”), and (D) Transaction Expenses (“Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of immediately prior to the Closing and, except for Closing Transaction Expenses, without giving effect to the Transactions). Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles.
(ii)    Examination. After receipt of the Final Closing Statement, Seller will have thirty (30) days (the “Review Period”) to review the Final Closing Statement. During the Review Period, Seller and its representatives will have reasonable access, during normal business hours, to the personnel of, and work papers prepared by, Purchasers and Purchasers’ representatives to the extent that they relate to calculations set forth in the Final Closing Statement (excluding work papers of Purchasers’ accounting firm), and to such historical financial information relating to the calculations set forth in the Final Closing Statement as Seller may reasonably request specifically for the purpose of reviewing the Final

Closing Statement and preparing a Statement of Objections; provided, that such access will be upon reasonable advance notice from Seller to Purchasers and in a manner that does not interfere with the normal business operations of Purchasers in any material respect.
(iii)    Objection. On or prior to the last day of the Review Period, Seller may object in writing to the calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, by delivering to Purchasers a written statement setting forth Seller’s objections in reasonable detail, indicating the nature and amount of any dispute as to Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement, and the basis with reasonable support for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections prior to the expiration of the Review Period, then the Final Closing Statement will be deemed to have been accepted by Seller. If Seller delivers a Statement of Objections on or prior to the last day of the Review Period, then Seller and Purchasers shall negotiate in good faith to resolve any differences that they may have with respect to the computation of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified in the Final Closing Statement within fifteen (15) days after the receipt by Purchasers of the Statement of Objections (the “Resolution Period”). Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Statement of Objections, and such items and amounts shall not be subject to review in accordance with Section 1.04(b)(iv). Any Statement of Objections may reference only disagreements based on mathematical errors or based on amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with this Section 1.04, the definitions of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses and, with respect to Closing Net Working Capital, Closing Indebtedness and Closing Cash only, the Applicable Accounting Principles. If such objections are resolved within the Resolution Period, the Final Closing Statement shall be updated with such changes as have been agreed to in writing by Seller and Purchasers, and will be final and binding on the Parties and shall not be subject to appeal or further review.
(iv)    Resolution of Disputes. If Purchasers and Seller fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any items or amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses remaining in dispute (the “Disputed Amounts” and any items or amounts not so disputed, the “Undisputed Amounts”) will be submitted for resolution to the Accounting Firm, along with a written brief from Purchasers, on the one hand, and Seller, on the other hand, detailing their views as to the correct nature and amount of each item remaining in dispute. The

Accounting Firm, acting as an expert and not an arbitrator, will resolve (based solely on the written briefs submitted to the Accounting Firm by Seller and Purchasers and the documents and information requested and received by the Accounting Firm in connection with such written briefs and not by independent review) the Disputed Amounts only and make any adjustments to the Final Closing Statement. The Accounting Firm will only decide the specific Disputed Amounts, and the Accounting Firm’s written determination for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. Seller and Purchasers shall promptly (A) execute, if requested by the Accounting Firm, a reasonable engagement letter and (B) provide each such Party’s written brief to the Accounting Firm regarding the Disputed Amounts and all documents and information reasonably requested by the Accounting Firm related thereto.
(v)    Fees of the Accounting Firm. Purchasers shall pay a portion of the fees and expenses of the Accounting Firm equal to one hundred percent (100%) of such fees multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Accounting Firm that are resolved in favor of Seller and the denominator of which is the total amount of Disputed Amounts submitted to the Accounting Firm. Seller shall pay that portion of the fees and expenses of the Accounting Firm that Purchasers are not required to pay pursuant to this Section 1.04(b)(v).
(vi)    Determination by Accounting Firm. The Accounting Firm must make a reasoned written determination with respect to each Disputed Amount submitted to it as soon as practicable, but in any event within thirty (30) days (or such other time as Purchasers and Seller agree in writing) after its engagement. The resolution by the Accounting Firm of the Disputed Amounts and adjustments to the Final Closing Statement made by the Accounting Firm will be final, conclusive and binding upon the Parties and shall not be subject to appeal or further review. The Parties agree that the procedure set forth in this Section 1.04 for resolving disputes with respect to Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses will be the sole and exclusive method for resolving such disputes.
(vii)    Payment of Post-Closing Adjustment. The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:
(A)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Closing Net Working Capital as finally determined pursuant to this Section 1.04 minus Estimated Net Working Capital, minus (B) Closing Indebtedness as finally determined pursuant to this Section 1.04 minus Estimated Indebtedness, plus (C) Closing Cash as finally determined pursuant to this Section 1.04 minus Estimated Cash, minus (D) Closing Transaction Expenses as finally determined pursuant to this Section 1.04 minus Estimated Transaction Expenses;

(B)    If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, Purchasers shall pay the Net Adjustment Amount to Seller within five (5) Business Days of the determination of the Net Adjustment Amount; and
(C)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (C) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, Seller shall pay the Net Adjustment Amount to Purchasers within five (5) Business Days of the determination of the Net Adjustment Amount.
Section 1.05.    Withholding. Each Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by a Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. At least three (3) Business Days prior to the anticipated Closing Date, Purchasers shall prepare, or cause to be prepared, and deliver to Seller a written statement that shall include and set forth a good faith estimate of any proposed deduction or withholding from any consideration otherwise payable to any Person pursuant to this Agreement, other than with respect to compensatory payments. Each Purchaser shall use commercially reasonable efforts to cooperate with Seller prior to the Closing in seeking to reduce or eliminate any such deduction or withholding.
Section 1.06.    Pre-Closing Reorganization.
(a)    In connection with the Transactions, one (1) Business Day prior to the Closing Date, Seller, at Purchasers’ request and direction, shall (i) cause Ruby Automation to be converted into a Delaware limited liability company and cause Ruby PR to be converted into a Puerto Rico limited liability company (collectively, the “Conversions”) by filing a certificate of conversion and certificate of formation with the Secretary of State of the State of Delaware with respect to Ruby Automation and a certificate of conversion with respect to Ruby PR with the Department of State of the Commonwealth of Puerto Rico, in each case, in form and substance as set forth on Exhibit D; and (ii) provide Purchasers with copies of the certificate of formation of Ruby Automation, LLC and the certificate of organization of Ruby PR, LLC, and copies of the certificate of conversion for each such entity as filed with the Secretary of State of the State of Delaware or the Department of State of the Commonwealth of Puerto Rico. Within five (5) Business Days following the Closing Date, Purchasers shall file a PR Treasury Form 6045 to cause Ruby PR, LLC to be treated as a partnership for Puerto Rican tax purposes and an IRS Form 8832 to cause Ruby PR, LLC to be treated as a disregarded entity for U.S. federal income tax purposes, in each case effective as of the date of the Conversions. Purchasers shall provide Seller with copies of the PR Treasury

Form 6045 and IRS Form 8832 (the “Ruby PR Tax Election Forms”) filed with the PR Treasury and IRS, as applicable.
(b)    Purchasers shall be primarily responsible for, and Seller shall cooperate with Purchasers in, the preparation of all necessary filings, certificates, instruments, agreements and other documents reasonably necessary or appropriate in order to effectuate the Conversions (including the Ruby PR Tax Election Forms). Seller shall review and, except with respect to the Ruby PR Tax Election Forms, cause each filing, certificate, instrument, agreement and other document legally required to effect the Conversions to be executed by an officer of the entity making such filing, certificate, instrument, agreement and other document.
(c)    At the effective time of the Conversions, the operating agreement of each of Ruby Automation, LLC and Ruby PR, LLC, shall be in form and substance as set forth on Exhibit E.
(d)    Subject to Seller’s compliance in all material respects with the foregoing provisions of this Section 1.06, nothing in this Section 1.06 shall impose any incremental liability on Seller or any of its Subsidiaries, directors, officers, managers, shareholders, employees or Affiliates, and all of the representations and warranties set forth in this Agreement with respect to the Company and its Subsidiaries shall be deemed to have been made without regard to the Conversions and the other matters contemplated by this Section 1.06.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the exceptions set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchasers as of the Effective Date and as of the Closing Date as follows:
Section 2.01.    Organization.
(a)    Seller is a corporation duly organized and validly existing under the Laws of the State of Connecticut, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b)    The Company is a corporation duly organized and validly existing under the Laws of the State of Connecticut, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Seller has heretofore made available to Purchasers a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company.

(c)    Section 2.01(c)(i) of the Disclosure Schedule sets forth the name of each Subsidiary of the Company as of the Effective Date, and, with respect to each such Subsidiary of the Company, the type of entity and the jurisdiction in which it is incorporated or organized. Except for the Subsidiaries listed on Section 2.01(c)(i) of the Disclosure Schedule and the Person listed on Section 2.01(c)(ii) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any corporation, partnership, joint venture, other business entity or Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Seller has heretofore made available to Purchasers a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of each of the Subsidiaries of the Company.
(d)    Seller is the record and beneficial owner of the Shares and has good and valid title to the Shares, free and clear of all Liens, other than Liens to be released at or before Closing. Seller has the right, authority and power to sell, assign and transfer the Shares to Purchasers. Upon delivery to Purchasers of certificates for the Shares at the Closing and Purchasers’ payment of the Estimated Purchase Price, Purchasers shall acquire good, valid and marketable title to the Shares, free and clear of any Lien other than any Liens created by Purchasers. The authorized shares of the Company consist of 5,000 common shares, no par value, of which 1,000 common shares, constituting the Shares, are issued and outstanding. Section 2.01(d) of the Disclosure Schedule lists (i) the authorized Equity Securities of each Subsidiary of the Company and (ii) the number and kind of Equity Securities of each of the Company’s Subsidiaries that are issued and outstanding as of the Effective Date and the equity holders of record and beneficial owners thereof. All of the outstanding Equity Securities of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and in the case of its Subsidiaries, each such Equity Security is owned by the Company, free and clear of any Lien, other than Liens to be released at or before Closing. Except as set forth on Section 2.01(d) of the Disclosure Schedule and for the rights granted to Purchasers under this Agreement, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (w) share of capital stock or other equity or ownership interest; (x) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (y) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (z) bond, debenture or other Indebtedness having the right to vote or that is convertible or exchangeable for securities having the right to vote. All of the outstanding Equity Securities of the Company and each of its Subsidiaries have been offered, sold and delivered by the Company or a Subsidiary of the Company in compliance with all applicable federal and state securities Laws. Except as set forth on Section 2.01(d) of the Disclosure Schedule and for rights granted to Purchasers under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer, or to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.
Section 2.02.    Authority; Enforceability. Seller has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action of Seller, and no other corporate proceedings on the part of Seller are necessary pursuant to its Organizational Documents or the Laws of the State of Connecticut to authorize this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement has been duly executed and delivered by Seller, and each Ancillary Agreement to which Seller is a party, when executed and delivered by Seller, will be duly executed and delivered by Seller and, assuming due authorization, execution and delivery by all applicable counterparties, constitutes or will constitute a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the General Enforceability Exceptions. No approval of any equityholder(s) of Seller is required in connection with the Acquisition under Seller’s Organizational Documents, applicable Law or any listing agreement with the New York Stock Exchange or any shareholder’s agreement or similar Contract with any equityholder(s) of Seller by which Seller, the Company or any of its Subsidiaries is bound.
Section 2.03.    Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party does not and will not (a) conflict with or violate the Organizational Documents of Seller, the Company or the Company’s Subsidiaries, (b) assuming that all consents, approvals and authorizations set forth on Section 2.04(a) of the Disclosure Schedule or otherwise contemplated by Section 2.04 have been obtained and all filings described in Section 2.04 have been made, conflict with or violate any Law applicable to Seller, the Company or the Company’s Subsidiaries, or by which any material property or asset of Seller or the Company or any of its Subsidiaries is bound or affected or (c) assuming that all consents, approvals and authorizations set forth on Section 2.04(a) of the Disclosure Schedule or otherwise contemplated by Section 2.04 have been obtained and all filings described in Section 2.04 have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), require any consent of or notice to any Person pursuant to, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of Seller or the Company or any of its Subsidiaries under, or result in the creation of any Lien on any property, asset or right of Seller or the Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument or obligation or other material Contract to which Seller or the Company or any of its Subsidiaries is a party or by which Seller or the Company or any of its Subsidiaries or any of their respective material properties, assets or rights are bound or affected.
Section 2.04.    Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Seller of the Transactions does not and will not require Seller, the Company or any of its Subsidiaries to file, seek or obtain any material consent, approval, authorization, order or permit of, action by, filing with or notification to, any Person, except for (a) those consents, approvals and authorizations set forth on Section 2.04(a) of the Disclosure Schedule, (b) any filings required to be made under the HSR Act, (c) compliance with and filings by Seller with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (d) those consents, approvals and authorizations required in connection with the Conversions.
Section 2.05.    Financial Statements.
(a)    Section 2.05(a)(i) of the Disclosure Schedule sets forth (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and December 31, 2018 and the audited consolidated statements of income, operations and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018, together with all related notes and schedules thereto, accompanied by the reports thereon of Seller’s independent auditors (collectively, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 29, 2019 and the related unaudited consolidated statements of income, operations and cash flows of the Company and its Subsidiaries for the period then ended (collectively, the “Unaudited Financial Statements,” and together with the Audited Financial Statements, collectively, the “Financial Statements”). Except as set forth on Section 2.05(a)(ii) of the Disclosure Schedule, (i) the Audited Financial Statements are correct and complete in all material respects and have been prepared based on the books and records of the Company and its Subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods indicated and (ii) the Unaudited Financial Statements are correct and complete in all material respects and have been prepared based on the books and records of the Company and its Subsidiaries and in accordance with GAAP applied on a consistent basis with the audited consolidated financial statements of Seller included in Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 throughout the periods indicated, subject, in the case of the

Unaudited Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which are material to the Company and its Subsidiaries. The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein. The Standalone Cost Allocations and Assumptions (i) have been properly presented on the bases described in the Additional Financial Data, (ii) were prepared on a reasonable basis and in good faith, and (iii) reasonably estimate the costs and expenses of the Company and its Subsidiaries operating on a standalone basis.
(b)    Neither the Company nor any of its Subsidiaries has any Liability of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except (i) as and to the extent adequately reflected, accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2018 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet,” and the date of such Balance Sheet, the “Balance Sheet Date”), and (ii) for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.
(c)    The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. Except as set forth on Section 2.05(c) of the Disclosure Schedule, the books of account and financial records of the Company and its Subsidiaries are held in the possession of the Company and will be available to Purchasers at or immediately following the Closing.
Section 2.06.    Events Subsequent to Financial Statements. Since the Balance Sheet Date, other than in connection with or in preparation for the Acquisition or the Conversions or as set forth on Section 2.06 of the Disclosure Schedule, (i) Seller and the Company and its Subsidiaries have conducted the Business only in the ordinary course consistent with past practice, (ii) there has been no change or development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (iv) none of the Company or any of its Subsidiaries has taken any action that, if taken after the Effective Date, would constitute a breach of any of the covenants set forth in Section 4.02.
Section 2.07.    Taxes.
(a)    Except as set forth on Section 2.07(a) of the Disclosure Schedule, the Company and each of its Subsidiaries have (i) timely filed (or caused to be filed) all Tax Returns that they were required to be filed and such Tax Returns were true, complete and correct in all material respects, (ii) timely and fully paid (or caused to be paid) all Taxes (whether or not shown as due on such Tax Returns) due and payable and

(iii) made provision in the Unaudited Financial Statements, in accordance with GAAP, for all Taxes not yet due or owing and not otherwise paid through the Effective Date. The aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries (A) for all Tax periods ending on or before the date of the most recent Financial Statements is reflected in the most recent Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes) and (B) for all Tax periods (or portions thereof) ending on or before the Closing Date will not exceed the aggregate amount of the unpaid Tax liabilities of the Company and its Subsidiaries as reflected on the Financial Statements as of the date of the most recent Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business for the period from the date of the most recent Financial Statements to and including the Closing Date consistent with the past custom and practice of the Company and its Subsidiaries.
(b)    Except as set forth on Section 2.07(b) of the Disclosure Schedule, (i) no Tax audits or administrative or judicial Tax proceedings are pending or being conducted by a Taxing Authority with respect to the Company or any of its Subsidiaries, and to Seller’s Knowledge, there has been no proposed or threatened Action in respect of any Tax, and there are no matters under discussion with any Governmental Authority with respect to the liability of the Company or any of its Subsidiaries with respect to Taxes, (ii) all deficiencies asserted or assessments made or proposed against the Company or any of its Subsidiaries with respect to Taxes have been timely paid in full, (iii) none of Seller (with respect to the Company and its Subsidiaries) or the Company or any of its Subsidiaries has been audited by any Taxing Authority during the last three (3) years, and no change or adjustment has been required in connection with any such audit during the last three (3) years, and (iv) none of Seller (with respect to the Company and its Subsidiaries) or the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request for any such extension or waiver is currently pending.
(c)    There are no Liens for unpaid Taxes on the assets of, or equity interests in, the Company or any of its Subsidiaries, except for Permitted Liens.
(d)    Except as set forth on Section 2.07(d) of the Disclosure Schedule, no power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes that is currently in force.
(e)    The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws pertaining to Taxes, including all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes, and information reporting and record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).
(f)    Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing, Tax receivable, Tax indemnity or any similar Contract relating to Taxes (other than any customary agreements with unaffiliated customers, vendors, lenders, lessors or the like entered into in the ordinary course of business for which Taxes is not the principal subject matter). Neither the Company nor any of its Subsidiaries is a party to any closing agreement, gain recognition agreement, offer in compromise or any other agreement with any Governmental Authority.
(g)    Neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” as defined in Section 1504 of the Code (other than a group the common parent of which was the Company or Seller) or (ii) has any liability for Taxes of any Person (other than a group or member of a group the common parent of which was the Company or Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee, successor or by Contract (other than any customary agreements with unaffiliated customers, vendors, lenders, lessors or the like entered into in the ordinary course of business for which Taxes is not the principal subject matter). There is no pending claim for a refund of any Taxes of the Company or any of its Subsidiaries.
(h)    Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) or taken a position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of Tax under Section 6662 of the Code (or any similar provision of applicable state, local or foreign Law). No Tax rulings have been applied for (or received) that relate to the Company or any of its Subsidiaries.
(i)    Section 2.07(i) of the Disclosure Schedule lists the federal and state income tax classification of the Company and each of its Subsidiaries for each tax period since its formation.
(j)    Neither the Company nor any of its Subsidiaries has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of, without duplication: (i) any change in method of accounting for Tax purposes made on or prior to the Closing (including by reason of Section 481 or 263A of the Code or any similar provisions of applicable state, local or foreign Law); (ii) any prepaid amount or deferred revenue received on or prior to the Closing Date; (iii) Section 965 of the Code; (iv) any election made prior to the Closing (including an election under Section 108(i) of the Code); (v) any installment sale or open transaction made, or other transaction or event that occurred, on or prior to the Closing Date, or (vi) a deferred intercompany transaction or “excess loss account” within the meaning of Treasury Regulations issued under Section 1502 of the Code (or any similar provision of applicable state, local or foreign Law).
(k)    Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described or intended to be described in Section 355 of the Code.

(l)    Neither the Company nor any of its Subsidiaries (i) is or was subject to Tax in a country outside of the country in which it is organized, (ii) currently has or has ever had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business or other connection or nexus in a country other than the country in which it is organized or (iii) has received a claim from a Governmental Authority that it is or may be subject to Tax, or required to file a Tax Return, in a jurisdiction in which it does not currently file Tax Returns.
(m)    Seller is a corporation organized in the State of Connecticut that (i) owns one hundred percent (100%) of the common shares (by vote and value) of the Company (the “Company Shares”) and (ii) will, subject to the terms hereof, sell all of the Company Shares (including any other interests in the Company treated as equity for U.S. federal income tax purposes) that it directly or indirectly holds on the Closing Date.
(n)    For purposes of this Section 2.07, where the context permits, each reference to the Company or its Subsidiaries shall include a reference to any other Person for whose Taxes the Company or its Subsidiaries is liable under Law.
Section 2.08.    Litigation. Except as set forth on Section 2.08 of the Disclosure Schedule, there are no Actions or Governmental Orders pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries that would reasonably be expected to result in damages that would exceed in any individual case, an amount of $100,000. Except as set forth in Section 2.08 of the Disclosure Schedule, during the past three (3) years there have been no Actions or Governmental Orders pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries that would reasonably be expected to result in damages that would exceed in any individual case, an amount of $200,000. Except as set forth on Section 2.08 of the Disclosure Schedule, there are no, and for the past three (3) years there have been no, Actions or Governmental Orders pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries that would reasonably be expected to result in any material injunctive or equitable relief being granted against the Company or any of its Subsidiaries. There is no Action or Governmental Order pending or, to the Knowledge of Seller, threatened seeking to prevent, hinder, modify, delay or challenge the Transactions. Except as set forth on Section 2.08 of the Disclosure Schedule, there is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of Seller, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the Transactions. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
Section 2.09.    Compliance with Law; Permits.
(a)    Except as set forth on Section 2.09(a) of the Disclosure Schedule, since January 1, 2016, the Company and each of its Subsidiaries have complied in all material respects with all Laws applicable to them and their respective properties and the Business as presently conducted. Except as set forth on Section 2.09(a) of the Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Company, its Subsidiaries or the Business is pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same.
(b)    Except as set forth on Section 2.09(b) of the Disclosure Schedule, the Company and each of its Subsidiaries have all governmental permits, licenses, registrations, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct the Business as presently conducted (collectively, the “Permits”), except as would not be material to the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have filed or caused to be filed all reports, notifications and filings with, and have paid all fees to, the applicable Governmental Authority necessary to maintain, and otherwise maintained, all of the Permits in full force and effect through Closing. The Company and each of its Subsidiaries are in compliance in all material respects with all of the Permits, all of which Permits are in full force and effect. There are no Actions pending or, to Seller’s Knowledge, threatened, that may result in the revocation, cancellation or suspension, or any adverse modification, of any of the Permits. The Company and its Subsidiaries will continue to have the use and benefit of all Permits immediately following consummation of the Transactions. No Permit is held in the name of any employee, officer, director, stockholder or agent on behalf of the Company or any of its Subsidiaries.
Section 2.10.    Employee Benefits.
(a)    Section 2.10(a) of the Disclosure Schedule sets forth a true and complete list of (i) all “employee benefit plans,” as defined in section 3(3) of ERISA and (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, welfare benefit, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, in each case, in respect of any present or former employees, directors, officers, consultants or independent contractors of the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers or contributions or with respect to which the Company or any Subsidiary has any direct or contingent obligation (all of the above being collectively referred to as the “Employee Plans”). Section 2.10(a) of the Disclosure Schedule indicates each Employee Plan sponsored by (A) Seller (the “Seller Plans”) or (B) solely by the Company or its Subsidiaries (the “Company Plans”). Seller has delivered to Purchasers true and complete copies of (v) each Employee Plan (or, in the case of any unwritten Employee Plans, descriptions thereof), (w) the most recent determination letters from the IRS with respect to the Employee Plans (as applicable), (x) the most recent summary plan description for each Employee Plan for which such a summary plan description is required, (y) the most recent Form 5500 filed for each Employee Plan, and (z) all material correspondence with any Governmental Authority in the past three (3) years relating to any Employee Plan.
(b)    Each Employee Plan has been maintained, operated, and administered in all material respects in compliance with its terms and all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of section 3(21) of ERISA) by ERISA with respect to the Employee Plans that have resulted in or would reasonably be expected to result in any Liability or excise tax under ERISA or the Code being imposed on the Company or its Subsidiaries.
(c)    Each Employee Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of section 501(a) of the Code, and nothing has occurred that would adversely impact the tax-qualified status of any such Employee Plan.
(d)    Except as set forth on Section 2.10(d) of the Disclosure Schedule, neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to (i) a “defined benefit plan” as defined in section 3(35) of ERISA or a pension plan subject to the funding standards of section 302 of ERISA or section 412 of the Code, or (ii) a “multiemployer plan” as defined in section 3(37) of ERISA or section 414(f) of the Code that, in each case, would reasonably be expected to result in any liability to the Company after the Closing. No Employee Plan provides post-employment welfare benefits to any employee of the Company or any Subsidiary except to the extent required by Section 4980B of the Code.
(e)    Except as set forth on Section 2.10(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Transactions (other than the Conversions) would reasonably be expected to (either alone or in combination with another event) (i) result in any payment or benefit from the Company or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former employee, worker or individual independent contractor of the Company or any of its Subsidiaries, (ii) increase any benefit otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefit from the Company or any of its Subsidiaries to any current or former employee or individual independent contractor of the Company or any of its Subsidiaries. Except as set forth on Section 2.10(e) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of the Acquisition by any current or former employee, officer or director of the Company or any of its Subsidiaries or Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) could reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code).
(f)    No Action with respect to the administration or the investment of the assets of any Employee Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(g)    Each Company Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time. The Company and its Subsidiaries have no obligation to gross up, reimburse or indemnify any Person for any Tax incurred pursuant to Section 409A or 4999 of the Code.
(h)    Except as set forth on Section 2.10(h) of the Disclosure Schedule, the Employees, together with the services to be made available to Purchasers pursuant to the Transition Services Agreement, constitute all of the employees necessary for the Company and its Subsidiaries to carry on the Business immediately following the Closing as currently conducted.
Section 2.11.    Labor Relations. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. Neither the Company nor any of its Subsidiaries is currently experiencing any strike, slowdown, picketing or work stoppage and there has been no such event since January 1, 2016. There is no current lockout of any employees by the Company or any of its Subsidiaries and there has been no such event since January 1, 2016. There is no organizational effort presently being made or, to Seller’s Knowledge, threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries and there has been no such effort since January 1, 2016. Except as set forth on Section 2.11 of the Disclosure Schedule, the Company and its Subsidiaries have complied in all material respects with applicable Laws relating to employment. Except as set forth on Section 2.11 of the Disclosure Schedule, (i) there is no Action pending or, to Seller’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries by any current, former or prospective employee that would reasonably be expected to result in damages that would exceed in any individual case, an amount of $100,000 or that would otherwise reasonably be expected to result in any material non-monetary relief being granted against the Company or any of its Subsidiaries, and (ii) there have been no Actions in the past three (3) years that would reasonably be expected to result in damages that would exceed, in any individual case, an amount of $200,000, or that would otherwise reasonably be expected to result in any material non-monetary relief being granted against the Company or any of its Subsidiaries. All employees of the Company and its Subsidiaries are legally entitled to work in the jurisdictions in which they provide services and all service providers have been properly classified as employees or independent contractors.
Section 2.12.    Real Property.
(a)    Section 2.12(a) of the Disclosure Schedule sets forth a true, and complete list of all the common addresses of the Owned Real Property and the Leased Real Property. The Real Property, together with easements appurtenant thereto, comprises all real property interests used in the conduct of the Business. The Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property and to all of the buildings, structures and other improvements thereon, free and clear of all Liens, other than Permitted Liens.
(b)    Each Leased Real Property is used or occupied by the Company or its Subsidiaries, as applicable, for purposes relating to the Business pursuant to a Lease. A true and complete copy of each Lease has been made available to Purchasers. Each Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or the Subsidiary of the Company that is a party thereto, and, to the

Knowledge of Seller, each other party thereto, subject to the General Enforceability Exceptions, and there are no existing material breaches or defaults of the Company or its Subsidiaries, as applicable, of any provision in any Lease, and, to the Knowledge of Seller, no event has occurred and no circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such material breach or material default.
(c)    No material portion of any parcel of Owned Real Property or Leased Real Property is subject to any Governmental Order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of Seller, has any such condemnation, expropriation or taking been proposed.
(d)    There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property. There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
Section 2.13.    Intellectual Property.
(a)    Section 2.13(a) of the Disclosure Schedule sets forth a true and complete list of each item of Company Intellectual Property that is registered with (i) or subject to application for registration with any Governmental Authority, indicating for each such item the registration or application number and the applicable filing jurisdiction and
(ii) any Internet domain name registrar (collectively, “Company Registered Intellectual Property”). Except as set forth on Section 2.13(a) of the Disclosure Schedule, no item of Company Intellectual Property is licensed by the Company or its Subsidiaries to any unaffiliated third party, except for non-exclusive licenses granted in the ordinary course of business. The Company Registered Intellectual Property (excluding pending applications contained within the Company Registered Intellectual Property) has not been abandoned, canceled or adjudicated invalid, and no pending application contained within the Company Registered Intellectual Property has been abandoned. The Company Intellectual Property is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or any Subsidiary’s (as applicable) use thereof or rights thereto. Except as set forth on Section 2.13(a) of the Disclosure Schedule, there is no Action pending or, to Seller’s Knowledge, threatened against Seller, the Company or its Subsidiaries concerning the ownership, validity, registrability, enforceability, infringement or use of, or licensed right to use, any Company Intellectual Property.
(b)    The development, manufacture, sale, distribution or other commercial exploitation of products designed by the Company or its Subsidiaries, and the provision of any services, by or on behalf of the Company and the Subsidiaries, and the operation of the Business, in each case, as conducted on the Effective Date and as conducted in the past six (6) years (i) does not infringe upon or, misappropriate, and has not infringed upon or misappropriated, any Intellectual Property of any third party and (ii) does not constitute unfair competition or trade practices under the applicable Laws of the United States. To Seller’s Knowledge, except as set forth on Section 2.13(a) of the Disclosure Schedule, no third party is infringing any Company Intellectual Property right.
(c)    Except as set forth on Section 2.13(a) of the Disclosure Schedule, except as provided to the Company and the Subsidiaries in connection with the Transition Services Agreement or the Transitional Trademark License Agreement, the Company or the Subsidiaries own or otherwise hold valid rights to use all Intellectual Property used in the operation of the Business as of the Effective Date.
(d)    (i) The Company and the Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets used in and material to the Business, including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to such trade secrets, (ii) no such trade secrets have been disclosed or authorized to be disclosed to any Person other than to employees of the Company or its Subsidiaries for use in connection with the Business or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries, and (iii) no unauthorized disclosure of any such trade secrets has occurred.
(e)    All material Company Intellectual Property used by the Company and the Subsidiaries in the operation of the Business conducted as of the Effective Date was conceived, authored or otherwise created solely by either employees of the Company or the Subsidiaries acting within the scope of their employment, or independent contractors of the Company or the Subsidiaries pursuant to agreements containing an assignment of Intellectual Property to the Company or the Subsidiaries.
(f)    (i) The Company or a Subsidiary, as the case may be, owns or has rights to access and use all computer hardware, servers, networks, and data communication lines used in connection with the operation of and material to the Business conducted as of the Effective Date (“Information Technology Systems”), and (ii) the Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to secure such Information Technology Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of such Information Technology Systems.
(g)    The Information Technology Systems used in and material to the operation of the Company and its Subsidiaries are (i) adequate in all material respects for their intended use and for the operation of the Business operated as of the Effective Date, and (ii) free of all viruses, worms, Trojan horses and other known contaminants, and do not contain any bugs, errors or problems of a nature, that would materially disrupt the operation of such Information Technology Systems.

Section 2.14.    Material Contracts.
(a)    Section 2.14(a) of the Disclosure Schedule sets forth a true and complete list of all of the following types of Company Contracts (the “Material Contracts”):
(i)    any Company Contract relating to Indebtedness of the Company or its Subsidiaries in excess of $250,000;
(ii)    any Company Contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or market, or restricting the right of the Company or any of its Subsidiaries to sell to or purchase from any Person or to hire any Person;
(iii)    any Company Contract granting to any Person a first-refusal, first-offer, “most favored nation” rights, special discount rights or similar preferential right to purchase or acquire any right, asset or property of the Company or any of its Subsidiaries;
(iv)    any Company Contract with any Governmental Authority;
(v)    any joint venture or partnership, merger, asset or stock purchase or other Contract relating to any acquisition or divestiture involving the Company or any of its Subsidiaries, other than Company Contracts that were executed more than ten (10) years prior to the date of this Agreement pursuant to which there are no, and the Company does not expect there to be any, continuing material liabilities of the Company or any of its Subsidiaries or any material non-monetary relief against the Company or any of its Subsidiaries;
(vi)    any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;
(vii)    any Company Contract relating to settlement of any Action or Governmental Order (A) with payments in excess of $100,000, or (B) that contains continuing material non-monetary obligations, prohibitions or restrictions binding on the Company or any of its Subsidiaries;
(viii)    any Company Contract with any labor union;
(ix)    any Company Contract under which Company Intellectual Property is licensed by the Company or its Subsidiaries to an unaffiliated third party;
(x)    any Company Contract (other than non-exclusive licenses to software that are subject to “shrink-wrap” or “click-through” license agreements or standard commercial terms, including any software installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by the Company or any Subsidiary of Company) under which Intellectual Property material to the Company conducting the Business as of the Effective Date is licensed by an unaffiliated third party to the Company or its Subsidiaries;
(xi)    any Company Contract with any Top Customer or Top Supplier;
(xii)    any Company Contract under which the Company or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party and which (A) has future required scheduled payments in excess of $100,000 per annum and (B) is not terminable by the Company or any of its Subsidiaries upon notice of ninety (90) days or less;
(xiii)    any Company Contract under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or any of its Subsidiaries and which (A) has future required scheduled payments in excess of $100,000 per annum and (B) is not terminable by the Company or any of its Subsidiaries upon notice of ninety (90) days or less; and
(xiv)    any other Company Contract not included in clauses (i) through (xiii) above, which (A) has required future scheduled payments (absent a material breach thereof) to or by the Company or any of its Subsidiaries in excess of $250,000 per annum and (B) is not terminable by the Company or any of its Subsidiaries upon notice of ninety (90) days or less, other than Company Contracts related to employee benefits and Leases, which are addressed in Section 2.10 and Section 2.12.
(b)    Each Material Contract is in full force and effect, and is a legal, valid, binding and enforceable obligation of the Company or any of its Subsidiaries party thereto, as applicable, enforceable in accordance with its terms subject to the General Enforceability Exceptions. Neither the Company nor its Subsidiaries nor, to Seller’s Knowledge, any other Person is in material breach or violation of, or default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default. Except as set forth on Section 2.14(b) of the Disclosure Schedule, Seller has made available to Purchasers true and complete copies of all Material Contracts, including any amendments thereto.
Section 2.15.    Environmental Matters. Except as set forth on Section 2.15 of the Disclosure Schedule:
(a)    the Company and each of its Subsidiaries are, and during the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws;

(b)    none of Seller, the Company or any of its Subsidiaries has received any written claim, complaint or citation or other written notice (including any demand letters or requests for information) concerning any violation or alleged violation of, or Liability or alleged Liability under, any applicable Environmental Law relating to the operation of the Business that has resulted in or would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries that are no longer outstanding;
(c)    there are no Governmental Orders outstanding, or any Actions pending or, to Seller’s Knowledge, threatened against the Company or any of its Subsidiaries concerning the compliance by the Company or any of its Subsidiaries with or liability under any Environmental Law;
(d)    neither the Company nor its Subsidiaries nor, to Seller’s Knowledge, any other Person has Released any Hazardous Substances at the Real Property or any properties formerly owned or operated by the Company or its Subsidiaries in such manner as would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries under applicable Environmental Laws;
(e)     there are no Hazardous Substances present in, on, under, or at the Real Property or any real property formerly owned, leased, or operated by the Company or any of its Subsidiaries or any predecessors thereof that has resulted in or would reasonably be expected to result in material liability to the Company or any of its Subsidiaries; and
(f)    the Company has made available to Purchasers true, correct and complete copies of all material environmental or health and safety assessments, investigations, studies, audits, tests, reviews or other similar documents with respect to any liability of or conditions at the Real Property.
Section 2.16.    Absence of Certain Commercial Practices; Anti-Corruption; Sanctions Laws.
(a)    At no time since January 1, 2016, has the Company or any of its Subsidiaries or any of its or their respective directors, officers, employees, agents, representatives, consultants or other Persons acting for or on behalf of the Company or any of its Subsidiaries (i) violated any applicable Law relating to anti-bribery or anticorruption or that otherwise prohibits the corrupt payment to any government or public officials, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010 (all such applicable Laws, “Anticorruption Laws”), (ii) directly or indirectly, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (A) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Authority), (B) any political party or employee or director thereof, or (C) any candidate for a political position or any political subdivision for the purpose of (1) influencing any act or decision of such Person described in clause (A), (B) or (C) above, including a decision to not comply with his, her or its official duties, (2) inducing such Person described in clause

(A), (B) or (C) above to act or fail to act in violation of his, her or its legal duties, or (3) causing such Person described in clause (A), (B) or (C) above to influence any act or decision of any Governmental Authority in order to obtain or retain business or direct business toward any Person, and (iii) neither the Company nor any of its Subsidiaries has received any notice alleging any such violation or conducted any internal investigation with respect to any actual, potential or alleged violation of any Anticorruption Law.
(b)    At no time since January 1, 2016, has the Company or its Subsidiaries, or any of its or their respective directors, officers, employees, agents, representatives, consultants or other Persons acting for or on behalf of the Company or any of its Subsidiaries (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anticorruption Law, or (ii) been the subject of current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Anticorruption Laws, or received any notice, request, or citation for any actual or potential noncompliance with any Anticorruption Law.
(c)    At no time during the prior three (3) years has the Company or its Subsidiaries, or any of its or their respective directors, officers, employees, agents, representatives, consultants or other Persons acting for or on behalf of the Company or any of its Subsidiaries, been, and no such Person is currently: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws, or the applicable anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.
Section 2.17.    Title to Assets. The Company and its Subsidiaries have good and valid title to, or, in the case of leased assets, a valid leasehold interest in, or otherwise have a valid legal right to use, all of their respective tangible personal assets and properties reflected on the Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Balance Sheet Date. All of such owned assets are free and clear of any Liens, other than Permitted Liens. All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Except as set forth in Section 2.17 of the Disclosure Schedule, the assets owned or leased by the Company and its Subsidiaries, together with the rights and services to be made available to Purchasers pursuant to the Transition Services Agreement and the Transitional Trademark License Agreement, constitute all of the assets necessary for the Company and its Subsidiaries to carry on the Business immediately following the Closing as currently conducted.
Section 2.18.    Insurance. Section 2.18 of the Disclosure Schedule sets forth a true and complete list of all current casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits (solely with respect to occurrence based policies) for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Seller has not received notice of, nor to the Knowledge of Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Section 2.18 of the Disclosure Schedule identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the business and assets of the Company and its Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and its Subsidiaries are engaged. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not prevent Purchasers, the Company or any of its Subsidiaries from recovering under the occurrence-based insurance policies set forth on Section 2.18 of the Disclosure Schedule pursuant to, and, in accordance with, Section 6.05.
Section 2.19.    Related Party Transactions.
(a)    Except as set forth on Section 2.19(a) of the Disclosure Schedule, during each of the last three (3) years, none of the individuals set forth on Section 12.01(c) of the Disclosure Schedule and, to the Knowledge of Seller, none of the other directors and officers of Seller has or has had a direct or indirect material interest in any transaction, arrangement or other business dealing with the Company or any of its Subsidiaries, or a material interest in any competitor, supplier, licensor, lessor, distributor or customer of the Company or its Subsidiaries, other than ordinary course employment arrangements and business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.
(b)    Except for this Agreement and the Ancillary Agreements or as set forth on Section 2.19(b) of the Disclosure Schedule, there are no Contracts (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters) by and between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of Seller, any of the individuals set forth on Section 12.01(c) of the Disclosure Schedule, any of their respective Affiliates or, to the Knowledge of Seller, any of the other directors or officers of Seller or any of their respective Affiliates, on the other hand, other than ordinary course employment arrangements and business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.
(c)    Except as set forth on Section 2.19(c) of the Disclosure Schedule, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any of the individuals set forth on Section 12.01(c) of the Disclosure Schedule, any of their respective Affiliates or, to the Knowledge of Seller, any of the

other directors or officers of Seller or any of their respective Affiliates, on the other hand.
Section 2.20.    Accounts Receivable and Accounts Payable. All accounts receivable of the Company and its Subsidiaries shown on the Unaudited Financial Statements represent, and the accounts receivable of the Company and its Subsidiaries outstanding on the Closing Date will represent, valid receivables in respect of sales actually made or services actually performed in bona fide transactions. The reserves for accounts receivable set forth in the Unaudited Financial Statements have been calculated in accordance with GAAP, subject to normal and recurring year-end immaterial adjustments and the absence of notes, and were determined on a basis consistent with the Company’s and its Subsidiaries’ historical methods and past practices in establishing such reserves. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible net of the respective reserves shown on the Unaudited Financial Statements. Subject to such reserves, each account receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business consistent with past practice, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor. Except as set forth on Section 2.20 of the Disclosure Schedule, all accounts payable by the Company and its Subsidiaries to third parties reflected on the Unaudited Financial Statements have arisen in the ordinary course of business consistent with past practice and no such account payable in excess of $50,000 is delinquent by its terms by more than ninety (90) days in its payment.
Section 2.21.    Inventory. All Inventory of the Company and its Subsidiaries is of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, below standard quality, or slow-moving items that have been written off or written down to fair market value or for which reserves have been established, in each case, as specifically reflected on the Unaudited Financial Statements. Except as specifically and adequately reflected in such reserves, none of such Inventory is obsolete, damaged, defective or of below standard quality. Inventory is recorded at the lower of cost or market in accordance with GAAP.
Section 2.22.    Product Warranties; Product Liability.
(a)    Except as set forth on Section 2.22(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries provides any guarantees, warranties (other than implied warranties provided under statutory or common law) or indemnities with respect to the performance or integrity of any of the products sold, manufactured, distributed or delivered by the Company or its Subsidiaries. Except as set forth on Section 2.22(a) of the Disclosure Schedule (and except for other liabilities for which and to the extent there is a specific reserve reflected in the Balance Sheet), there are no Actions outstanding, pending or, to the Knowledge of Seller, threatened, and during the previous three (3) years no claims have been submitted to the Company or its Subsidiaries, for breach of any guarantee or warranty relating to any products sold, manufactured, distributed or delivered by the Company or any of its Subsidiaries. There is no material design defect in any of the products the Company or any of its Subsidiaries sells or distributes.
(b)    Except as set forth on Section 2.22(b) of the Disclosure Schedule (and except for other liabilities for which there is a specific reserve reflected in the Balance Sheet), there are no claims outstanding, pending, or, to the Knowledge of Seller, threatened, and during the previous three (3) years no claims have been submitted to the Company or its Subsidiaries, alleging that the Company or any of its Subsidiaries has any liability arising out of or relating to any personal injury to individuals or damage to property as a result of the ownership, possession or use of any products sold, manufactured, distributed or delivered by the Company or its Subsidiaries.
Section 2.23.    Brokers. Except for Robert W. Baird & Co. Incorporated and J.P. Morgan Securities LLC, the fees and expenses of which will be Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company. Neither the Company nor its Subsidiaries is a party to an engagement letter with Robert W. Baird & Co. Incorporated or J.P. Morgan Securities LLC with respect to the Acquisition or the Transactions.
Section 2.24.    Customers and Suppliers.
(a)    Section 2.24(a) of the Disclosure Schedule sets forth a true and complete list of (i) the names of the ten (10) largest customers for each segment of the Company and its Subsidiaries, measured by the amounts paid by such customers to the Company or its Subsidiaries during the twelve (12) months ended December 31, 2018 and the four (4) months ended April 26, 2019 (each, a “Top Customer”), (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. Except as set forth on Section 2.24(a) of the Disclosure Schedule, Seller has not received any notice of or otherwise has any reason to believe that any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries. None of such customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transactions.
(b)    Section 2.24(b) of the Disclosure Schedule sets forth a true and complete list of (i) the names of the ten (10) largest suppliers for each segment of the Company and its Subsidiaries (including Seller and its Affiliates), measured by amounts paid by the Company or its Subsidiaries to such suppliers during the twelve (12) months ended December 31, 2018 and the four (4) months ended April 26, 2019 (each, a “Top Supplier”), and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. Except as set forth on Section 2.24(b) of the Disclosure Schedule, Seller has not received any notice and does not otherwise have any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including Seller and its Affiliates), or that any such supplier (including Seller and its Affiliates) will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases. No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Transactions.
Section 2.25.    Bank Accounts. Section 2.25 of the Disclosure Schedule contains a true, complete and correct list of (a) all banks or other financial institutions with which the Company or any of its Subsidiaries has an account or maintains a lock box or safe deposit box, showing the type of each such account, lock box and safe deposit box and (b) the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.
Section 2.26.    Privacy and Security.
(a)    Except as set forth on Section 2.26(a) of the Disclosure Schedule, the Company and each of its Subsidiaries complies (and requires and monitors the compliance of applicable third parties) in all material respects with all applicable U.S., state, foreign and multinational Laws (including, and to the sole extent it would be applicable to the relevant processing operations implemented by the Company and each of its Subsidiaries, Regulation (EU) 2016/679 of the European Parliament and Council of 27 April 2016 (General Data Protection Regulation), the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto), the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5) relating to privacy or data security, and reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”), whether any of same is accessed or used by the Company or its Subsidiaries or any of their respective business partners; (ii) non-personally identifiable information, whether any of same is accessed or used by the Company or its Subsidiaries or any of their respective business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.
(b)    Except as set forth on Section 2.26(b) of the Disclosure Schedule, the Company and its Subsidiaries post all policies with respect to the matters set forth in Section 2.26(a) on their respective Websites in conformance with Privacy Laws, and neither the Company nor any of its Subsidiaries uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.

(c)    (i) To Seller’s Knowledge, the advertisers and other Persons with which the Company or its Subsidiaries have contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) neither the Company nor any of its Subsidiaries serves advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) neither the Company nor any of its Subsidiaries has received (and Seller does not have Knowledge of) a material volume of consumer complaints relative to Software downloads that resulted in the installation of the Company’s or any of its Subsidiaries’ respective tracking technologies.
(d)    The Company and its Subsidiaries take commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no material breaches of same. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.
Section 2.27.    No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Article 2 and in any Ancillary Agreement delivered by Seller pursuant to this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to the Shares, the Company, the Company’s Subsidiaries, the Business or the Transactions. The representations and warranties made in this Article 2 and in any Ancillary Agreement with respect to Seller, the Shares, the Company, the Company’s Subsidiaries, the Business and the Transactions are in lieu of all other representations and warranties Seller might have given Purchasers, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. Purchasers acknowledge that all other warranties that Seller or any Person purporting to represent Seller gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to Seller, the Shares, the Company, the Company’s Subsidiaries or the Business, are hereby expressly excluded. Except for the representations and warranties of Seller expressly set forth in this Article 2 and in any Ancillary Agreement delivered by Seller pursuant to this Agreement, Purchasers acknowledge that neither Seller nor any other Person will have, or be subject to, any Liability or indemnification obligation to Purchasers or any other Person resulting from, and Purchasers are not relying on, the distribution in written or oral communication to Purchasers, or use by Purchasers, of any information, documents, projections, forecasts or other material made available to Purchasers in the Datasite, confidential information memoranda or management interviews and presentations in furtherance of the Transactions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Each Purchaser hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:
Section 3.01.    Organization. Such Purchaser is duly organized, validly existing and in good standing under the Laws of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 3.02.    Authority; Enforceability. Such Purchaser has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions. The execution and delivery by such Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Purchaser of the Transactions have been duly authorized by all necessary action on the part of such Purchaser and the holders of any equity interests thereof. This Agreement and each Ancillary Agreement to which such Purchaser is a party has been or will be duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery by all applicable counterparties, constitutes or will constitute a legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
Section 3.03.    Non-Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the Ancillary Agreements to which such Purchaser is a party does not and will not (a) conflict with or violate its certificate of incorporation or bylaws or comparable Organizational Documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described in Section 3.04 have been made, conflict with or violate any Law applicable to such Purchaser or by which such Purchaser or any of such Purchaser’s respective properties or assets are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event which with notice, lapse of time or both would become a default), require any consent of or notice to any Person pursuant to, or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of such Purchaser under, or result in the creation of any Lien on any property, asset or right of such Purchaser pursuant to, any Contract or permit or license to which such Purchaser is a party or by which such Purchaser or any of such Purchaser’s properties, assets or rights are bound or affected, except, in the case of (b) and (c) above, for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.
Section 3.04.    Consents. The execution, delivery and performance by such Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by such Purchaser of the Transactions do not and will not require such Purchaser to file, seek or obtain any consent, approval, authorization, order or permit of, action by, filing with or notification to, any Person, except for any consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.
Section 3.05.    Financing. Purchasers have delivered to Seller true and complete copies of (a) executed commitment letter(s) (as the same may be amended pursuant to Section 5.06, the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein for purpose of funding the Transactions (the “Debt Financing”) and (b) executed equity commitment letters (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the parties thereto (other than Purchasers) have committed, subject to the terms and conditions thereof, to provide equity financing in an aggregate amount set forth therein for purpose of funding the Transactions (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the Effective Date, none of the Financing Commitments has been amended, modified or terminated, and the respective commitments contained in the Financing Commitments have not been terminated, reduced, withdrawn, rescinded or replaced, and no such amendment, modification or termination of any Financing Commitment or such termination, reduction, withdrawal, rescission or replacement of the commitments thereunder is contemplated. As of the Effective Date, the Financing Commitments are in full force and effect and constitute the legal, valid, binding and enforceable obligation of Purchasers and, to the Knowledge of Purchasers, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. As of the Effective Date, there are no side letters, understandings or other agreements or arrangements, whether written or oral, relating (directly or indirectly) to the Financing or the Financing Commitments to which any Purchaser or any of its Affiliates are a party that have not been provided to Seller (provided, that any fee letter may be redacted in a customary way as to economic and “flex” provisions). As of the Effective Date, no Purchaser is in default under any provision of any Financing Commitment, and, to the Knowledge of Purchasers, no event has occurred that (with or without notice or lapse of time, or both) would constitute (A) reasonably be expected to constitute or result in a breach or default on the part of any Person under any Financing Commitment, or (B) would reasonably be expected to constitute or result in a failure to satisfy a condition precedent as set forth in any Financing Commitment. The Equity Financing Commitments expressly provide, and will continue to expressly provide until the earlier of the Closing and the valid termination of this Agreement in accordance with their respective terms, that Seller is a third-party beneficiary thereof that is entitled to cause Purchasers to obtain the Equity Financing provided for under the Equity Financing Commitments subject to the terms and conditions set forth therein and in this Agreement. As of the Effective Date, no Purchaser has received any notice or other communication from any party to any Financing Commitment with respect to (x) any actual or potential breach or default on the part of Purchasers or any other party to any Financing Commitment or (y) any actual or potential failure to satisfy any condition precedent set forth in any Financing Commitment. As of the Effective Date, assuming the accuracy of Seller’s representations and warranties set forth in Article 2 in all material respects and compliance by Seller with the covenants set forth herein in all material respects, and subject to the satisfaction of the conditions contained in Sections 9.01 and 9.02, Purchasers (i) have no reason to believe that they will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Financing Commitments, (ii) are not aware of any fact or occurrence that makes any of the representations or warranties of Purchasers in the Debt Financing Commitment inaccurate except where the failure of such representations and warranties to be true and correct has not prevented or materially delayed or would not reasonably be expected to prevent or materially delay Purchasers’ consummation of the Transactions and (iii) have no reason to believe that any portion of the Debt Financing will not be made available to Purchasers on the Closing Date. Purchasers have fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the Effective Date. Purchasers will have at Closing, subject to the satisfaction of the conditions contained in Sections 9.01 and 9.02, assuming the accuracy of Seller’s representations and warranties set forth in Article 2 in all material respects and assuming compliance by Seller with the covenants set forth herein in all material respects and subject to the funding under the Financing Commitments, together with other financial resources of Purchasers including cash, cash equivalents and marketable securities of Purchasers, sufficient cash for Purchasers to consummate the Acquisition upon the terms contemplated by this Agreement and pay all related fees and expenses. Such Purchaser affirms that it is not a condition to the Closing or to any of its other obligations of this Agreement that Purchasers obtain financing for or related to any of the Transactions.
Section 3.06.    Litigation. There is no Action pending against, or to Purchasers’ Knowledge, threatened against or affecting, such Purchaser that in any way challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.
Section 3.07.    Investment Intent. Such Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution of such Shares. Such Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Such Purchaser acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act, and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws. No Purchaser is an “interested shareholder” or an “affiliate” or “associate” of an “interested shareholder” of Seller as such terms are defined in Conn. Gen. Stat. Ann. § 33-840.
Section 3.08.    R&W Insurance Policy. Purchasers have entered into a binder evidencing coverage with respect to the R&W Insurance Policy, a true, complete and correct copy of which has been provided to Seller as of the Effective Date.
Section 3.09.    Limited Guaranty. Concurrently with the execution of this Agreement, Purchasers have delivered to Seller the Limited Guaranties. The execution, delivery and performance of each Limited Guaranty by the Guarantor party thereto have been duly and validly authorized by all requisite action by such Guarantor, and no other proceedings on the part of such Guarantor are necessary to authorize the execution, delivery or performance of such Limited Guaranty by such Guarantor. Each Limited Guaranty has been duly and validly executed and delivered by the Guarantor party thereto and is in full force and effect and constitutes a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms. There is no default under the Limited Guaranty by the Guarantors and no event has occurred which (with or without notice or lapse of time, or both) would constitute a default under the Limited Guaranties.
Section 3.10.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of a Purchaser.
ARTICLE 4
COVENANTS OF SELLER
Section 4.01.    Conduct of the Business. During the Pre-Closing Period, except as (i) set forth on Section 4.01 of the Disclosure Schedule, (ii) expressly provided in this Agreement or any Ancillary Agreement, (iii) required by applicable Law or (iv) consented to in writing by Purchasers, Seller shall cause each of the Company and its Subsidiaries to:
(a)    use commercially reasonable efforts to carry on the Business in the ordinary course consistent with past practice;
(b)    maintain its existence, and discharge debts, liabilities and obligations as they become due, and operate in compliance in all material respects with all applicable Laws, authorizations, contracts and agreements;
(c)    maintain its facilities and assets in the same state of repair, order and condition as they were on the Effective Date, reasonable wear and tear and sales of assets in the ordinary course excepted;
(d)    maintain its books and records in accordance with past practice;
(e)    use commercially reasonable efforts to preserve intact its present business organization and maintain its relations and goodwill with the suppliers, customers, employees and others having a business relationship with the Company and its Subsidiaries; and
(f)    timely file when due or otherwise required, subject to applicable extensions, all Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings and adequate reserves have been established in accordance with GAAP.
Section 4.02.    Negative Covenants.
(a)    During the Pre-Closing Period, except as (w) set forth on Section 4.02(a) of the Disclosure Schedule, (x) expressly provided in this Agreement or any Ancillary

Agreement, (y) required by applicable Law or (z) consented to in writing by Purchasers, Seller shall cause each of the Company and its Subsidiaries not to:
(i)    authorize, issue, pledge, transfer, sell, dispose of or subject to any Lien any capital stock or other securities or equity or ownership interests of the Company or any of its Subsidiaries, grant any option or other right to purchase securities of the Company or any of its Subsidiaries, issue or make any security convertible into shares or other equity or ownership interests of the Company or any of its Subsidiaries, grant any registration rights, or purchase, redeem, retire or make any other acquisition of any shares or other securities or equity or ownership interests of the Company or any of its Subsidiaries;
(ii)    amend, modify or otherwise change any of its Organizational Documents;
(iii)    declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other securities or equity or ownership interests;
(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities or equity or ownership interests, or make any other change with respect to its capital structure;
(v)    acquire any Person or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract or arrangement;
(vi)    sell, lease, license, remove or otherwise dispose of any assets or properties with a value in excess of $100,000, except (A) pursuant to existing Contracts or (B) Inventory in the ordinary course of business consistent with past practice;
(vii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;
(viii)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances in excess of $100,000 in the aggregate; provided, that in no event shall the Company or any of its Subsidiaries incur, assume or guarantee any long-term Indebtedness for borrowed money;
(ix)    acquire any property or assets with a value in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice pursuant to existing Contracts, or subject any property or asset of the Company to any Lien (other than Permitted Liens);

(x)    except in the ordinary course of business consistent with past practice, modify, amend, waive or consent to the termination of any Material Contract, or terminate, release, assign or waive any material rights or claims under, any Material Contract;
(xi)    adopt, enter into, or increase benefits or obligations under, any Employee Plan, except as required to comply with the terms of any such Employee Plan or Contract in existence as of the Effective Date or to comply with applicable Law;
(xii)    increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for normal merit and cost-of-living increases consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company or any of its Subsidiaries and who receive less than $100,000 in total annual cash compensation from the Company or any of its Subsidiaries, or grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Employee Plan;
(xiii)    enter into any Contract with any Related Party of Seller, the Company or any of its Subsidiaries;
(xiv)    make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law;
(xv)    authorize, or make any commitment with respect to any capital expenditure in excess of $100,000 that is not contemplated in the annual budget of the Company or its Subsidiaries approved by the board of directors of the Company or its Subsidiaries, a copy of which has been provided to Purchasers;
(xvi)    cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;
(xvii)    permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries, except where a substantially similar replacement policy is in effect;
(xviii)    permit the lapse of any Company Registered Intellectual Property as conducted by the Company or any of its Subsidiaries;
(xix)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;
(xx)    commence or settle any Action, except for the settlement of ordinary course employment-related Actions or workers’ compensation claims solely for monetary relief by the Company and its Subsidiaries in an amount not to exceed $25,000 individually;
(xxi)    make, change or revoke any Tax election, adopt or change any Tax accounting method or period, amend any Tax Return, or settle or compromise any Tax liability or any audits or other administrative actions or claims or proceedings with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, consent to any extension (other than in connection with the filing of a Tax Return in the ordinary course) or waiver of the limitation period applicable to any Tax claim or assessment, or file any Tax Return other than on a basis consistent with past practice (unless otherwise required by applicable Law) or enter into any closing agreement;
(xxii)    enter into any Intercompany Accounts or other arrangements with Seller and its Subsidiaries (other than the Company and its Subsidiaries), other than Intercompany Accounts and other such arrangements entered into on an arm’s-length basis; and
(xxiii)    enter into a Contract to do any of the foregoing.
(b)    During the Pre-Closing Period, except as consented to in writing in advance by Purchasers, Seller shall not, directly or indirectly, (i) transfer, assign, sell, pledge, dispose of or encumber any Shares or enter into any agreement or other arrangement relating thereto, (ii) grant to any Person any right to acquire any Shares, (iii) grant any proxies or powers of attorney with respect to any Shares or (iv) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Shares.
Section 4.03.    Access to Information; Confidentiality.
(a)    During the Pre-Closing Period and subject to the confidentiality obligations of Purchasers set forth in Section 5.01, Seller shall, or shall cause the Company and its Subsidiaries to, (i) give Purchasers and their Representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and its Subsidiaries relating to the Business and (ii) furnish to Purchasers, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information of the Company and its Subsidiaries relating to the Business as Purchasers may reasonably request, in the case of each of the foregoing, to the extent needed for the purpose of consummating the Acquisition, except that (A) Purchasers and their representatives will not have the right to perform any investigative procedures that involve physical disturbance or damage to the Owned Real Property or the Leased Real Property and (B) such access will not include any sampling of environmental media, including soil, surface water, groundwater, indoor air, ambient air or building materials. Any inspection pursuant to this Section 4.03 must be conducted in such a manner so as not to interfere unreasonably with the conduct of the businesses of Seller, the Company or its Subsidiaries, and in no event will any provision hereof be interpreted to require

Seller, the Company or any of its Subsidiaries to permit any inspection, or to disclose any information, that Seller determines in good faith, based on advice of counsel, may waive any attorney-client or similar privilege that Seller, the Company or its Subsidiaries may hold; provided, however, that Seller shall, and shall cause the Company to, use commercially reasonable efforts to make alternative arrangements to provide Purchasers with access to, or otherwise disclose, such information, including the entrance into customary common interest agreements. To the extent that Seller, the Company or any of its Subsidiaries incurs any out-of-pocket costs in processing, retrieving or transmitting any information pursuant to this Section 4.03, Purchasers shall reimburse Seller for the reasonable out-of-pocket costs thereof promptly upon submission to Purchasers of an invoice therefor accompanied by reasonable supporting documentation.
(b)    For a period of three (3) years following the Closing Date, Seller and its Affiliates shall hold, and shall cause their Representatives to hold, in confidence all information (written or otherwise) in any form or medium that is confidential, proprietary or otherwise not generally available to the public relating to the Company and its Subsidiaries or the Transactions (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Seller or its Affiliates or Representatives or (iii) lawfully and independently developed by Seller or its Affiliates or Representatives without use of, or reference to, the Confidential Information, and except that Seller may disclose Confidential Information to its Representatives in connection with their evaluation of the Transactions so long as such Representatives are informed by Seller of the nature of the Confidential Information and are required by Seller to hold such in confidence. If, for a period of three (3) years following the Closing Date, Seller or any of its Representatives are legally required to disclose any Confidential Information, Seller shall (A) promptly notify Purchasers of such legally required disclosure in order to permit Purchasers, at Purchasers’ sole cost and expense, to seek a protective order or take other appropriate action, and (B) cooperate as reasonably requested by Purchasers in Purchasers’ efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at Purchasers’ sole cost and expense; provided, however, that Seller or any of its Representatives shall only disclose Confidential Information to the extent its counsel advises is necessary to comply with applicable Law.
Section 4.04.    Third-Party Consents. Without limiting the effect of Section 6.01, Seller shall use commercially reasonable efforts to promptly obtain all authorizations, consents, approvals and waivers of, and give all notices to, each third party that may be necessary or desirable, in the reasonable discretion of Purchasers, in connection with the Transactions, it being understood that (a) except as set forth on Section 9.02(c) of the Disclosure Schedule, obtaining any such authorizations, consents, approvals and waivers, or giving of such notices, is not a condition to the obligations of Purchasers under this Agreement, including the obligation to effect the Closing and (b) in connection with obtaining any such authorizations, consents, approvals and waivers, or the giving of any notices, in each case, other than any authorization, consent, approval, waiver or notice with respect to the matters set forth on Section 9.02(c) of the

Disclosure Schedule, in no event will Seller be required to incur any out-of-pocket costs or any other obligation or Liability unless de minimis in nature.
Section 4.05.    Financing.
(a)    During the Pre-Closing Period, Seller, the Company and the Company’s Subsidiaries shall, and shall direct their respective Representatives, including legal, tax, regulatory and accounting advisors to, use commercially reasonable efforts to provide to Purchasers all assistance and cooperation reasonably requested by Purchasers and/or the Financing Sources in connection with the arrangement and closing of the Debt Financing at Purchasers’ sole cost and expense, including:
(i)    participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and actual and/or prospective lenders and purchasers of, the Financing and the Chief Executive Officer, Chief Financial Officer and other members of senior management and Representatives of the Company), presentations, road shows, due diligence and drafting sessions and sessions with actual and/or prospective Debt Financing Sources and rating agencies, and cooperating with the marketing efforts of Purchasers and their Financing Sources, in each case in connection with all or any portion of the Debt Financing;
(ii)    assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, business projections, lender and investor presentations, and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda;
(iii)    as promptly as reasonably practicable, furnishing Purchasers and the Debt Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchasers, including (1) Audited Financial Statements and the Unaudited Financial Statements and (2) in respect of the fiscal quarters of the Company ending after March 29, 2019, within forty-five (45) days after the end thereof, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of such quarter end date, and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended, in each case, except as set forth on Section 2.05(a)(ii) of the Disclosure Schedule, prepared in accordance with GAAP applied on a consistent basis with the audited consolidated financial statements of Seller included in Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (subject to the absence of footnotes and year-end adjustments, in the case of unaudited financial statements) (all such information in sub-clauses (1) and (2) of this clause (iii), the “Required Information”);
(iv)    providing copies of all existing and available appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Debt Financing Commitments or as are reasonably requested by Purchasers and, if requested by Purchasers, cooperating with and assisting Purchasers in obtaining such documentation and items;
(v)    executing and delivering, (i) prior to the Closing, a customary authorization letter in connection with the marketing of the Debt Financing authorizing the distribution of information to prospective lenders (including customary representations that such information does not contain a material misstatement or omission and containing a representation to the Debt Financing Sources that the public-side versions of such documents, if any, do not include material non-public information about Seller or its Subsidiaries or their respective securities) (the “Authorization Letters”) in form and substance reasonably satisfactory to Seller and Purchasers and provided that Seller and the Company are given a reasonable opportunity prior to execution to review and provide comments on such information distributed to prospective lenders in connection therewith and (ii) as of the Closing Date, any definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) as may be reasonably requested by Purchasers in connection with the Debt Financing and otherwise reasonably facilitating the pledge of collateral and other matters ancillary to the Financing (including cooperation in connection with the payoff of existing indebtedness and the release of related Liens, and the negotiation and delivery of customary payoff and release letters) as may be reasonably requested by Purchasers in connection with the Debt Financing;
(vi)    taking all reasonable actions necessary to (1) permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, (2) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided, that such accounts, agreements and arrangements shall not become active or take effect until immediately after the Closing) and (3) at Closing, deliver a customary “borrowing base certificate” in connection with any asset-based portion of the Debt Financing;
(vii)    upon Purchasers’ prior written request at least ten (10) Business Days prior to the Closing Date, provide at least three (3) Business Days prior to the Closing Date all customary documentation and other information about each member of the Company and its Subsidiaries requested in connection with the

Debt Financing and required under applicable “know your customer”, “Beneficial Ownership Regulation” and anti-money-laundering rules and regulations;
(viii)    using commercially reasonable efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party and to arrange discussions among Purchasers and their Debt Financing Sources with other parties to material leases, encumbrances and contracts in each case, to the extent required by the Debt Financing Sources and necessary or customary for the consummation of the financings contemplated by the Debt Financing Commitments; provided, however, that in no event shall obtaining any such waivers, consents, estoppels or approvals be a condition to the Closing (unless expressly contemplated in Section 9.02(c)) or to any of Purchasers’ other obligations of this Agreement;
(ix)    taking all corporate or other actions as reasonably requested by Purchasers, and providing such other assistance, necessary or reasonably requested by Purchasers to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to Purchasers on the Closing Date to consummate the Transactions;
(x)    upon Purchasers’ request, using commercially reasonable efforts to periodically update any Required Information (to the extent it is available) to be included in an offering document to be used in connection with such Debt Financing in order to permit Purchasers to ensure that such Required Information, when taken as a whole, does not contain as of the time provided, giving effect to any supplements, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; and
(xi)    delivering to Purchasers copies of the interim monthly consolidated financial statements of the Company and its Subsidiaries as soon as reasonably practicable (and in any event, within thirty (30) days) following the end of each monthly accounting period between the date of hereof and the Closing Date (which financial statements shall include balance sheets and statements of income, operations and cash flows);
provided, that (A) such cooperation requested by this Section 4.05(a) does not unreasonably interfere with the ongoing operations of Seller, the Company and its Subsidiaries, (B) none of Seller, the Company or any of its Subsidiaries or their respective Affiliates shall be required to (1) pay any commitment or other similar fee, (2) subject to the Authorization Letters’ provisions respecting the representations referenced in clause (v)(i) of this Section 4.05(a), give any indemnities or incur any other liability, or (3) pay to obtain any consent, or cause or permit any lien to be placed on their respective assets, in connection with the Financing prior to the Closing Date, (C) none of Seller, the Company or any of its Subsidiaries or their respective Affiliates shall be required to obtain or provide any opinions, and (D) subject to the Authorization Letters’

provisions respecting the representations referenced in clause (v)(i) of this Section 4.05(a), no liability shall be imposed on Seller, the Company, any of its Subsidiaries or any of their respective officers or employees involved; provided, further, that, (x) for the avoidance of doubt, no obligation of the Company or any of its Subsidiaries under any agreement, instrument, certificate or other document executed in connection with the Financing shall be effective until the Closing (and no such agreement, instrument or document shall be effective until the Closing Date) and none of the foregoing shall be required to be executed by any individual Person who is not, immediately following the Closing, an officer of the Company or its applicable Subsidiary and (y) notwithstanding anything in this Agreement to the contrary, none of Seller, the Company nor any of its Subsidiaries shall be required to deliver or cause the delivery of any landlord waivers or estoppels, non-disturbance agreements, surveys or title insurance prior to the Closing.
(b)    Nothing in this Section 4.05 will require cooperation of Seller or any of its Affiliates to the extent it would require Seller or any of its Affiliates or representatives to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities. Purchasers shall concurrently with the Closing (and if requested in writing by Seller after the Closing, as promptly as reasonably practicable following such written request), reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller, its Affiliates and their representatives in connection their compliance with this Section 4.05 and shall indemnify and hold harmless Seller and its Affiliates from and against all losses and liabilities suffered or incurred by any of them in connection with the arrangement of any Financing, any Alternative Financing or any other financing that Purchasers may raise in connection with the Transactions, any cooperation provided pursuant to this Section 4.05, and any information used in connection therewith, except to the extent any of the foregoing was suffered or incurred as a result of fraud or willful breach of this Agreement by Seller or any of its Affiliates.
(c)    Nothing in this Section 4.05 will require cooperation of Seller or any of its Affiliates to the extent it would (i) require Seller or any of its Affiliates to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of Seller or any of its Affiliates, any material contract, or any applicable Law, to waive or amend any term of this Agreement, or to cause any representation or warranty in this Agreement to be breached by Seller or any of its Affiliates, (ii) unreasonably interfere with the conduct of the business or operations of Seller or any of its Affiliates, (iii) result in any officer, manager or director (or Person occupying a similar position) of Seller or any of its Affiliates incurring (or potentially incurring) personal liability with respect to any matters relating to the Financing or the approval thereof, (iv) require Seller or any of its Affiliates to incur any liability or commit to any obligation that is not contingent upon the occurrence of the Closing, (v) require providing access to or disclose information that Seller is advised by legal counsel would jeopardize any attorney-client privilege of, or violate confidentiality requirements binding on, Seller or any of its Affiliates, or (vi) require any such Person to change any fiscal period.

(d)    The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a customary manner that does not, and would not reasonably be likely to, harm or disparage the Company or any of its Affiliates or their reputation or goodwill or their respective trademarks, products, services, offerings or other Intellectual Property rights.
Section 4.06.    Exclusivity. Seller agrees that between the Effective Date and the earlier of the Closing and the termination of this Agreement, Seller shall not, and shall take all action reasonably necessary to ensure that none of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives shall, directly or indirectly:
(a)    solicit, initiate, consider, knowingly encourage, enter into or approve any proposals or offers from any Person (i) relating solely to any direct acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or substantially all of the assets of the Company or any of its Subsidiaries, other than Inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating solely to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction relating solely to the Company or any of its Subsidiaries (any such proposals or offers described in clause (i)-(iii) above, an “Acquisition Proposal”); or
(b)    participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise participate in, knowingly facilitate or knowingly take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any Acquisition Proposal. Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any Acquisition Proposal.
Seller shall notify Purchasers promptly, but in any event within 24 hours, orally and in writing of the receipt of any Acquisition Proposal. Any such notice to Purchasers shall indicate in reasonable detail the material terms and conditions of such Acquisition Proposal; provided, that such disclosure does not violate the terms of any Contracts or applicable Law. Notwithstanding anything to the contrary set forth in this Agreement, nothing herein shall prohibit, restrict or otherwise limit (i) the Transactions contemplated herein, (ii) any purchase, sale or other transactions involving the publicly traded securities of Seller, (iii) Seller from participating in discussions or negotiations with any Person making a proposal to acquire any assets of, or equity in, Seller or any of its Affiliates other than the Company and its Subsidiaries (a “Seller Proposal”), (iv) Seller or any of its Affiliates other than the Company and its Subsidiaries from providing access to its properties, books and records and furnish information (including by providing access to a data room, whether virtual or actual) to the Person making a Seller Proposal (and to such Person’s Representatives), (v) Seller and Seller’s Representatives from participating in discussions or negotiations with respect to a Seller Proposal, (vi) Seller or Seller’s Representatives from disclosing the existence of this Section 4.06 to any Person who makes an unsolicited acquisition proposal for Seller, the Company or any of their respective Affiliates, Subsidiaries or Representatives, or (vii) advising any Person that a prospective purchaser has been granted exclusivity with respect to an acquisition of the Company.
Section 4.07.    Seller Release. Effective as of the Closing, Seller, on its own behalf and on behalf of Seller’s past, present and future equity holders, Affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Seller, hereby absolutely, unconditionally and irrevocably releases and forever discharges the Company, Purchasers and their respective past, present and future directors, managers, members, shareholders, officers, employees, agents, Subsidiaries, Affiliates, attorneys, representatives, successors and assigns (the “Company Released Parties”), from any and all claims (including any derivative claim on behalf of any Person), actions, causes of action, suits, arbitrations, proceedings, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, fees, expenses, judgments, executions, indemnification rights, claims and demands arising out, relating to, against or in any way connected with the Company or any of its Subsidiaries, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the Closing Date, or in respect of any event occurring or circumstances existing on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and Seller hereby reserves all rights, if any, to pursue any and all claims, actions or rights available now or in future (a) under or pursuant to this Agreement or the Ancillary Agreements, (b) under the Tail Policy or (c) under any agreement or arrangement set forth on Section 4.07 of the Disclosure Schedule.
Section 4.08.    Non-Competition; Non-Solicitation.
(a)    For a period of four (4) years following the Closing, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly through any Person or contractual arrangement:
(i)    engage in any business anywhere in North America that is competitive with the Business, or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, or allow any of its officers (while employed by Seller) to be connected as an officer, employee, partner, member, stockholder or consultant with, any business or Person that competes in whole or in part with the Business; provided, that Seller and its Affiliates and such officers may individually own up to five percent (5%) of the outstanding shares of a publicly held Person that is competitive with the Business so long as Seller and its Affiliates do not actively participate in the management of such Person, or otherwise control or exert influence over such Person;
(ii)    solicit, recruit or hire any person who at any time on or after the Effective Date is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (B) Seller or any of its

Affiliates from soliciting, recruiting or hiring any Company Group Employee who (x) has voluntarily ceased to be employed or retained by the Company, Purchasers or any of their respective Affiliates for at least twelve (12) months, or (y) has been terminated and ceased to be employed or retained by the Company, Purchasers or any of their respective Affiliates. For purposes of this Section 4.08, “Company Group Employees” means, collectively, officers, directors and employees of the Company, Purchasers and their respective Affiliates; or
(iii)    disparage Purchasers or any of their Affiliates in any way that could adversely affect the goodwill, reputation or business relationships of Purchasers or any of their Affiliates with the public generally, or with any of their customers, suppliers or employees (other than ordinary course sales communications or as required by applicable Law).
(b)    Notwithstanding anything to the contrary set forth in Section 4.08(a)(i), Seller and its Subsidiaries shall not be prohibited or restricted in any way from (i) manufacturing any products and from selling any products manufactured by Seller or any of its Subsidiaries whether sold directly or through third-party distributors, including any products manufactured by any Person that becomes a Subsidiary of Seller after the Effective Date, (ii) selling third-party manufactured products incidental to, and in conjunction with, (A) the sale by Seller or any of its Subsidiaries of products manufactured by Seller or any of its Subsidiaries, (B) a PMA held by Seller or any of its Subsidiaries or (C) maintenance, repair and overhaul services for aerospace aircraft and related components offered or performed by Seller or any of its Subsidiaries, (iii) acquiring an interest in or securities of any Person as an investment by its pension funds or other benefit plan funds whether or not such Person is engaged in a Competing Business, or (iv) acquiring any business or Person that is engaged in a Competing Business, so long as for the most recent fiscal year ending prior to the date of such acquisition, the revenues derived from such Competing Business were less than twenty-five percent (25%) of the total consolidated revenues of such business or Person (provided, however, that (A) Seller and its Subsidiaries shall be prohibited from acquiring any business or Person listed on Section 4.08(b) of the Disclosure Schedule and (B) Seller and its Subsidiaries shall be required to divest the portion of such business or Person engaged in a Competing Business within one (1) year of the consummation of such acquisition).
(c)    Seller acknowledges that the covenants of Seller set forth in this Section 4.08 are an essential element of this Agreement and that any breach by Seller of any provision of this Section 4.08 could result in irreparable injury to Purchasers. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at Law, Purchasers shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 4.08 are reasonable and proper to protect the legitimate interest of Purchasers.

(d)    If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 4.08 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Purchasers the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 4.08 because taken together they are more extensive than necessary to assure to Purchasers the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
(e)    For the avoidance of doubt, this Section 4.08 shall not (i) be binding on any Person who may acquire control of Seller or a Subsidiary of Seller after the date hereof in the conduct of such Person’s business as such business is conducted by such Person directly or through its Affiliates or Subsidiaries other than Seller and its Subsidiaries, or (ii) prohibit or restrict Seller or any of its Subsidiaries from engaging in any such transaction (provided, that Seller and its Subsidiaries comply with the other terms of this Section 4.08).  Seller and its Subsidiaries shall remain subject to the restrictions set forth in Section 4.08, notwithstanding the consummation of any transaction described in this Section 4.08(e).
Section 4.09.    Transaction Expense Payoff Instructions. With respect to any Transaction Expenses which will not have been paid in full prior to the Closing Date, at least three (3) Business Days prior to the Closing Date, Seller shall submit to Purchasers reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee (which may exclude information that could potentially waive any attorney-client or similar privilege) acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries (the “Transaction Expenses Payoff Instructions”).
ARTICLE 5
COVENANTS OF PURCHASERS
Section 5.01.    Confidentiality. Prior to the Closing and after any termination of this Agreement, Purchasers and their Affiliates shall hold, and shall use their commercially reasonable efforts to cause their Representatives to hold, in confidence, all information (written or otherwise) in any form or medium that is confidential, proprietary or otherwise not available to the public, relating to Seller, the Company or the Company’s Subsidiaries or the Transactions that Seller, the Company, the Company’s Subsidiaries or any of their Affiliates or Representatives have furnished to Purchasers or any of their Affiliates in connection with the Transactions, in accordance with the terms of the Confidentiality Agreement, and such information shall be deemed “Evaluation Material” as such term is defined in the Confidentiality Agreement. For the avoidance of doubt, the Confidentiality Agreement shall continue in full force and effect until the Closing Date, at which time, such Confidentiality Agreement and the obligations under this Section 5.01 shall terminate; provided, however, that the obligations of Littlejohn & Co., LLC set forth in Section 1 of the Confidentiality Agreement (solely to the extent such obligations relate to Evaluation Material relating to businesses of Seller retained by Seller and its Affiliates after the Closing only, and not Evaluation Material relating to the Company or any of its Subsidiaries) and Section 11 of the Confidentiality Agreement shall survive the Closing and shall expire in accordance with the terms of the Confidentiality Agreement. If the Closing does not occur, the Confidentiality Agreement shall continue until its expiration in accordance with its terms.
Section 5.02.    Contacts with Customers, Suppliers, Employees. During the Pre-Closing Period, Purchasers (and all of their Affiliates and Representatives (acting in their capacities as such)) will not contact or communicate with the employees, landlords, customers or suppliers of the Company or its Subsidiaries in connection with the Transactions without Seller’s prior written consent; provided, that, this Section 5.02 shall not prohibit contacts made in the ordinary course of business unrelated to the Transactions so long as Purchasers and all of their Affiliates and Representatives do not use any of the “Evaluation Material” or “Transaction Information” as such terms are defined in the Confidentiality Agreement or otherwise violate the terms of the Confidentiality Agreement in connection therewith.
Section 5.03.    Solicitation of Employees. Purchasers agree that neither Purchasers nor any of their Affiliates will, until the end of the two (2)-year period immediately following the Closing Date, except as contemplated in Article 8, without the prior written consent of Seller, (a) solicit any employee of Seller or any of its Affiliates set forth on Section 5.03 of the Disclosure Schedule (each, a “Key Employee”) to leave his or her employment with Seller or such Affiliate or in any way interfere with the employment relationship between Seller or its Affiliates and any of their employees or (b) hire or otherwise engage any Key Employee with whom Purchasers first had contact with after the date of the Confidentiality Agreement and during the course of pursuing the Acquisition, except that nothing in this Section 5.03 will preclude Purchasers or their Affiliates from hiring any person (i) who responds to any general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency, provided that Purchasers and their Affiliates have not directed any recruitment efforts at such person), (ii) who contacts Purchasers or any of their Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Purchasers or any of their Affiliates, other than any general solicitation or advertisement, (iii) whose employment with Seller or any of its Affiliates has been terminated by Seller or such Affiliate for at least six (6) months or (iv) with whom Purchasers and their Affiliates have not had any contact in connection with pursuing the Acquisition.
Section 5.04.    Indemnification of Officers and Directors.
(a)    At or prior to the Closing, Seller shall purchase a “tail” policy to the current policy of directors’, LLC managers’ and officers’ liability insurance maintained by or on behalf of the Company and its Subsidiaries, which “tail” policy will (i) be effective and provide continuation of coverage for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or prior to the Closing, (ii) contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by the current policy for which continuation of coverage is being provided, and (iii) otherwise be in form and substance reasonably satisfactory to Seller (the “Tail Policy”). The Tail Policy shall be deemed a Transaction Expense for purposes of this Agreement.
(b)    As of and following the Closing, Purchasers, each of their Subsidiaries and each of their Affiliates (including the Company and its Subsidiaries) (the “Releasing Parties”) release, remise, acquit, satisfy and forever discharge each of (i) the directors, managers and officers of the Company and its Subsidiaries and (ii) the directors, managers, employees and officers of Seller and its Subsidiaries other than the Company and its Subsidiaries, in the case of each of clause (i) and clause (ii), that are not Employees (collectively, the “Covered Persons”) and his or her present, former and future heirs, executors and administrators (all of the foregoing collectively, the “Released Parties”), of and from any and all actions, cause and causes of action, suits, debts, accounts, bills, interests, costs, liabilities, agreements, damages, judgments, executions, claims and demands whatsoever, in law or in equity, whether based in contract law, tort law or other law, and whether known or unknown that any of the Releasing Parties has, has ever had, or may have against the Released Parties, individually and collectively, to the extent related, arising out of, or concerning a Covered Person’s provision of services as a director or officer of the Company or its Subsidiaries on or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date (collectively, the “Release Subject Matter”); provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves all rights, if any, to pursue any and all claims, actions or rights available now or in future (a) under or pursuant to this Agreement or the Ancillary Agreements or (b) for losses arising out of actual fraud. It is understood and agreed that this is a full and final agreement applying not only to all claims which are presently known, anticipated or disclosed, but also to any claims which are presently unknown.
(c)    The provisions of this Section 5.04 will survive the consummation of the Transactions and are (i) intended to be for the benefit of, and will be enforceable by, each of the Covered Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 5.05.    Preservation of Records. Purchasers agree that they will not, for a period of at least six (6) years following the Closing Date, destroy or cause to be destroyed, or permit the Company or any of its Subsidiaries to destroy or cause to be destroyed, any material books or records relating to tax, accounting, financial or regulatory affairs of the Company or its Subsidiaries for the period prior to the Closing without first obtaining the consent of Seller (or providing to Seller notice of such intent and a reasonable opportunity to copy such books or records, at Seller’s expense, at least thirty (30) days prior to such destruction). For a period of six (6) years following the Closing, except in connection with a dispute under this Agreement, Purchasers shall provide Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable advance notice, to the books and records in the possession of the Company and its Subsidiaries relating to the tax, accounting, financial and regulatory affairs of the Company and its Subsidiaries solely in connection with (a) the preparation or amendment of any Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing) for periods ending on or prior to the Closing Date, (b) the preparation of financial statements for periods ending on or prior to the Closing Date, and (c) compliance with the rules and regulations of the IRS, the SEC or any other Governmental Authority. Purchasers’ obligations with respect to such books and records include maintaining, for at least the retention period specified in this Section 5.05, computer systems permitting access to any such books and records that are stored in electronic form in a fashion which is not less efficient than current access methods. Notwithstanding anything to the contrary set forth in this Agreement, except with prior written consent of Purchasers, (A) unless required by Law, neither Seller nor its authorized Representatives shall have access to personnel records of any of the Company or its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Purchasers’ good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability and (B) Purchasers shall not be required to disclose any information if doing so (x) violates any applicable Law to which the Company or its Subsidiaries is subject or (y) it believes in good faith based on advice of counsel could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges).
Section 5.06.    Financing.
(a)    Purchasers shall use their commercially reasonable efforts to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments (including any flex provisions applicable thereto) (provided, that Purchasers may amend or replace the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed a Debt Financing Commitment as of the date hereof), including using commercially reasonable efforts to (A) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments, (B) satisfy on a timely basis all conditions and covenants applicable to Purchasers in the Debt Financing Commitments that are within their control (or obtain the waiver of conditions applicable to Purchasers contained in the Debt Financing Commitments) in order to obtain the Debt Financing at Closing, (C) draw down upon and consummate the Financing contemplated by the Debt Financing Commitments at or prior to the Closing, and (D) fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Financing Commitment as and when they become due. Subject to the following sentence, Purchasers shall maintain in full force and effect the Debt Financing Commitments in accordance with their terms until the earlier of the consummation of the Transactions or the valid termination of this Agreement in accordance with its terms (provided, that such date is no later than the termination or expiration date set forth in the Debt Financing Commitments). Purchasers shall have the right from time to time to (x) amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Financing Commitments, (y) substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative Debt Financing Sources and/or (z) reduce the amount of Debt Financing under the Debt Financing Commitments in its reasonable discretion; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Financing Commitments that amends the Debt Financing, and/or substitution of all or any portion of the Debt Financing, and/or reduction in the amount of Debt Financing shall not, without the prior written consent of Seller, (1) expand, amend, modify or add to the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments in any respect that would make such conditions materially less likely to be satisfied by the Closing Date, (2) adversely affect the ability of Purchasers to enforce their rights against other parties to the Debt Financing Commitment, or the definitive documentation governing the Debt Financing as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchasers to enforce their rights against such other parties to the Debt Financing Commitment and any related fee letter as in effect on the date hereof, (3) affect Purchasers’ ability to consummate the transactions contemplated by this Agreement on the terms contemplated by this Agreement or (4) prevent or materially impede or materially delay the consummation of the Acquisition and the other Transactions or otherwise make materially less likely to occur the funding of the Debt Financing; provided, further, that Purchasers shall not reduce the Debt Financing to an amount committed below the amount that is required, together with other financial resources of Purchasers, including amounts available under the Equity Financing Commitments, cash, cash equivalents and marketable securities of Purchasers, the Company and the Company’s Subsidiaries on the Closing Date, to consummate the Acquisition on the terms contemplated by this Agreement. For the avoidance of doubt, the syndication of the Debt Financing to the extent permitted by the Debt Financing Commitments shall not be deemed to violate Purchasers’ obligations under this Agreement. Purchasers shall give the Company and Seller prompt (in no event more than five (5) Business Days) written notice: (1) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitments or definitive document related to the Financing of which a Purchaser obtains actual knowledge; (2) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination, or repudiation by any party to any Financing Commitments or any definitive document related to the Financing or any provisions of the Financing Commitments or any definitive document related to the Financing; and (3) if for any reason Purchasers believe in good faith that they will not be able to obtain all or any portion of the Financing on substantially the terms contemplated by the Financing Commitments or the definitive documents related to the Financing. Purchasers shall promptly provide to the Company (but in any event within five (5) Business Days upon receipt of any information related thereto) any information relating to any circumstance referred to in clause (1), (2) or (3) of the immediately preceding sentence.
(b)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Purchasers shall promptly notify Seller and shall use their commercially reasonable efforts to arrange to obtain alternative debt financing (the “Alternative Financing”) from alternative sources on terms not less favorable to Purchasers (as determined in the reasonable judgment of Purchasers, taking into account the flex provisions set forth in the Debt Financing Commitments), in an amount sufficient to consummate the Transactions promptly following the occurrence of such event and if Purchasers proceed with any Alternative Financing, Purchasers will be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing. Purchasers shall promptly deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Purchasers with any portion of the Debt Financing; provided, that any fee letter may be redacted in a customary way as to economic and “flex” provisions.
(c)    Purchasers shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, any Equity Financing Commitments without the consent of Seller. Purchasers shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Equity Financing on the terms and conditions described in the Equity Financing Commitments, including using commercially reasonable efforts to (i) maintain in effect the Equity Financing Commitments and (ii) satisfy on a timely basis all conditions within its control applicable to Purchasers to obtaining the Equity Financing set forth in the Equity Financing Commitments. In the event that all conditions to the Equity Financing Commitments have been satisfied in Purchasers’ good faith judgment, Purchasers shall use commercially reasonable efforts to cause the Investors to fund on the Closing Date the Equity Financing required to consummate the Closing. Purchasers shall not, and shall not permit any of their Subsidiaries to, take any action not otherwise required or expressly permitted under this Agreement that is a breach of, or would result in termination of, the Equity Financing Commitment. Purchasers shall give Seller prompt written notice of any material breach by any party to any Equity Financing Commitment, of which Purchasers become aware, or any termination of any Equity Financing Commitment or unavailability of any portion of the Equity Financing. Purchasers shall keep the Company fully informed on a current basis of the status of its efforts to arrange the Equity Financing including any alternative or replacement financing therefor.
(d)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.06 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of Purchasers be deemed or construed to require, Purchasers to bring (A) any Action against any source of any Debt Financing to enforce its respective rights under the Financing Commitments, (B) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitments, (C) seek or accept Debt Financing on terms less favorable than the terms and conditions described in the Debt Financing Commitments (including the exercise of flex provisions) or (D) pay any fees in excess of those contemplated by the Financing Commitments (whether to secure a waiver of any conditions contained therein or otherwise).

(e)    For purposes of this Agreement, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified, replaced, supplemented or substituted by this Section 5.06 and references to “Financing Commitments” or “Debt Financing Commitments” shall include such documents as permitted to be amended, modified, replaced, supplemented or substituted by this Section 5.06.
Section 5.07.    Maintenance of the R&W Insurance Policy. Purchasers shall, at their sole cost and expense, use commercially reasonable efforts to maintain the R&W Insurance Policy in accordance with its terms. Purchasers shall not amend the waiver of subrogation provisions of Section 8(b) of the R&W Insurance Policy in any manner that is adverse to Seller or its Subsidiaries without the prior written consent of Seller.
ARTICLE 6
COVENANTS OF PURCHASERS AND SELLER
Section 6.01.    Consents; Further Assurances.
(a)    Subject to the terms and conditions hereof, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including using their commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals from other parties to the Material Contracts, (ii) obtain all consents, approvals and authorizations that are required to be obtained under any applicable Law, (iii) prevent the entry, enactment or promulgation of any threatened or pending Governmental Order that would adversely affect the ability of the Parties to consummate the Transactions, (iv) lift or rescind any Governmental Order adversely affecting the ability of the Parties to consummate the Transactions, and (v) effect all necessary registrations, applications, notices and filings and submissions of information requested by Governmental Authorities. Notwithstanding the foregoing or anything else in this Agreement (other than as provided in Section 4.04 hereof), nothing in this Agreement will require Seller, the Company or the Company’s Subsidiaries to agree to or execute any material changes to any Contracts, offer or grant any accommodation (financial or otherwise), commence any Action or make any payments to any third party in order to obtain third party consents to the Transactions.
(b)    Without limiting the foregoing, each Party shall use commercially reasonable efforts to (i) make their respective filings under the HSR Act as promptly as practicable after the Effective Date (but in no event later than five (5) Business Days after the Effective Date), (ii) cause the satisfaction of such other filing requirements, or the issuance of such approvals, clearances, consents or authorizations as may be required with respect to any other applicable Antitrust Law, (iii) request early termination of applicable waiting periods under the HSR Act or other Antitrust Law, (iv) comply at the earliest practicable date with any request for information or documentary material received by Purchasers or Seller or any of their Affiliates from any Governmental

Authority, and (v) avoid the entry of any Governmental Order whether temporary, preliminary or permanent, under the HSR Act or any other Antitrust Law, that would have the effect of prohibiting, preventing or restricting consummation of the Transactions. The Parties shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under the HSR Act or any other Antitrust Law. If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the Transactions as in violation of the HSR Act or any other Antitrust Law, each Party shall cooperate with the other and use its commercially reasonable efforts to contest any such Action.
(c)    Notwithstanding anything herein to the contrary, Purchasers shall not be required by this Section 6.01 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any assets of Purchasers, the Company or any of their respective Affiliates, (B) limit Purchasers’ freedom of action with respect to, or their ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of Purchasers’ or their Affiliates’ other assets or businesses, (C) limit Purchasers’ ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares, or (D) violate or be prohibited by applicable Law.
(d)    The Parties’ commercially reasonable efforts under Section 6.01(b) will include, subject to Section 6.01(c) (i) reasonably cooperating in all respects with each other in connection with any filing or submission and in connection with any Action under an Antitrust Law relating to this Agreement or the Transactions, (ii) promptly keeping each other appropriately informed of substantive communications from and to a Governmental Authority under an Antitrust Law relating to this Agreement or the Transactions, (iii) conferring with each other in advance, and reasonably considering each other’s views, regarding appropriate contacts with and responses to such a Governmental Authority, (iv) providing each other in advance, with a reasonable opportunity for review and comment thereon, drafts of all substantive written communications to a Governmental Authority concerning an Action under an Antitrust Law relating to this Agreement or the Transactions, (v) not arranging for or participating in any meeting with any Governmental Authority in respect of any Action under an Antitrust Law relating to this Agreement or the Transactions without consulting with each other in advance, and, to the extent permitted by such Governmental Authority, giving the other Party the opportunity to attend and participate in such meeting, and (vi) furnishing all information reasonably required for any application or other filing to be made pursuant to any applicable Law of any Governmental Authority in connection with the Transactions.
(e)    Purchasers shall pay the cost of all fees payable to a Governmental Authority in connection with filings relating to the Transactions under the HSR Act or other Antitrust Law.
Section 6.02.    Public Announcements. During the Pre-Closing Period, none of Purchasers, their Affiliates and their Representatives will issue any public release or announcement concerning the Transactions without the prior consent of Seller (which consent will not be unreasonably withheld or delayed), and none of Seller, its Affiliates or its Representatives will issue any public release or announcement concerning the Transactions without the prior consent of Purchasers (which consent will not be unreasonably withheld or delayed), except (a) in each case, as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, (b) that Seller may make internal announcements regarding the Transactions to its employees after reasonable prior notice to, and consultation with, Purchasers, and (c) Purchasers and their Affiliates may make disclosures (i) in connection with the Debt Financing or (ii) to their respective direct and indirect Affiliates, equity holders, partners, members, investors, prospective investors, financing sources, counsel, accountants, consultants and other advisors (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices and the Confidentiality Agreement).
Section 6.03.    Trademarks; Tradenames. Each Purchaser, for itself and its Affiliates, acknowledges and agrees that such Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Marks of Seller or any of its Affiliates using or containing “Kaman” (in block letters or otherwise) or any variations and derivatives thereof, either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing (collectively, the “Tradenames and Trademarks”), and neither Purchasers nor any of their Affiliates shall have any rights in or to the Tradenames and Trademarks except as set forth in the Transitional Trademark License Agreement. Neither Purchasers nor any of their Affiliates shall (a) use, register or seek to use or register in any jurisdiction any of the Tradenames and Trademarks or any and all Marks confusingly similar thereto or using or containing any of the foregoing either alone or in combination with other words or elements or (b) except in connection with (i) the enforcement of their rights under the Transitional Trademark License Agreement or (ii) a challenge by Purchasers that Seller or its Affiliates have abandoned any Tradenames and Trademarks in defense of an Action initiated by or on behalf of Seller or its Affiliates arising out of such Tradenames and Trademarks, contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any of the Tradenames and Trademarks. Notwithstanding anything to the contrary set forth in this Section 6.03, Purchasers may continue to use the Tradenames and Trademarks pursuant to the terms of, and only during the phase-out period set forth in, the Transitional Trademark License Agreement.
Section 6.04.    Notices of Certain Events. During the Pre-Closing Period, each Party shall promptly notify the other Party of:
(a)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(b)    any written notice or other written communication from any Governmental Authority in connection with the Transactions; and

(c)    any change or fact of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 9 becoming incapable of being satisfied.
Section 6.05.    Insurance.
(a)    In the event Purchasers provide written notice to Seller of a claim asserted in connection with the Company or its Subsidiaries after the Closing arising out of an occurrence taking place on or prior to the Closing or with respect to facts, circumstances or conditions that arose or existed on or prior to the Closing (“Post-Closing Claims”), Seller shall use commercially reasonable efforts to obtain recoveries under any applicable occurrence-based insurance policies maintained by Seller that covered the Company, its Subsidiaries or any assets or properties thereof to the extent such insurance coverage exists and provides coverage and shall pay to Purchasers any net proceeds recovered thereunder; provided, that Purchasers shall (i) be responsible for the satisfaction or payment of any and all associated self-insured retentions, deductibles, any other self-insurance mechanisms, costs and expenses with respect to any Post-Closing Claim that occurred on or prior to Closing and (ii) reasonably cooperate with Seller with respect to the tendering of, and pursuing coverage for, any such claims including providing notices, information and backup materials as may be necessary in connection therewith. For purposes of this Section 6.05(a), it is acknowledged and agreed that “commercially reasonable efforts” shall not include the need or requirement to pursue an insurance recovery effort by means of mediation, arbitration or other alternative dispute resolution proceeding or litigation.
(b)    Seller agrees that with respect to any act, omission, event or occurrence that results in a material liability relating to the Company, its Subsidiaries or any of their respective assets or properties that first occurs, and that Seller first becomes aware of, during the period beginning on the Effective Date and ending as of the Closing that is covered by insurance policies under which the Company, any of its Subsidiaries or any of its or their respective assets or properties, as applicable, is insured prior to the Closing, (i) Seller shall promptly notify Purchasers of the occurrence of such event, and (ii) Seller shall promptly make claims under such policies in respect of such act, omission, event, occurrence or liability, subject to the terms and conditions of such policies, and, to the extent any insurance proceeds are received by Seller in respect of such claims, then Seller shall (but conditioned upon the occurrence of the Closing), promptly after Seller’s receipt thereof, remit to Purchasers the amount of such proceeds (net of any deductibles or expenses), less any amounts thereof actually paid to third parties who perform repairs or other similar work in connection with restoring the applicable assets or property to its prior condition.
(c)    For the avoidance of doubt, the provisions of this Section 6.05 shall apply with respect to all insurance held by or for the benefit of the Company and its Subsidiaries as of the Closing Date except with respect to the insurance policies described in Section 8.01, which shall be governed by the provisions of Section 8.01. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain and shall have no obligation to surrender to Purchasers any insurance proceeds received by Seller with respect to Covered Losses for which Purchasers have recovered in full pursuant to Article 11.
Section 6.06.    Intercompany Accounts. Other than as provided in Section 6.07 and except as set forth on Section 6.06 of the Disclosure Schedule, at or prior to the Closing, Seller shall, and shall cause its Subsidiaries to cancel, discharge and settle as of the Closing all cash balances, intercompany payables and receivables, indebtedness and other accounts between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its other Subsidiaries (other than the Company and its Subsidiaries), on the other hand (the “Intercompany Accounts”), and shall ensure that none of the Company and its Subsidiaries shall owe any Liability relating to the Intercompany Accounts to Seller or any of its Subsidiaries, or vice versa. Any Intercompany Accounts not settled as of the Closing shall be treated as Indebtedness under this Agreement.
Section 6.07.    Termination of Intercompany Commitments. Except as contemplated in (a) Section 6.06 of the Disclosure Schedule, (b) the Transition Services Agreement, (c) the Transitional Trademark License Agreement, (d) this Agreement and (e) the Ancillary Agreements, all of the agreements and commitments (whether written or oral) between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, and all products and services provided to the Company or any of its Subsidiaries by Seller or any of its Subsidiaries will terminate as of the Closing without any further action or liability on the part of the parties thereto. The provision of any services by Seller or any of its Subsidiaries to the Company or any of its Subsidiaries from and after the Closing will be for the convenience, and at the expense, of Purchasers only and will be furnished without any liability on the part of Seller or any of its Subsidiaries with respect thereto; provided, that the provision of any services in connection with any Ancillary Agreement will be governed by the terms of such Ancillary Agreement.
Section 6.08.    Transfer of Permits. Prior to the Closing, Seller will duly and validly transfer or cause to be transferred to the Company without any consideration all Permits, other than the Permits listed on Section 6.08 of the Disclosure Schedule, that are held in the name of Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) on behalf of the Company or any of its Subsidiaries and used in connection with the Business, and the representations, covenants and agreements contained herein shall apply to such Permits as if held by the Company on the Effective Date.
Section 6.09.    Wrong Pockets. In the event that Seller or any of its Affiliates receives any payments on behalf of the Business after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, Purchasers or their designee as promptly as practicable, but no later than twenty (20) days, after receipt thereof (or, if later, after notice or determination of receipt of such improper payment). In the event that any Purchaser or its Affiliates receives any payments on behalf of any business of Seller or any of its Affiliates after the Closing, such payments shall be the property of, and shall be forwarded and remitted to, Seller as promptly as practicable, but not later than twenty (20) days, after receipt thereof (or, if later, after notice or determination of receipt of such improper payment).
Section 6.10.    Release of Guarantees. Seller and Purchasers agree to cooperate and use their respective commercially reasonable efforts to promptly obtain the release of Seller or its

Affiliates that are a party to or otherwise have liability with respect to (and to cause a Purchaser or its Subsidiaries to be substituted for Seller and its Affiliates with respect to) any guarantees, performance bonds, bid bonds and other similar agreements set forth on Section 6.10 of the Disclosure Schedule, correct and complete copies of which have been made available to Purchasers (the “Seller Guarantees”) on or prior to the Effective Date, in each case solely to the extent related to the Company and its Subsidiaries. Seller and its Affiliates shall keep each Seller Guarantee in place and in full force and effect until the date Purchasers’ replacement arrangement is in full force and effect and accepted by the relevant counterparty. In the event any of the Seller Guarantees are not released prior to or at the Closing, Purchasers will indemnify and hold Seller and its Affiliates that are a party to or otherwise have liability with respect to each such Seller Guarantee harmless for any and all payments required to be made under such Seller Guarantee until such Seller Guarantee is released. The foregoing indemnity will survive Closing indefinitely and will not be subject to the limitations set forth in Article 11. Notwithstanding anything to the contrary contained in this Section 6.10, neither Seller nor its Affiliates shall have any obligation to keep any Seller Guarantee in place for any renewal, extension, modification, supplement, amendment or rearrangement of the terms of any or all of the obligations or liabilities relating to the Seller Guarantees.
Section 6.11.    Enterprise Wide Contracts. Seller and Purchasers recognize and acknowledge that the Enterprise-Wide Contracts set forth in Section 6.11(a) of the Disclosure Schedule relate to both the Business and the business of Seller to be retained by Seller after the Closing. Except as set forth on Section 6.11(b) of the Disclosure Schedule, all Enterprise-Wide Contracts shall be retained by Seller. Following the Effective Date, except as set forth on Section 6.11(c) of the Disclosure Schedule, Seller and Purchasers shall use their respective commercially reasonable efforts to negotiate a new Contract for the benefit of Purchasers and their Affiliates as it relates to the Business and with respect to the matters covered by such Enterprise-Wide Contracts. The terms and conditions of any Contract or arrangement applicable to the Business entered into pursuant to this Section 6.11 shall be reasonably acceptable to Purchasers. In the event that Seller and Purchasers are not able to obtain any such new Contract, then Seller shall cause the Transition Services Agreement to include, as a service, for such time as is reasonably necessary for the Company to obtain a new Contract covering such products and services, which period shall be set forth in the Transition Services Agreement, either (x) the products and services provided under such Contract or (y) reasonable alternative arrangements which permit Purchasers to continue operating the Business in substantially the same manner as currently conducted.
ARTICLE 7
TAX MATTERS
Section 7.01.    General. In the event of any conflict between this Article 7 and any other provision in this Agreement, the provisions of this Article 7 will govern.
Section 7.02.    Responsibility for Filing Tax Returns.
(a)    Pre-Closing Income Tax Returns. Seller shall prepare or cause to be prepared all income Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date (the “Seller Returns”). Subject to

Section 7.02(b), Seller shall timely file or cause to be timely filed all Seller Returns on or prior to the due date (including extensions) for filing such Seller Returns and timely pay all Taxes due as reflected on such Seller Returns. With respect to any Seller Return that is due after the Closing, is filed on a separate company basis and that Seller is not permitted to file under applicable Law (a “Seller Separate Return”), Purchasers will timely file or cause to be timely filed such Seller Return as prepared by Seller. All Seller Separate Returns will be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. Seller shall pay to Purchasers, no later than five (5) days prior to the due date (including extensions) for filing each Seller Separate Return, an amount equal to the Taxes due as reflected on such Seller Separate Return to the extent such Taxes are payable by Purchasers or their Affiliates. Seller shall submit each such Seller Separate Returns to Purchasers at least 20 days prior to the due date for the filing of such Seller Separate Returns (taking into account any extensions). Purchasers will have ten (10) days from receipt of each Seller Separate Returns to review and comment on such Seller Separate Returns. If Purchasers reasonably dispute any such Seller Separate Return and the Parties are unable to resolve such dispute within five (5) days, such dispute shall be settled by the Accounting Firm in accordance with the procedures of Section 1.04.
(b)    Other Tax Returns. With respect to any Tax Return of (or that includes) the Company and its Subsidiaries (other than a Seller Return) that relates to Taxes for taxable periods beginning before the Closing Date (the “Purchaser Returns”), Purchasers shall prepare and timely file, or cause to be prepared and timely filed, such Purchaser Returns. Seller shall, as soon as practicable after the end of the relevant Tax period, provide to Purchasers such information, work papers and supporting information reasonably determined by Seller to be necessary for Purchasers to prepare such Purchaser Returns. All such Purchaser Returns will be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. Seller shall pay to Purchasers, no later than five (5) days prior to the due date (including extensions) for filing each Purchaser Return, an amount equal to the Taxes due as reflected on such Purchaser Return, to the extent such Taxes arise in or are incurred with respect to a Tax period (or portion thereof) ending on or prior to the Closing Date (as determined in accordance with Section 7.07). Purchasers shall submit each such Purchaser Returns to Seller at least 20 days prior to the due date for the filing of such Purchaser Returns (taking into account any extensions). Seller will have ten (10) days from receipt of each Purchaser Return to review and comment on such Purchaser Return. If Seller reasonably disputes any such Purchaser Return and the Parties are unable to resolve such dispute within five (5) days, such dispute shall be settled by the Accounting Firm in accordance with the procedures of Section 1.04.
(c)    Transaction Tax Deductions. With respect to the preparation of Tax Returns, Purchasers and Seller agree to allocate all Transaction Tax Deductions on the consolidated U.S. federal income Tax Return of Seller, and, as applicable and permitted, state and local income Tax Returns, for the taxable period or portion thereof ending on the Closing Date, to the extent permitted under applicable Law. For avoidance of doubt, Purchasers and Seller agree that any payments or expenses generating Transaction Tax

Deductions are not, and will not be treated as, subject to the “next day rule” under Treasury Regulations Section 1.1502-76(b)(ii)(B).
Section 7.03.    Tax Refunds; Carryforwards.
(a)    Seller will be entitled to any Tax refunds or credits that are received by Purchasers or the Company or its Subsidiaries attributable to Taxes paid by either Seller or the Company or its Subsidiaries with respect to any Pre-Closing Tax Period and Purchasers shall pay to Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or credit against Taxes, net of (i) any increased Tax liability of Purchasers or their Affiliates (including, for periods after the Closing, the Company or its Subsidiaries) by reason of receipt of such amounts and (ii) any expenses incurred in obtaining such amounts, in each case, except to the extent any such Tax refund or credit was included in the calculation of Net Working Capital; provided, that Purchasers shall be entitled to reduce such payment by any amount otherwise owed by Seller to Purchasers pursuant to this Article 7 or Section 11.02(a)(iii) (and the amount of such reduction shall be treated for purposes of this Section 7.03(a) as having been paid to Seller). After the Closing, at the sole expense of Seller, Purchasers shall use commercially reasonable efforts to cause the Company and its Subsidiaries to continue to work in good faith and prosecute any Tax refund claims in order to legally obtain any such Tax refunds or credits.
(b)    Purchasers shall pay Seller the amount of any reduction in Tax payments that would otherwise be made in the first three (3) Tax periods ending after the Closing Date by Purchasers, the Company or its Subsidiaries or any of their respective Affiliates that is attributable to any net operating or capital loss or credit carryforwards of the Company or its Subsidiaries for periods (or portions thereof) ending on or prior to the Closing Date, calculated by comparing Taxes that would have been payable without any such carryforwards and Taxes actually payable taking into account such carryforwards. Purchasers shall, no later than ninety (90) days following the end of each such Tax period, provide to Seller a written confirmation (i) of the amount of such reduction in Tax payments realized or (ii) that no such reduction was realized, in each case together with supporting documentation. Purchasers shall pay to Seller any such reduction in Taxes within five (5) days of the realization by Purchasers, the Company or their Affiliates of such reduction in Tax payments.
(c)    If any amount paid to Seller pursuant to this Section 7.03 shall subsequently be challenged successfully by any Governmental Authority, Seller shall repay to Purchasers or the Company such amount (together with any interest and penalties assessed by such Governmental Authority in respect of such amount).
Section 7.04.    Books and Records; Cooperation. Purchasers and Seller shall, and shall each cause its Representatives to, at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties,
(a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return for any Pre-Closing Tax Period, or any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Taxes with respect to the Company or its Subsidiaries or the computation or verification of amounts under this Article 7, (b) retain and provide the other Party and its Representatives with reasonable access to all records or information that are relevant to any Tax Return for any Pre-Closing Tax Period or audit, examination or proceeding, and (c) make employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 7.04; provided, that notwithstanding anything to the contrary herein, neither Seller nor any of its Affiliates will be required to provide or make available Tax Returns for the consolidated group of which Seller is the common parent corporation or other information relating to Seller’s taxes that it regards as privileged or confidential.
Section 7.05.    Transfer Taxes. All Transfer Taxes that are incurred as a result of the Acquisition will be paid fifty percent (50%) by Purchasers and fifty percent (50%) by Seller. The Parties agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns.
Section 7.06.    Section 336(e) Election.
(a)    Seller and the Company shall join with Purchasers in making an election pursuant to Section 336(e) of the Code and any corresponding or similar elections under applicable state, local or foreign Tax Law (collectively, the “Section 336(e) Election”) with respect to the purchase and sale of the Shares of the Company and its Subsidiaries hereunder. Except as otherwise provided in this Agreement, Purchasers shall prepare and file all forms and documents required in connection with the Section 336(e) Election. Seller, at the instruction of Purchasers, shall take (and shall cause the Company to take) all actions reasonably necessary to facilitate the Section 336(e) Election, including to promptly execute (or cause to be executed) and deliver to Purchasers, and file such documents or forms provided by Purchasers to complete the Section 336(e) Election and an agreement pursuant to Treasury Regulations Section 1.336-2(h) to make the Section 336(e) Election (the “Section 336(e) Election Forms”).
(b)    No later than sixty (60) days following the final determination of the Purchase Price pursuant to Section 1.04, Purchasers shall provide Seller with an allocation of the Purchase Price, liabilities and other relevant items among the assets of the Company and its Subsidiaries (the “Draft Allocation”). Seller shall have the right to object to the Draft Allocation only on the basis that the Draft Allocation is unreasonable. If Seller so objects within forty five (45) days of receipt thereof, Seller and Purchasers shall cooperate in good faith to resolve such objections and to revise the Draft Allocation to reflect their agreement, or, if the Parties cannot reach an agreement within ten (10) days after Seller’s objection, any disputes shall be resolved by the Accounting Firm on a basis consistent with the procedures of Section 1.04 (such allocation, as finally determined by Seller and Purchasers or the Accounting Firm, as applicable, the “Final Allocation”).
(c)    Seller and Purchasers shall (and shall cause their Affiliates to) report, act, and file all Tax Returns (including IRS Form 8883) in a manner consistent with the

Section 336(e) Election and the Final Allocation (appropriately taking into any subsequent adjustments to the Purchase Price) and shall not take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the foregoing, except as otherwise required by applicable Law.
Section 7.07.    Straddle Period Allocation. The Acquisition will be structured so that, for U.S. federal income Tax purposes, the taxable period of the Company and each of its Subsidiaries shall end on the Closing Date. In addition, to the extent permitted by Law, the taxable period of the Company and its Subsidiaries for all other Tax purposes shall end on the Closing Date. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes during a Straddle Period, (i) any Taxes of the Company and its Subsidiaries for a Straddle Period that are imposed on a periodic basis (such as real, personal and intangible property Taxes) will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period and (ii) the amount of any other Taxes will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time); provided, that any Taxes attributable to the Section 336(e) Election shall be allocated to the portion of the Straddle Period ending on the Closing Date.
Section 7.08.    Amendment of Tax Returns. Without the prior written consent of Seller, Purchasers will not (a) except for Tax Returns that are filed pursuant to Section 7.02, file or amend or permit the Company or any of its Subsidiaries to file or amend any Tax Return relating to a taxable period (or portion thereof) ending on or prior to the Closing Date, (b) with respect to Tax Returns filed pursuant to Section 7.02, after the date such Tax Returns are filed pursuant to Section 7.02, amend or permit the Company or any of its Subsidiaries to amend any such Tax Return, or (c) extend, waive, cause to be extended or waived or permit the Company or any of its Subsidiaries to extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, in each case, unless required by applicable Law or to the extent such action would not give rise to a Tax liability for which Seller is liable.
ARTICLE 8
EMPLOYEES AND EMPLOYEE BENEFITS
Section 8.01.    Purchaser Benefit Plans; Assumption of Liabilities.
(a)    From the Closing through the first anniversary thereof, except as may be required by applicable Law, Purchasers and their Subsidiaries shall provide each Employee with (i) a salary or base wage and cash bonus opportunities that are, in the aggregate, no less favorable than those provided to such Employee by the Company and its Subsidiaries immediately prior to the Closing, (ii) employee benefits (excluding deferred compensation benefits, equity and long-term incentives, defined benefit pensions and post-employment welfare benefits) that are, in the aggregate, no less favorable than those provided to such Employee by the Company and its Subsidiaries immediately prior to the Closing and (iii) severance benefits that are no less favorable than those provided under the Employee Plans specified in Section 8.01(a)(i) of the Disclosure Schedule covering such Employee immediately prior to the Closing Date. Notwithstanding anything contained herein to the contrary, the aggregate severance benefits (including the employer portion of any payroll Taxes) that become payable to any Employee pursuant to Article IV of the Company Senior Management Change in Control Severance Plan or pursuant to any agreement entered into with the Employee set forth on Section 8.01(a)(ii) of the Disclosure Schedule on or before the Closing Date shall be allocated between Seller and Purchasers as set forth on Section 8.01(a)(iii) of the Disclosure Schedule (the Seller portion of such amount, the “Seller Severance Payable”). Should an event giving rise to such a severance benefit occur on or before the first anniversary of the Closing Date (whether or not such severance benefit is due to be paid on or before the first anniversary of the Closing Date), Seller shall promptly (and, in any event within five (5) Business Days) following receipt of written notice from Purchasers thereof reimburse Purchasers for the applicable Seller Severance Payable (provided, however, that the Parties acknowledge and agree, and shall take all actions necessary to ensure, that the only Employees eligible for severance benefits pursuant to the Company Senior Management Change in Control Severance Plan are those Employees set forth on Section 8.01(a)(iii) of the Disclosure Schedule and the amount, and terms and conditions, of such severance benefit are as set forth on Section 8.01(a)(iii) of the Disclosure Schedule). On or prior to the Closing Date, Seller shall offer (x) each of the Employees set forth on Section 8.01(a)(iii) of the Disclosure Schedule a Participation Agreement (as defined in the Company Senior Management Change in Control Severance Plan) and (y) the Employee set forth on Section 8.01(a)(ii) of the Disclosure Schedule an agreement in a form satisfactory to Purchasers, in each case, that contains the severance benefits and terms and conditions as set forth on Section 8.01(a)(iii) of the Disclosure Schedule.
(b)    Purchasers shall use commercially reasonable efforts to cause all plans and programs of Purchasers and their Subsidiaries to recognize all service of the Employees with the Company and its Subsidiaries or any of its predecessors and Affiliates to the same extent and for the same purposes thereunder as such service was recognized under similar benefit plans of the Company and its Subsidiaries or any of its predecessors and Affiliates for all purposes and as such service recognition is further described on Section 8.01(b) of the Disclosure Schedule (except that, with respect to benefit accrual, such service will not be recognized to the extent that it would result in a duplication of benefits and will not be recognized for purposes of benefit accrual under any defined benefit plan or post-employment welfare benefit plan). Purchasers shall use commercially reasonable efforts to provide that any welfare benefit plan of Purchasers and their Subsidiaries within the meaning of section 3(1) of ERISA (each, a “Purchaser Welfare Plan”) will not include with respect to any Employee any restrictions or limitations with respect to pre-existing condition exclusions or any actively-at-work requirements (except to the extent such restrictions or limitations were applicable as of the Closing under any Employee Plans that are welfare benefit plans within the meaning of section 3(1) of ERISA (each, a “Seller Welfare Plan”)). Purchasers shall use commercially reasonable efforts to provide that any eligible expenses incurred by any Employee and his or her covered dependents during the portion of the plan year of such

Seller Welfare Plan ending on the date such Employee’s participation in such Purchaser Welfare Plan begins will be taken into account under the Purchaser Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Purchaser Welfare Plan.
(c)    From and after the Closing Date, subject to the terms of the Transition Services Agreement, the Company and its Subsidiaries shall cease to be participating employers in the Seller Plans, and Purchasers shall cause the Company or one of its Subsidiaries to assume or retain, as applicable, and honor, in accordance with their terms, the Assumed Plans and to perform and satisfy all Liabilities thereunder, regardless of whether such Liabilities arise before, on or after the Closing Date. Without limiting the foregoing, Purchasers shall cause the Company or one of its Subsidiaries to retain and honor, in accordance with its terms, the Company Plans set forth on Section 8.01(c) of the Disclosure Schedule, and to perform and satisfy all Liabilities thereunder, regardless of whether such Liabilities arise before, on or after the Closing Date, for a period of at least one (1) year following the Closing Date. Effective as of the Closing Date, Seller will take all actions necessary to transfer, or cause to be transferred, to the Company or one of its Subsidiaries (as directed by Purchasers) all of the rights and obligations (to the extent not already held by the Company or one of its Subsidiaries as of the Closing) of the Assumed Plans. “Assumed Plans” means (i) each Company Plan specifically identified as such on Section 8.01(c) of the Disclosure Schedule and (ii) each Seller Plan that Purchasers explicitly agree to assume as set forth on Section 8.01(c) of the Disclosure Schedule.
(d)    Coverage for all Employees and Former Employees and their respective spouses and dependents under the Seller Welfare Plans will cease to be effective immediately prior to the Closing Date; provided, that the Seller Welfare Plans shall remain solely responsible for (and Seller shall take any and all actions necessary to cause the Seller Welfare Plans to continue to be responsible for) all disability and other welfare benefits for any Employee or Former Employee of the Company or its Subsidiaries who is eligible to receive short- or long-term disability benefits immediately prior to the Closing Date. Purchasers shall extend offers of employment to all Former Employees who return from short-term disability within six (6) months following the Closing Date. Seller and the Seller Welfare Plans will be responsible for all claims incurred under the Seller Welfare Plans prior to the Closing Date with respect to Employees, Former Employees and their respective spouses and dependents. Purchaser Welfare Plans will cover all Employees and Former Employees and their respective spouses and dependents on and after the Closing Date other than as otherwise provided in this Section 8.01(d). Purchasers and Purchaser Welfare Plans will be responsible for all claims incurred by all Employees and Former Employees and their respective spouses and dependents under the Purchaser Welfare Plans on and after the Closing Date. A claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of healthcare programs).

(e)    The Employees shall, as of or as soon as reasonably practicable after the Closing Date, become eligible to participate in one or more U.S. tax-qualified defined contribution retirement plans with a cash or deferred arrangement under Section 401(k) of the Code sponsored by Purchasers or one of their Subsidiaries (collectively, “Purchasers’ 401(k) Plan”). Prior to the Closing Date, Seller shall or shall cause its Affiliates to make the matching, profit sharing, and any other employer contributions to the applicable U.S. tax-qualified defined contribution retirement plans sponsored by Seller or its Affiliates (collectively, “Seller’s 401(k) Plans”) on behalf of the Employees that would have been made irrespective of any end-of-year service requirements otherwise applicable to such contributions, prorated for the portion of the plan year ending on the Closing Date. As of the Closing Date, Seller shall fully vest the applicable Employees in their account balances under the applicable Seller’s 401(k) Plans. Seller shall cause Seller’s 401(k) Plans to distribute, and Purchasers shall cause Purchasers’ 401(k) Plan to accept rollovers of, the account balances of such Employees (including, to the extent permitted by the service provider of Purchasers’ 401(k) Plan, the direct in-kind rollover of participant loan promissory notes, subject to the following sentence) from Seller’s 401(k) Plans. With respect to the direct in-kind rollover of participant loans, Seller and Purchasers shall reasonably cooperate to take such commercially feasible actions as are reasonably necessary to permit Employees with outstanding participant loans under Seller’s 401(k) Plans as of the Closing Date and who timely elect to directly roll over such loans to Purchasers’ 401(k) Plan to continue to make scheduled loan payments to Seller’s 401(k) Plans after the Closing Date so that such loans will not default pending such rollover, and, if loan rollovers are permitted by the service provider of Purchasers’ 401(k) Plan, Seller and Purchasers will accommodate the loan rollover process for loans which, as of the date of the rollover, are not in default; provided, however, that any such rollover shall be subject to such administrative rules and procedures as may be mutually agreeable, the terms of the plans and receipt of a timely participant election.
(f)    Purchasers shall credit each Employee with the unused vacation, sick leave or personal days to which the Employee is entitled through the Closing Date to the extent reflected in Closing Net Working Capital as finally determined in accordance with Section 1.04, except that if Seller is required by applicable Law to pay any Employee the cash value of his or her unused vacation, sick leave or personal days described in this Section 8.01(f), then Seller shall pay such amount and Purchasers will not be required to honor such vacation, sick leave or personal days.
(g)    To the extent Employees participate in a dependent care or medical expense reimbursement account under an Employee Plan (“Seller’s FSA”) during the calendar year that includes the Closing, Purchasers shall establish one or more comparable plans (“Purchasers’ FSA”) that will recognize the elections that such Employees had in effect for purposes of the plan year in which the Closing occurs under Seller’s FSA. Purchasers’ FSA will (i) assume the obligations of Seller’s FSA with respect to Employees as of the Closing Date and (ii) provide the same level of dependent care and medical expense reimbursement account benefits as those provided under Seller’s FSA at least through the end of the plan year in effect as of the Closing. As soon as practicable after the Closing, Seller shall transfer to Purchasers in cash an amount equal to the total amount that Employees have contributed to Seller’s FSA through the Closing Date for the calendar year that includes the Closing less all amounts that have been paid from Seller’s FSA through the Closing Date for medical expense and dependent care claims incurred by the Employees in the calendar year that includes the Closing (such difference, the “Flex Plan Amount”). If the Flex Plan Amount is less than $0, as soon as practicable after the Closing, Purchasers shall transfer to Seller, in cash, an amount equal to all amounts that have been paid from Seller’s FSA through the Closing Date for medical expense and dependent care claims incurred by the Employees in the calendar year that includes the Closing less the total amount that Employees have contributed to Seller’s FSA through the Closing Date for the calendar year that includes the Closing. After the Closing Date, Purchasers’ FSA will be responsible for reimbursement of all previously unreimbursed reimbursable medical and/or dependent care claims incurred by Employees, regardless of when the claims were incurred.
(h)    Purchasers will have the sole responsibility for “continuation coverage” benefits provided after the Closing for all Employees and “qualified beneficiaries” of Employees for whom a “qualifying event” occurs after the Closing (including all qualifying events that occur in connection with the consummation of the Transactions). The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” will have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA.
(i)    Seller will retain the obligation and Liability for any workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Employee and Former Employee for injuries that occur prior to the Closing Date. Purchasers will be responsible for any obligation and Liability for workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Employee for injuries that occur on or after the Closing Date, which will include claims with respect to injuries sustained by Employees on or after the Closing Date that are aggravations or re-injuries of injuries or illnesses that were sustained prior to the Closing Date.
Section 8.02.    Labor Relations. It is expressly agreed and understood that neither Purchasers nor Seller has any right, power or authority to control, direct or regulate the labor relations and human resources policies and procedures of the other Party, that neither Party is deemed to constitute the agent or representative of the other Party, and that neither Party is liable in any manner whatsoever for the acts or omissions of the other Party or the other Party’s agents, representatives or employees.
Section 8.03.    No Right of Employment; Third Party Beneficiary. Nothing herein expressed or implied will (a) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller, the Company or any of its Subsidiaries or Affiliates or any other Person other than the Parties hereto and their respective successors and permitted assigns, (b) constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, the Company, the Company’s Subsidiaries, Purchasers or any of their

Affiliates. Nothing herein shall impact the rights of Purchasers, the Company and its Subsidiaries to terminate the employment of any Employee after the Closing.
Section 8.04.    WARN Act. For the ninety-one (91)-day (inclusive) period immediately following the Closing Date, Purchasers will not, and will cause any successor or permitted assign of any portion of the Business not to, cause or permit to be implemented any plant closing, mass layoff or other termination (whether actual or constructive) of Employees which, either alone or in the aggregate (with each other or any plant closing, partial closing, mass layoff or other termination of Employees occurring on or prior to the Closing Date), would reasonably be expected to create any Liability for Seller or any Affiliate of Seller under the WARN Act or similar applicable Law.
Section 8.05.    Acceleration of Equity Awards. Prior to the Closing Date, conditioned upon the Closing, Seller shall cause all outstanding stock options or other equity equivalents or equity-based awards or rights issued to Employees by Seller to accelerate, vest and become fully payable or exercisable.
Section 8.06.    Replacement Employee Plans. Prior to the Closing Date, conditioned upon the Closing and effective as of the Closing Date, Seller shall use commercially reasonable efforts to cause all of the Seller Plans specified on Section 8.06 of the Disclosure Schedule to be replaced with plans sponsored by the Company or its Subsidiaries that include substantially-identical terms as contained in the corresponding Seller Plans as of the Effective Date. All documents to be entered into in connection herewith shall be provided to Purchasers for their review and comment, and all actions hereunder shall be subject to the written consent of Purchasers (which consent will not be unreasonably withheld, conditioned or delayed).
ARTICLE 9
CONDITIONS TO CLOSING
Section 9.01.    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Acquisition and the Transactions are subject to the satisfaction of the following conditions:
(a)    All waiting periods (and all extensions thereof) under the HSR Act applicable to the Transactions will have expired or will have been terminated; and
(b)    No applicable Law or Governmental Order will be enacted, promulgated, entered or enforced by any Governmental Authority that would prohibit the consummation of the Transactions.
Section 9.02.    Conditions to Obligation of Purchasers. The obligation of Purchasers to consummate the Acquisition and the Transactions is subject to the satisfaction of the following further conditions:
(a)    (1) Seller will have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (1) without giving effect to the Conversions for purposes of determining the following, (A) the Fundamental Representations of Seller shall be true and correct both when made and at and as of the Closing Date as if made at and as of such date (except to the extent that any such Fundamental Representation speaks as of an earlier date(s), in which case it must be correct only as of such earlier date(s)), other than any failures to be so true and correct with respect to the representations regarding the foreign qualifications of the Company and its Subsidiaries contained in Section 2.01(b) and Section 2.01(c) that are of a de minimis nature or effect and (B) the other representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct both when made and at and as of the Closing Date as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date(s), in which case it must be correct only as of such earlier date(s)), except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (1) Purchasers will have received a certificate signed by an officer of Seller to the foregoing effect.
(b)    Since the Effective Date, there shall not have occurred or be continuing a Material Adverse Effect that has not been previously cured.
(c)    Seller shall have obtained all authorizations, consents, orders, approvals and estoppel certificates set forth on Section 9.02(c) of the Disclosure Schedule, each of which shall be reasonably satisfactory in form and substance to Purchasers.
(d)    Seller will have delivered, or caused to be delivered, to Purchasers, all of the deliveries required by Section 1.03(c).
Section 9.03.    Conditions to Obligation of Seller. The obligation of Seller to consummate the Acquisition is subject to the satisfaction of the following further conditions:
(a)    (1) Purchasers will have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date,
(1) (A) the Fundamental Representations of Purchasers shall be true and correct both when made and at and as of the Closing Date as if made at and as of such date (except to the extent that any such Fundamental Representation speaks as of an earlier date, in which case it must be correct only as of such earlier date), and (B) the other representations and warranties of Purchasers contained in this Agreement and in any certificate or other writing delivered by Purchasers pursuant hereto will be true and correct both when made and at and as of the Closing Date as if made at and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case it must be correct only as of such earlier date), except where the failure of such representations and warranties to be true and correct has not prevented or materially delayed or would not reasonably be expected to prevent or materially delay Purchasers’ consummation of the Transactions and (1) Seller will have received a certificate signed by an officer of Purchasers to the foregoing effect.
(b)    Purchasers will have delivered, or caused to be delivered, to Seller, all of the deliveries required by Section 1.03(b).

Section 9.04.    Frustration of Closing Conditions. Neither Purchasers nor Seller may rely on the failure of any condition set forth in Sections 9.01, 9.02 or 9.03, as the case may be, to be satisfied if such failure was primarily and directly caused by such Party’s failure to comply with its obligations to consummate the Acquisition as required by the provisions of this Agreement, including Section 6.01.
ARTICLE 10
TERMINATION
Section 10.01.    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written agreement of Seller and Purchasers;
(b)    (i) by Seller, if any of the conditions set forth in Section 9.01 or Section 9.03 shall have become incapable of fulfillment on or prior to the date that is one hundred twenty (120) days after the Effective Date (the “Termination Date”) or (ii) by Purchasers, if any of the conditions set forth in Section 9.01 or Section 9.02 shall have become incapable of fulfillment on or prior to the Termination Date, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to timely perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the Termination Date and such action or failure to perform constitutes a breach of this Agreement;
(c)    by Seller, if Seller is not then in material breach of any term of this Agreement, upon written notice to Purchasers if there has been a breach of any representation, warranty, covenant or agreement on the part of Purchasers contained in this Agreement such that the condition set forth in Section 9.03(a) would not be satisfied, and which breach has not been cured prior to the earlier of (i) fifteen (15) Business Days following notice of such breach and (ii) the Termination Date;
(d)    by Purchasers, if Purchasers are not then in material breach of any term of this Agreement, upon written notice to Seller if there has been a breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement such that the condition set forth in Section 9.02(a) would not be satisfied, and which breach has not been cured prior to the earlier of (i) fifteen (15) Business Days following notice of such breach and (ii) the Termination Date; or
(e)    by Seller if (i) each of the conditions set forth in Section 9.01 and Section 9.02 has been satisfied or waived on or prior to the date that the Closing should have been consummated in accordance with Section 1.03(a) (other than those conditions that by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied), (ii) Seller has confirmed by written notice delivered to Purchasers to the effect that (x) Seller stands ready, willing and able to consummate the Transactions on the date that the Closing should have been consummated in accordance with Section 1.03(a) and (y) all conditions set forth in Section 9.03 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) or that Seller has irrevocably waived any unsatisfied conditions in Section 9.03, and (iii) Purchasers shall have failed to consummate the Closing on or prior to the date the Closing is required to have occurred in breach of Section 1.03(a) (provided, that Seller is prepared and able to consummate the Closing as of such date, including by satisfying those conditions which by their terms are to be satisfied at the Closing).
The Party desiring to terminate this Agreement pursuant to Sections 10.01(b), 10.01(c), 10.01(d) or 10.01(e) shall give written notice of such termination and the basis therefor to the other Party.
Section 10.02.    Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, except as provided in Section 10.03, such termination will be without liability of any Party (or any equity holder, member, manager, director, officer, employee, agent, consultant or representative of any Party) to any other Party, except that nothing in this Section 10.02 will relieve any Party from liability for any willful and material breach of this Agreement prior to such termination. The provisions of Sections 5.01 (Confidentiality), 6.02 (Public Announcements), 10.02 (Effect of Termination), 10.03 (Termination Fee) and Article 12 (Miscellaneous) will survive any termination of this Agreement pursuant to Section 10.01. No termination of this Agreement will affect the obligations of the Parties to the Confidentiality Agreement, all of which obligations will survive the termination of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Parties will have no liability to Seller, the Company, any Subsidiary of the Company or any of its or their respective Affiliates hereunder or under the Debt Financing Commitments or otherwise relating to or arising out of the transactions contemplated by such agreements; provided, that the foregoing shall not preclude any liability of the Financing Sources to Purchasers under and subject to the express terms of the Debt Financing Commitments (and the related fee letters) or the Debt Financing.
Section 10.03.    Termination Fee.
(a)    If this Agreement is validly terminated by Seller pursuant to Section 10.01(e) (the “Termination Event”), then Purchasers, jointly and severally, shall promptly, but in no event later than ten (10) Business Days after the date of such termination pay or cause to be paid to Seller a fee equal to $35,000,000 (the “Termination Fee”); provided, that Purchasers shall be entitled to proceed with the Closing no later than ten (10) Business Days after such termination, in which case Purchasers shall have no obligation or liability to pay the Termination Fee whatsoever, and this Agreement shall no longer be terminated.
(b)    Except for Purchasers and the Investors (but only to the extent set forth in the Limited Guaranty), no other Person, including any Affiliate of a Purchaser or any Financing Source Party, shall have any liability for any obligation or liability to the Company, any of its Subsidiaries, Seller, or any of their respective Affiliates or any of their respective direct or indirect equity holders for a claim for any loss suffered as a result of any breach of this Agreement, any financing commitment or the Limited Guaranty, or the failure of the Transactions to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise.

(c)    The Parties further acknowledge and agree that any amount payable pursuant to Section 10.03(a) does not constitute a penalty but shall constitute liquidated damages to compensate Seller. Upon payment of the Termination Fee, none of Purchasers, the Investors or any Financing Source Party or any of their respective Affiliates shall have any liability or obligation to the Company, any of its Subsidiaries, Seller or any of their respective Affiliates or direct or indirect equity holders whatsoever (whether at law, in equity, in contract, in tort or otherwise). Notwithstanding anything to the contrary set forth in this Agreement, payment of the Termination Fee to Seller shall be the Company’s, the Company’s Subsidiaries’, Seller’s, their respective Affiliates’ and their respective direct and indirect equity holders’ sole and exclusive remedy against Purchasers or any lender participating in the Debt Financing and their respective Affiliates as a result of and following a Termination Event (except as provided in Section 10.03(c)(i)), and under no circumstances shall:
(i)    Seller, the Company, any Subsidiary of the Company, any of their respective Affiliates or direct or indirect equity holders be entitled to any non-monetary or other relief against Purchasers, the Investors or any Financing Source Party or any of their respective Affiliates (whether at law, in equity, in contract, in tort or otherwise), unless Seller elects specific performance under Section 12.07 to the extent available (in which case, if Seller elects specific performance, such specific performance pursuant to Section 12.07 shall be the sole and exclusive remedy against Purchasers and their Affiliates (other than as a third party beneficiary of Purchasers’ right to seek specific performance against the Investors as expressly permitted by the applicable Equity Financing Commitments) or direct or indirect equity holders and neither Seller nor any other Person shall have any right to, or any right to demand payment of, the Termination Fee or any other amount whatsoever); or
(ii)    Purchasers be required to pay the Termination Fee on more than one occasion.
ARTICLE 11
SURVIVAL; INDEMNIFICATION
Section 11.01.    Survival.
(a)    The representations and warranties contained in this Agreement shall not survive the Closing Date; provided, however, that (i) the Fundamental Representations shall survive until the date that is three (3) years following the Closing Date and (ii) the representations and warranties set forth in Section 2.07 shall survive until sixty (60) days following the expiration of the applicable statute of limitations. The covenants and agreements contained in the Agreement (I) which by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms and (II) which by their terms are to be performed prior to the Closing shall survive the Closing for one (1) year following the Closing; provided, however, that Section 11.02(a)(iii) shall survive until the date that is 60 days following the expiration of the applicable statute of limitations (taking into account any extensions thereof).

(b)    For the avoidance of doubt, the Parties (i) intend the foregoing sentences of this Section 11.01 and all other time limitations in this Agreement to operate as a contractual statute of limitations and to shorten, replace and supersede any statute of limitations that may otherwise be applicable to claims for breaches of representations or warranties or covenants and (ii) acknowledge and agree that such shortening, replacement and supersession of any such statute of limitations by such contractual statute of limitations are reasonable and appropriate.
Section 11.02.    Indemnification of Purchasers by Seller.
(a)    From and after the Closing Date, Seller shall indemnify, save and hold harmless Purchasers and its officers, directors and Affiliates (including the Company and its Subsidiaries) and their respective Representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses suffered by any such Purchaser Indemnified Parties resulting from or arising out of: (i) any breach of, misrepresentation of, or inaccuracy in (A) any Fundamental Representation of Seller in this Agreement or (B) the representations and warranties set forth in Section 2.07; (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement; (iii) any Pre-Closing Taxes, other than Taxes included in the calculation of Closing Indebtedness, Closing Transaction Expenses or Closing Net Working Capital (each, as finally determined pursuant to Section 1.04); or (iv) the matters set forth on Section 11.02(a)(iv) of the Disclosure Schedule.
(b)    The Purchaser Indemnified Parties will not be entitled to assert any indemnification pursuant to Section 11.02(a) after the expiration of the applicable survival period referenced in Section 11.01, except that if, on or prior to the expiration of the applicable survival period, Purchasers have given Seller a notice of claim in accordance with Section 11.04 for such indemnification, the Purchaser Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.
(c)    Any indemnification of a Purchaser Indemnified Party pursuant to this Section 11.02 will be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within fifteen (15) days after the final determination thereof.
Section 11.03.    Indemnification of Seller by Purchasers.
(a)    From and after the Closing Date, Purchasers shall, jointly and severally, indemnify and save and hold harmless Seller, its Affiliates and their respective officers and directors and their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties,” and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any breach of, misrepresentation of, or inaccuracy in any representation or warranty of Purchasers in this Agreement; or (ii) any nonfulfillment or breach of any covenant or agreement made by Purchasers in this Agreement.
(b)    The Seller Indemnified Parties will not be entitled to assert any indemnification pursuant to Section 11.03(a) after the expiration of the applicable survival period referenced in Section 11.01, except that if, on or prior to the expiration of the applicable survival period, Seller has given Purchasers a notice of claim in accordance with Section 11.04 for such indemnification, the Seller Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.
(c)    Any indemnification of a Seller Indemnified Party pursuant to this Section 11.03 will be effected by wire transfer or transfers of immediately available funds from Purchasers to an account or accounts designated by the applicable Seller Indemnified Party to Purchasers within fifteen (15) days after the final determination thereof.
Section 11.04.    Procedures Relating to Indemnification.
(a)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Article 11 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party or Affiliate thereof) against the Indemnified Party (each, a “Third-Party Claim”), such Indemnified Party must notify the indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of written notice of the Third-Party Claim, except that failure to give such notification will not affect the indemnification provided hereunder except to the extent the indemnifying Party will have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall deliver to the indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.
(b)    If a Third-Party Claim is made against an Indemnified Party, the indemnifying Party will be entitled to participate in the defense thereof (and to employ counsel, at its own expense, separate from the Indemnified Party’s counsel) and, if it so chooses, to assume the defense of any such claim that exclusively involves civil monetary damages thereof with counsel selected by the indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the indemnifying Party shall not be entitled to assume the defense of (i) any Third-Party Claim for equitable or injunctive relief, (ii) any Third-Party Claim that would impose criminal liability or criminal damages or (iii) any Third-Party Claim that involves any material customer, material supplier or material distributor of the Indemnified Party, and the Indemnified Party shall have the right to defend, at the expense of the indemnifying Party, any such Third-Party Claim. Should the indemnifying Party so elect to assume the defense of a Third-Party Claim in accordance with this Section 11.04, the indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest between the Indemnified Party and the indemnifying Party. If the indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying Party, it being understood that the indemnifying Party will control such defense. To the extent the Third-Party Claim is a claim that the indemnifying Party is ultimately responsible for under this Article 11, the indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying Party has not assumed the defense thereof. If the indemnifying Party chooses to defend any Third-Party Claim, all the Parties shall cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the indemnifying Party’s request) the provision to the indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and the use of commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying Party has assumed the defense of a Third-Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying Party’s prior written consent (which consent will not be unreasonably withheld). The indemnifying Party may pay, settle or compromise a Third-Party Claim without the written consent of the Indemnified Party, so long as such settlement (A) includes (i) an unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim, (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy, (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (B) only provides for the payment of monetary damages for which the Indemnified Party will receive indemnification under this Article 11.
(c)    If any Indemnified Party desires to assert any claim for indemnification provided for under this Article 11 other than a claim in respect of, arising out of or involving a Third-Party Claim, such Indemnified Party shall notify the indemnifying Party in writing, and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim, except that the failure of an Indemnified Party to notify the indemnifying Party will relieve the indemnifying Party from its obligation to indemnify only to the extent that the indemnifying Party is actually and materially prejudiced as a result of such failure.
Section 11.05.    Limitations on Indemnification; R&W Insurance Policy.
(a)    In no event will the aggregate indemnification to be paid by Seller pursuant to Section 11.02(a)(i)(A) exceed five percent (5%) of the Purchase Price. In no event will the aggregate indemnification to be paid by Purchasers pursuant to Section 11.03(a)(i) exceed five percent (5%) of the Purchase Price.
(b)    Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party will be entitled to recover the amount of any Covered Losses suffered by such Indemnified Party more than once, regardless of whether such Covered Losses may be as a result of a breach of more than one representation, warranty or covenant.
(c)    If the Transactions are consummated, Purchasers expressly reserve the right to seek indemnity or other remedy pursuant to the terms of this Agreement and such rights shall not be affected or deemed waived by reason of any investigation by, disclosure to, knowledge or imputed Knowledge of Purchasers or any of their Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, Seller agrees that as knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by Seller pursuant to the terms of this Agreement, Seller shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, pursuant to the terms of this Agreement, seek information concerning knowledge or reliance of Purchasers or any of their Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of Purchasers or any of their Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.
(d)    For purposes of determining whether any inaccuracy in, or breach of, any representation or warranty in this Agreement has occurred for purposes of Article 11 hereof, and for the purposes of determining the amount of any Covered Losses (and for the avoidance of doubt, not for any other purposes under this Agreement), any and all exceptions, limitations, restrictions, modifications, qualifications and exclusions contained in such representations and warranties that are based or conditioned on or refer to the terms “Material Adverse Effect,” “material” and/or “materially” (including when “material” and “materially” are used as adjectives and/or adverbs) shall be disregarded.
(e)    For the avoidance of doubt, the Purchaser Indemnified Parties shall not be entitled to indemnification by Seller hereunder resulting from or arising out of any breach of, misrepresentation of, or inaccuracy in any representation or warranty of Seller hereunder except for the Fundamental Representations and the representations and warranties set forth in Section 2.07. The parties hereto acknowledge and agree that other than with respect to fraud, Purchasers shall first seek to recover Covered Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available, with respect to any indemnification claim under Sections 11.02(a)(i) and 11.02(a)(iii), before seeking to recover any Covered Losses directly from Seller.

(f)    Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on Purchasers’ right to recover under the R&W Insurance Policy shall be solely as set forth therein and nothing in this Agreement shall impact Purchasers’ right to recover under the R&W Insurance Policy.
Section 11.06.    Exclusive Remedy. This Article 11 (in addition to any rights of the Purchaser Indemnified Parties to recover under the R&W Insurance Policy), will be the exclusive remedy of the Parties following the Closing for any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations or payments arising out of or relating to any misrepresentation or breach of the representations, warranties, covenants or agreements of the Parties contained herein or otherwise relating to the subject matter of this Agreement, except for (a) actions for specific performance, injunctive relief or other equitable relief pursuant to Section 12.07 and (b) claims for actual fraud, in any which case the Parties will have all rights and remedies available under this Agreement and available under any Law. In furtherance of the foregoing, other than as set forth in this Section 11.06, following the Closing, each of the Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the other Parties under this Agreement, arising under or based upon any Law, other than the right to seek indemnity pursuant to this Article 11.
Section 11.07.    Purchase Price Adjustment. All amounts paid under this Article 11 (including any payment received by Purchasers under the R&W Insurance Policy) will, to the extent permitted by Law, be treated as an adjustment to the Purchase Price.
ARTICLE 12
MISCELLANEOUS
Section 12.01.    Definitions. Each of the following terms, as used in this Agreement, has the following meaning:
“Accounting Firm” means Ernst & Young or, if Ernst & Young is unable to serve, Purchasers and Seller will appoint by mutual agreement a nationally recognized firm of independent certified public accountants, except that if Purchasers and Seller cannot agree on such a firm, Purchasers and Seller will each appoint a nationally recognized firm of independent certified public accountants to elect a third such firm to which the dispute will be submitted.
“Acquisition” has the meaning set forth in the Recitals.
“Acquisition Proposal” has the meaning set forth in Section 4.06(a).
“Action” means any claim, action, complaint, charge, arbitration, mediation, investigation, audit, suit or proceeding by or before any Governmental Authority.
“Additional Financial Data” means the Financial Due Diligence Report, dated April 25, 2019, prepared by PricewaterhouseCoopers.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; and “control” (including the terms “controlled by” and

“under common control with”), with respect to the relationship between or among two or more Persons, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided, however, that, notwithstanding anything contained herein to the contrary, portfolio companies of investment funds managed or controlled by an Investor or its Affiliates (other than, after the Closing, the Company and its Subsidiaries) shall not be considered Affiliates of Purchasers or the Investors for purposes of this Agreement (other than with respect to Section 4.07 and Section 6.01(c)).
“Agreement” has the meaning set forth in the Preamble.
“Alternative Financing” has the meaning set forth in Section 5.06(b).
“Ancillary Agreements” means all agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the Transactions, including the Transition Services Agreement and the Transitional Trademark License Agreement, but excluding those certain Participation Agreements described in Section 8.01(a).
“Anticorruption Laws” has the meaning set forth in Section 2.16(a).
“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other Laws regulating merger control matters or conduct having the purpose or effect of monopolization, unreasonable restraint of trade, abuse of dominant position, or the prevention, restriction, distortion or substantial lessening of competition.
“Applicable Accounting Principles” has the meaning set forth in Section 1.04(a).
“Assumed Plans” has the meaning set forth in Section 8.01(c).
“Audited Financial Statements” has the meaning set forth in Section 2.05(a).
“Authorization Letters” has the meaning set forth in Section 4.05(a)(v).
“Balance Sheet” has the meaning set forth in Section 2.05(b).
“Balance Sheet Date” has the meaning set forth in Section 2.05(b).
“Business” has the meaning set forth in the Recitals.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP, net of (i) any issued but uncleared checks, wires and bank overdrafts of the Company or its Subsidiaries and (ii) any amounts relating to credit card receivables or Restricted Cash, in the case of each of clauses (i) and (ii), whether or not required to be reported as such under GAAP. For avoidance of doubt, Cash can be a negative number.
“Closing” has the meaning set forth in Section 1.03(a).
“Closing Cash” has the meaning set forth in Section 1.04(b)(i).
“Closing Date” has the meaning set forth in Section 1.03(a).
“Closing Indebtedness” has the meaning set forth in Section 1.04(b)(i).
“Closing Net Working Capital” has the meaning set forth in Section 1.04(b)(i).
“Closing Transaction Expenses” has the meaning set forth in Section 1.04(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Contracts” means a Contract to which the Company or one of its Subsidiaries is a party and which is currently in effect.
“Company Group Employee” has the meaning set forth in Section 4.08(a)(ii).
“Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or its Subsidiaries.
“Company Plans” has the meaning set forth in Section 2.10(a).
“Company Registered Intellectual Property” has the meaning set forth in Section 2.13(a).
“Company Released Parties” has the meaning set forth in Section 4.07.
“Company Shares” has the meaning set forth in Section 2.07(m).
“Competing Business” means any business that competes, directly or indirectly, with the Business.
“Confidential Information” has the meaning set forth in Section 4.03(b).
“Confidentiality Agreement” the Confidentiality Agreement, dated as of March 14, 2019 between Littlejohn & Co., LLC and Robert W. Baird & Co. Incorporated, as amended from time to time.
“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement, whether written or oral.

“Controlled Group” means any organization that is a member of a controlled group of organizations within the meaning sections 414(b), (c), (m) or (o) of the Code.
“Conversion” has the meaning set forth in Section 1.06(a).
“Covered Loss” means any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), costs and expenses (including interest and penalties due and payable with respect thereto and attorneys’ and accountants’ fees and any other expenses incurred in investigating, preparing, defending, avoiding or settling any Action), and Taxes, including any of the foregoing arising under, out of or in connection with any Action, Governmental Order, or any Law or Contract, except that Covered Losses shall exclude any loss or Liability that has been reflected in the Closing Net Working Capital, Closing Indebtedness, Closing Cash or Closing Transaction Expenses, as finally determined in accordance with Section 1.04(b), and punitive damages except to the extent actually paid to a third party. The amount of any Covered Loss subject to indemnification hereunder will be calculated net of (a) any net insurance proceeds actually received by the indemnitee on account of such Covered Loss (net of any deductible, increase in premiums or other costs or expenses associated with obtaining such recovery) and (b) any net Tax benefit actually recognized by the indemnitee arising from the recognition of the Covered Loss in the year in which such Covered Loss occurred (determined by comparing actual cash Tax liability for the taxable period of such payment to the hypothetical cash Tax liability of the Purchaser Indemnified Party and its Affiliates for such Tax period without taking into account such Covered Loss, and treating any deductions or credits resulting from such Covered Losses as the last deductions or credits taken on any Tax Return). The Indemnified Party entitled to indemnification under this Agreement shall use commercially reasonable efforts to seek recovery from third parties under insurance policies covering any Covered Loss (provided, that an Indemnified Party shall not be required to pursue an insurance recovery effort by means of mediation, arbitration or other alternative dispute resolution proceeding or litigation) and shall mitigate any actual Covered Loss to the extent required by Law.
“Covered Persons” has the meaning set forth in Section 5.04(b).
“Datasite” means that certain virtual data room relating to the Business established by Seller and made available to Purchasers through Intralinks Holdings, Inc. as such virtual data room existed on the Business Day immediately preceding the Effective Date.
“Debt Financing” has the meaning set forth in Section 3.05.
“Debt Financing Commitments” has the meaning set forth in Section 3.05.
“Debt Financing Source” means any Person (including any agent, arranger or lender) that has committed to provide, or otherwise entered into agreement with Purchasers in connection with, the Debt Financing or Alternative Financing in connection with the Transaction, including the parties to the Debt Financing Commitments and any joinder agreements, amendment agreements or credit agreements related thereto, together with their Affiliates and their and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of any of the foregoing.
“Debt Payoff Letters” means the payoff letters and guarantee release agreements duly executed by each holder or counterparty of Indebtedness set forth on Section 1.03(b)(ii) of the Disclosure Schedule, together with related lien release instruments and agreements, each in form and substance reasonably acceptable to Purchasers, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Liens in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by Purchasers to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Indebtedness (including all notes) and all collateral securing the applicable Indebtedness.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchasers before or concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 1.04(b)(iv).
“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“Draft Allocation” has the meaning set forth in Section 7.06(b).
“Effective Date” has the meaning set forth in the Preamble.
“Employee” means (a) any individual who, as of the Closing, is employed (whether full- or part-time, active or inactive) by the Company or any of its Subsidiaries, including any individual who is on an authorized leave of absence from the Company or any of its Subsidiaries, or any individual on military service or lay-off with recall rights who was an active employee of the Company or any of its Subsidiaries immediately prior to such military service or lay-off, but excluding any individual on long-term disability or (b) any individual listed on Section 12.01(a) of the Disclosure Schedule.
“Employee Plans” has the meaning set forth in Section 2.10(a).
“Enterprise-Wide Contract” means any Contract that is both (i) used in or relating to the operation of the Business as currently conducted and (ii) used in or relating to the businesses to be retained by Seller or its Affiliates’, but excluding all Leases.

“Environmental Law” any Law concerning (a) the manufacture, transport, use, treatment, storage or disposal of or exposure to any Hazardous Substance or (b) pollution or the protection of the environment or occupational health and safety.
“Equity Financing” has the meaning set forth in Section 3.05.
“Equity Financing Commitments” has the meaning set forth in Section 3.05.
“Equity Securities” means, with respect to any Person, any of its capital stock, shares, partnership interests (general or limited), limited liability company interests, trust interests or other securities or equity or ownership interests that entitle the holder thereof to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors, managers, or other management of such Person, or to exercise other rights generally afforded to shareholders of a corporation or members of a limited liability company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Cash” has the meaning set forth in Section 1.04(a).
“Estimated Indebtedness” has the meaning set forth in Section 1.04(a).
“Estimated Net Working Capital” has the meaning set forth in Section 1.04(a).
“Estimated Purchase Price” means (i) $700,000,000, plus (ii) Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) Estimated Transaction Expenses.
“Estimated Transaction Expenses” has the meaning set forth in Section 1.04(a).
“Exchange Act” has the meaning set forth in Section 2.04.
“FAA” means the United States Federal Aviation Administration.
“Final Allocation” has the meaning set forth in Section 7.06(b).
“Final Closing Statement” has the meaning set forth in Section 1.04(b)(i).
“Financial Statements” has the meaning set forth in Section 2.05(a).
“Financing” has the meaning set forth in Section 3.05.
“Financing Commitments” has the meaning set forth in Section 3.05.
“Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

Without limiting the foregoing and for the avoidance of doubt, the Financing Source Parties shall include the Debt Financing Sources.
“Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Financing, including the parties to the Financing Commitments and any related commitments to purchase the Debt Financing or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Financing Commitments (and the related fee letters) or any such related commitments) relating thereto.
“Firm” has the meaning set forth in Section 12.16.
“Flex Plan Amount” has the meaning set forth in Section 8.01(g).
“Former Employees” means any retirees or former employees of the Company or any of its Subsidiaries.
“Fundamental Representations” means the representations and warranties of Seller in Sections 2.01, 2.02, 2.03(a) and 2.23 and the representations and warranties of Purchasers in Sections 3.01, 3.02 and 3.10.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“General Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law.
“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).
“Governmental Order” means any order, ruling, writ, judgment, injunction, stipulation, decree, decision, executive order, subpoena or award entered by or with any Governmental Authority.
“Guarantors” has the meaning set forth in the Recitals.
“Hazardous Substance” means (i) any material or substance that is defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., or (ii) any other material, substance, or waste or other matter defined by or regulated under Environmental Law as hazardous, toxic, a contaminant or a pollutant or regulated by any Governmental Authority due to its hazardous or deleterious properties or characteristics, including any petroleum product or by-product, asbestos and asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, toxic mold, radon gas, radioactive substances, noise, and odor.

“HSR Act” means the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, without duplication, and to the extent not expressly included in Closing Net Working Capital as finally determined pursuant to Section 1.04(b), the following (a) all Liabilities of the Company and any of its Subsidiaries for the principal of, interest on, and premium and breakage costs and penalties in respect of, and other fees, expenses (if any), and other payment obligations and amounts due or that would become due as a result of the consummation of the Transactions for (i) all indebtedness for borrowed money, (ii) all indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or any of its Subsidiaries thereunder), (b) all Liabilities issued or assumed as the deferred purchase price for property, services, goods or securities (including any purchase price obligation, contingent consideration, or “earn-out” obligations with respect to past acquisitions), all conditional sale obligations and all Liabilities under any title retention agreement, including all obligations of the Company or its Subsidiaries for the payment of money relating to leases that are required to be classified as capital or finance lease obligations in accordance with GAAP, but for the avoidance of doubt, excluding obligations associated with operating leases, (c) all Liabilities for the reimbursement of any obligor on any letter of credit, performance bond, banker’s acceptance or similar credit transaction, (d) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, any unpaid severance liabilities currently being paid or owed in respect of employees and service providers, including any unpaid severance liabilities currently being paid or owed as a result of any employees or service providers who terminated employment with the Company or any of its Subsidiaries or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing, (e) any Liability in respect of bonuses that are accrued but unpaid as of the Closing Date, and any employment Taxes payable by a Person or any of its Subsidiaries with respect to the foregoing, (f) all unpaid management fees or reimbursable expenses due or payable to Seller or any of its Affiliates, (g) all deferred revenue, customer deposits and other deposits and monies received in advance, including pursuant to that certain Rebate Inventory Cash Application Program described on Section 12.01(b) of the Disclosure Schedule, (h) all Liabilities secured by any Lien other than Permitted Liens, (i) all Liabilities associated with factoring or discounting of accounts receivables, except with respect to the agreements set forth on Section 12.01(f) of the Disclosure Schedule, and (j) all obligations of the type referred to in clauses (a) through (i) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; provided, however, that Indebtedness will not include any rebate programs other than as set forth on Section 12.01(b) of the Disclosure Schedule.
“Indemnified Parties” has the meaning set forth in Section 11.03(a).
“Information Technology Systems” has the meaning set forth in Section 2.13(f).
“Intellectual Property” means any and all patents and patent applications; Marks, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; works of authorship (including software), copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights or authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, restorations, reversions, modifications, continuations (in whole or in part), divisionals, counterparts, provisionals, re-examinations, reviews, substitutions or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.
“Intercompany Accounts” has the meaning set forth in Section 6.06.
“Inventory” means all raw materials, work-in-progress, finished goods, supplies, molds, dies, parts, spare parts, replacement and component parts, labels and packaging and other inventories of the Company and its Subsidiaries (including in transit, on consignment or in the possession of any third party).
“Investors” means Littlejohn Fund V, L.P., a Delaware limited partnership, Littlejohn Fund V-A, L.P., a Delaware limited partnership, Littlejohn Fund VI, L.P., a Delaware limited partnership, and Littlejohn Fund VI-A, L.P., a Delaware limited partnership.
“IRS” means the United States Internal Revenue Service.
“Key Employee” has the meaning set forth in Section 5.03.
“Knowledge” means the knowledge after reasonable due inquiry, (a) with respect to Seller, of any person listed on Section 12.01(c) of the Disclosure Schedule, and (b) with respect to Purchasers, of any person listed on Section 12.01(e) of the Disclosure Schedule.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.
“Leased Real Property” means all leasehold or subleasehold estates and other licenses and rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or its Subsidiaries, including all easements, rights and appurtenances relating to the foregoing.
“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.
“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.
“Lien” means any security interest, pledge, mortgage, lien, charge, claim, condition, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.
“Limited Guaranties” has the meaning set forth in the Recitals.
“Marks” means any business names, corporate names, trade names, trade dress rights, trademarks and service marks, Domain Names, logos, colors, color combinations, social media identifiers, other indicia of source or origin, all common law and use-based rights for any of the foregoing, and any and all registrations and applications for registration of any of the foregoing.
“Material Adverse Effect” means any event, change, occurrence, circumstance, effect condition or state of facts that, individually or in the aggregate, (i) materially impairs the ability of Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so or (ii) is or would reasonably be expected to be materially adverse to the operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, except that any such effect to the extent (and solely to the extent) resulting or arising from or relating to any of the following matters will not be considered when determining whether a Material Adverse Effect solely with respect to this clause (ii) has occurred or would be reasonably likely to occur: (a) any conditions in the industries in which the Company or any of its Subsidiaries compete, including competition in any of the geographic areas in which the Company and its Subsidiaries operate or developments or changes therein; (b) any conditions in the United States general economy or the general economy in the geographic area in which the Company and its Subsidiaries operate or developments or changes therein; (c) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism or developments or changes therein; (d) any conditions resulting from natural disasters; (e) the failure of the financial or operating performance of the Business to meet internal projections or budgets for any period before, on or after the Effective Date (provided, that the underlying causes of such failure shall be considered in determining whether there is or has been a Material Adverse Effect); (f) the announcement of this Agreement or the Transactions; or (g) changes in any Laws or accounting principles first proposed on or after the Effective Date; provided, however, that with respect to the foregoing clauses (a), (b), (c), (d) and (g), any such event, change, occurrence, circumstance, effect condition or state of facts may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent it disproportionately impacts the operations, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, in comparison to other participants of similar size in the same industry in which the Company and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 2.14(a).

“Net Adjustment Amount” has the meaning set forth in Section 1.04(b)(vii)(A).
“Net Working Capital” means the net working capital of the Company calculated from the components set forth on and in accordance with Exhibit B.
“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.
“Organizational Documents” means, as to any Person, its articles or certificate of incorporation or articles or certificate of organization or formation and its bylaws or regulations or limited liability company agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.
“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other interests and rights appurtenant thereto, owned by the Company or its Subsidiaries.
“Party” or “Parties” means Purchasers, Seller or all such Persons, as the case may be.
“Permits” has the meaning set forth in Section 2.09(b).
“Permitted Liens” means any of the following: (a) Liens that relate to Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, in each case, the full amount of which have been reflected in Closing Net Working Capital; (b) statutory Liens imposed by Law that relate to obligations that have arisen in the ordinary course of business and are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and, in each case, the full amount of which have been reflected in Closing Net Working Capital; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon a Person arising or incurred in the ordinary course of business; (e) the effect of zoning, entitlement and other land use and Environmental Laws; (f) imperfections or irregularities of public record in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions, covenants and other encumbrances on title to or use of real property; (g) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Owned Real Property or Leased Real Property or other general easements granted in the ordinary course of business to Governmental Authorities; (h) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway or other matters that would be shown by a current, accurate survey or physical inspection of Owned Real Property or Leased Real Property, except that in the case of clauses (e) through (h), any Lien that would, individually or in the aggregate, materially detract from the value or marketability of or otherwise impair the continued ownership, occupancy, use or operation of the assets to which they relate in the Business as currently conducted; (i) as to any Leased Real Property, any Lien arising solely under the Lease for such Leased Real Property affecting the interest of the lessor thereof that would not, individually or in the aggregate, impair the continued occupancy or use such Leased Real Property; and (j) any other Liens set forth on Section 12.01(d) of the Disclosure Schedule.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Information” has the meaning set forth in Section 2.26(a).
“PMA” means an approval granted by the FAA to design and manufacture replacement aircraft parts or any similar approval granted by a Governmental Authority outside the United States having similar oversight and function as the FAA.
“Pre-Closing Period” means the time period commencing on the Effective Date and continuing until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms.
“Pre-Closing Tax” means any Tax of the Company or any of its Subsidiaries (i) for a Pre-Closing Tax Period, including, for the avoidance of doubt, any liability for Taxes pursuant to Section 965(a) of the Code, in each case, determined without regard to whether the due date for the payment of such Taxes is prior to the Closing Date, (ii) arising in connection with the consummation of the Transactions (including as a result of the Section 336(e) Election, but excluding the portion of any Transfer Taxes required to be paid by Purchasers pursuant to Section 7.05), (iii) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or (iv) as a transferee or successor, by Contract (other than any customary agreements with customers, vendors, lenders, lessors or the like for which Taxes are not the principal subject matter), pursuant to any Law, rule or regulation or otherwise, which Taxes relate to an event or transaction occurring before the Closing.
“Pre-Closing Tax Period” means any taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any Straddle Period.
“Preliminary Closing Statement” has the meaning set forth in Section 1.04(a).
“Privacy Laws” has the meaning set forth in Section 2.26(a).
“Purchase Price” has the meaning set forth in Section 1.02.
“Purchaser” has the meaning set forth in the Preamble.
“Purchasers” has the meaning set forth in the Preamble.
“Purchaser Entities” has the meaning set forth in Section 12.17.
“Purchaser Indemnified Parties” has the meaning set forth in Section 11.02(a).
“Purchaser Returns” has the meaning set forth in Section 7.02(b).
“Purchaser Welfare Plan” has the meaning set forth in Section 8.01(b).

“Purchasers’ 401(k) Plan” has the meaning set forth in Section 8.01(e).
“Purchasers’ FSA” has the meaning set forth in Section 8.01(g).
“Real Property” means the Owned Real Property and the Leased Real Property.
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five (5) years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than five percent (5%) of the outstanding equity or ownership interests of such specified Person.
“Release” means any actual or threatened spilling, leaking, pumping, pouring, releasing, emitting, emptying, discharging, injecting, escaping, dumping, disposing, depositing, dispersing, leaching or migrating of any Hazardous Substance into or through the indoor or outdoor environment.
“Release Subject Matter” has the meaning set forth in Section 5.04(b).
“Released Parties” has the meaning set forth in Section 5.04(b).
“Releasing Parties” has the meaning set forth in Section 5.04(b).
“Representatives” of a Person means his, her or its members, managers, directors, officers, employees, accountants, auditors, bankers, counsel, consultants, advisors, representatives and agents.
“Required Information” has the meaning set forth in Section 4.05(a)(iii).
“Resolution Period” has the meaning set forth in Section 1.04(b)(iii).
“Restricted Cash” means all Cash and Cash equivalents of the Company or any of its Subsidiaries that are not freely useable and available to the Company or its Subsidiaries because it is subject to restrictions, limitations or taxes on use or distribution either by Contract, for regulatory or legal purposes, or is cash and cash equivalents that is collected from customers in advance, is being held on behalf of customers and represents a liability to such customers.
“Review Period” has the meaning set forth in Section 1.04(b)(ii).
“Ruby Automation” has the meaning set forth in the Recitals.
“Ruby Automation, LLC” means Ruby Automation, LLC, a Delaware limited liability company, as the successor entity to Ruby Automation after the Conversions.
“Ruby Fluid Power” has the meaning set forth in the Recitals.

“Ruby PR” has the meaning set forth in the Recitals.
“Ruby PR, LLC” means Ruby PR, LLC, a Puerto Rico limited liability company, as the successor entity to Ruby PR after the Conversions.
“Ruby PR Tax Election Forms” has the meaning set forth in Section 1.06(a).
“R&W Insurance Policy” means that certain representation and warranty insurance policies issued by AIG Specialty Insurance Company, National Fire & Marine Insurance Company and Euclid Transactional, LLC, with respect to the representations and warranties of Seller under this Agreement and Section 11.02(a)(iii) purchased by Purchasers in connection with the execution and delivery of this Agreement, as amended, supplemented or replaced.
“Sanctioned Country” means any country or region that is or was in the last five (5) years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“SEC” has the meaning set forth in Section 2.04.
“Section 336(e) Election” has the meaning set forth in Section 7.06(a).
“Section 336(e) Election Forms” has the meaning set forth in Section 7.06(a).
“Securities Act” has the meaning set forth in Section 3.07.
“Seller” has the meaning set forth in the Preamble.
“Seller Guarantees” has the meaning set forth in Section 6.10.
“Seller Indemnified Parties” has the meaning set forth in Section 11.03(a).
“Seller Party” or “Seller Parties” has the meaning set forth in Section 12.17.
“Seller Plans” has the meaning set forth in Section 2.10(a).
“Seller Proposal” has the meaning set forth in Section 4.06(b).
“Seller Returns” has the meaning set forth in Section 7.02(a).

“Seller Separate Return” has the meaning set forth in Section 7.02(a).
“Seller Severance Payable” has the meaning set forth in Section 8.01(a).
“Seller Welfare Plan” has the meaning set forth in Section 8.01(b).
“Seller’s 401(k) Plans” has the meaning set forth in Section 8.01(e).
“Seller’s FSA” has the meaning set forth in Section 8.01(g).
“Shares” has the meaning set forth in the Recitals.
“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.
“Standalone Cost Allocations and Assumptions” means the adjustments to the costs, expenses and overhead and corporate allocations with respect to, and the assumptions regarding the costs and expenses of, the standalone operation of the Company and its Subsidiaries, in each case, described in the Additional Financial Data.
“Statement of Objections” has the meaning set forth in Section 1.04(b)(iii).
“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
“Subsidiary” of any Person means (a) a corporation of which such Person owns or controls such number of the voting securities which is sufficient to elect at least a majority of its Board of Directors or (b) a partnership or limited liability company of which such Person (either alone or through or together with any other Subsidiary) is the general partner or managing entity.
“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.
“Tail Policy” has the meaning set forth in Section 5.04(a).
“Target Working Capital” means $267,430,000.00.
“Tax” means (i) all federal, state, local, foreign and other taxes, fees, levies, assessments or charges of any kind whatsoever imposed by a Taxing Authority, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, escheat, unclaimed property, transfer, license, payroll and franchise taxes (whether imposed directly or through withholding and whether or not disputed) (including any amounts resulting from the failure to file any Tax Return) and any interest, penalties or additions to tax attributable to such taxes, fees, levies, assessments and other amounts described above and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, by Contract or otherwise through operation of Law.

“Tax Returns” means any return, claim for refund, report or information return filed or required to be filed with any Taxing Authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Termination Date” has the meaning set forth in Section 10.01(b).
“Termination Event” has the meaning set forth in Section 10.03(a).
“Termination Fee” has the meaning set forth in Section 10.03(a).
“Third-Party Claim” has the meaning set forth in Section 11.04(a).
“Top Customer” has the meaning set forth in Section 2.24(a).
“Top Supplier” has the meaning set forth in Section 2.24(b).
“Tradenames and Trademarks” has the meaning set forth in Section 6.03.
“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of Seller) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the Transactions, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transactions (including any process run by or on behalf of the Company in connection with such transactions); (ii) any fees and expenses associated with obtaining waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the Transactions (including any process run by or on behalf of the Company in connection with such transactions); (iii) all brokers’, finders’ or similar fees in connection with the Transactions (including any process run by or on behalf of the Company in connection with the Transactions); (iv) fifty percent (50%) of the Transfer Taxes; (v) the fees, costs and expenses of the Tail Policy; (vi) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith (but excluding, for the avoidance of doubt, any “double trigger”, severance, termination or similar amounts payable to any Employee after the Closing pursuant to the Employee Plans specified in Section 8.01(a)(i) of the Disclosure Schedule in connection with a subsequent termination of such Employee following the Closing); and (vii) any fees or expenses associated with obtaining the release and termination of any Liens in connection with the transactions contemplated hereby; provided, however, that Transaction Expenses shall not include any fees, costs, payments, expenses or disbursements incurred by or on behalf of Purchasers following the Closing.

“Transaction Expenses Payoff Instructions” has the meaning set forth in Section 4.09.
“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to (a) transaction bonuses, change in control payments, severance payments, retention payments or similar payments made by the Company or its Subsidiaries on or shortly prior to the Closing Date, (b) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company or its Subsidiaries with respect to the payment of the Indebtedness at or in connection with the Closing, (c) all fees, costs and expenses incurred by the Company or its Subsidiaries in connection with or incident to this Agreement and the Transactions, including any investment banking fees, costs and expenses, and (d) any payroll Taxes with respect to the amounts set forth in the foregoing clause (a), in each case, to the extent such item is deductible, as determined on at least a more-likely-than-not basis, in a tax period ending on or prior to the Closing Date. The Parties hereto shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any deduction for success based fees for purposes of this definition.
“Transactions” means the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.
“Transfer Taxes” means any excise, sales, use, goods and services, value added, registration, stamp, recording, documentary, conveyancing, transfer, transaction privilege, land appreciation, land transfer, business and similar Taxes, levies, customs duties, charges and fees incurred in connection with the Acquisition (including, for avoidance of doubt, any controlling interest real estate transfer taxes), including any claw-back, as a result of the Acquisition, of the exemption or reduction of these Taxes, levies, customs duties and charges granted to Seller, and including any interest, penalties or additions thereto.
“Transition Services Agreement” has the meaning set forth in Section 1.03(b)(vi).
“Transitional Trademark License Agreement” has the meaning set forth in Section 1.03(b)(vii).
“Treasury Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
“Unaudited Financial Statements” has the meaning set forth in Section 2.05(a).
“Undisputed Amounts” has the meaning set forth in Section 1.04(b)(iv).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, as amended, any implementing regulations, and any similar state or local law or ordinance.
“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) Estimated Net Working Capital exceeds the Target Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds Estimated Net Working Capital.
Section 12.02.    Notices. Any notice or other communication provided for in this Agreement or given hereunder to a Party must be in writing and (a) sent by electronic mail,
(b) delivered in person, or (c) sent by overnight courier of national reputation, addressed as follows:

if to Purchasers, to:	c/o Littlejohn & Co. LLC
8 Sound Shore Drive, Suite 303
Greenwich, Connecticut 06830
Attention: Antonio Miranda, Managing Director
Email: amiranda@littlejohnllc.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Sean P. Griffiths
Email: SGriffiths@gibsondunn.com

if to Seller, to:	Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Attention: Robert D. Starr, Executive Vice President and Chief Financial Officer
Email: Robert.Starr@kaman.com

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Attention: Shawn G. Lisle, Senior Vice President and General Counsel
Email: Shawn.Lisle@kaman.com

with a copy to (which shall not constitute notice):

K&L Gates LLP
134 Meeting Street, Suite 500
Charleston, South Carolina 29401
Attention: James S. Bruce
Email: jamie.bruce@klgates.com

or such other address with respect to a Party as such Party notifies the other Parties in writing as above provided. Each such notice or communication will be effective (i) if given by electronic mail, when electronic evidence of transmission is received, (ii) if delivered in person, when so delivered, or (iii) if given by overnight courier, upon delivery or refusal of delivery at the address specified in this Section 12.02.
Section 12.03.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no amendment, modification or supplement to the provisions of which the Financing Sources are expressly made third party beneficiaries pursuant to Section 12.10 shall be permitted in a manner adverse to any Financing Source without the prior written consent of such Financing Source. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 12.04.    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the Party incurring such cost or expense.
Section 12.05.    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their successors and assigns, except that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party; provided, however, that (i) Seller may assign this Agreement without the written consent of Purchasers to any successor or purchaser in the event of any merger, acquisition, consolidation or restructuring of Seller or a sale of all or substantially all of its assets and (ii) Purchasers may collaterally assign their rights under this Agreement to the Debt Financing Sources as collateral security.
Section 12.06.    Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without giving effect to conflicts of law or choice of law provisions thereof.
Section 12.07.    Specific Performance; Jurisdiction.
(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 12.07(b), the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of proving the inadequacy of monetary damages as a remedy and without the requirement to post bond or other security, this being in addition to any other remedy to which such Party is entitled at law or in equity.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, it is explicitly agreed that the right of Seller to specific performance to cause Purchasers to draw down the Equity Financing, to enforce the rights of Purchasers under the Equity Financing Commitments and to consummate the Closing shall be subject to each of the following requirements:
(i)    Purchasers are required to consummate the Closing in accordance with Section 1.03(a);
(ii)    all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived on or prior to the date that the Closing should have been consummated in accordance with Section 1.03(a) (other than those conditions that by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied);
(iii)    Purchasers have failed to consummate the Closing in breach of Section 1.03(a);
(iv)    the proceeds of the Debt Financing are available to Purchasers (or will be available at the Closing if the Equity Financing is funded at the Closing) on the terms set forth in the Debt Financing Commitments; and
(v)    Seller has confirmed by written notice to Purchasers that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing pursuant to Section 1.03(a) will occur.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall Purchasers, the Investor, any Financing Source Party or any of their respective Affiliates have any liability to Seller, the Company, any of their respective Affiliates or any of their respective direct or indirect equity holders for monetary damages in excess of the Termination Fee (including in the event of a willful and material breach) and under no circumstances shall the Company or any other Person be permitted or entitled to receive both a grant of specific performance under Section 12.07(b) and any monetary damages.
(d)    Notwithstanding the foregoing and subject to the rights of the parties to the Debt Financing Commitments under the terms thereof, none of the Company or any of its Affiliates or Seller shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders, agents or arrangers in connection with the Debt Financing.
Section 12.08.    Jurisdiction.
(a)    Unless otherwise explicitly provided in this Agreement, any Action relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, any state or federal court located in the State of Delaware. In addition, each Party (a) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in the State of Delaware, in connection with any such proceeding, (b) agrees that each such court will be deemed to be a convenient forum, (c) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court, and (d) to the fullest extent permitted by Law, consents to service of process being made through the notice procedures set forth in Section 12.02 (provided, however, that the foregoing shall not be construed to limit the ability to serve process by any other legal means). This provision is intended to comply with 6 Del. C. Section 2708, and each Party hereby agrees that (i) this Agreement involves at least $100,000 and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. Section 2708. Notwithstanding the foregoing, each of the Parties to this Agreement hereby agrees that any right or obligation with respect to any Debt Financing Source in connection with this Agreement, the Debt Financing Commitments, the Debt Financing and the transactions contemplated hereby and thereby, and any Action brought against any of the Debt Financing Sources, will governed by the Laws of the State of New York, without regard to the conflict of laws provisions thereof that would cause the laws of another state to apply.
(b)    Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence and except and to the extent provided in the Limited Guaranty or the Equity Financing Commitments, each of the Parties hereto agrees that (i) it will not bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. Seller further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof except and to the extent provided in the Limited Guaranty or the Equity Financing Commitments.
Section 21.09.    Jury Trial.
(a)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR LITIGATION (INCLUDING ANY LITIGATION INVOLVING ANY OF THE FINANCING SOURCE PARTIES) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS.
(b)    EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.09.
Section 12.10.    Third-Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties, their successors and assigns, except for (a) the Purchaser Indemnified Parties and the Seller Indemnified Parties, who are express third party beneficiaries solely with respect to Article 11, (b) the Financing Sources, who are express third party beneficiaries of, and may enforce, (i) in the case of the Debt Financing Sources, the definition of “Material Adverse Effect”, Section 12.03, Section 12.05, Section 12.06, Section 12.07(d), Section 12.08, Section 12.09, this Section 12.10 and Section 12.15 (and any related definitions used in those sections or any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of the foregoing sections and/or provisions) and (ii) without limiting the preceding clause (b)(i), in the case of the Financing Sources (other than the Debt Financing Sources), Section 12.03, Section 12.08(b) and this Section 12.10, (c) K&L Gates LLP, who is an express third party beneficiary solely with respect to Section 12.16 and Section 12.17, (d) the Covered Persons, who are express third party beneficiaries solely with respect to Section 5.04(b) and Section 5.04(c), and (e) the Company Released Parties, who are express third party beneficiaries solely with respect to Section 4.07.
Section 12.11.    Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement will also include the plural and vice versa. The captions and headings in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if.” The term “or” has the inclusive meaning represented by the phrase “and/or.” The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 12.12.    Entire Agreement. This Agreement, the Exhibits and the Disclosure Schedule hereto, together with the Ancillary Agreements, the Confidentiality Agreement and the R&W Insurance Policy, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereto. The recitals hereto are incorporated herein by reference.
Section 12.13.    Disclosure Schedule. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any section of the Disclosure Schedule will be considered to be made for purposes of all other sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other section of the Disclosure Schedule is reasonably apparent on its face. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule.
Section 12.14.    Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.
Section 12.15.    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, manager, Affiliate, agent, attorney or representative of any Party will have any liability for any Liabilities of any Party under this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of, the Transactions (other than the Investors pursuant to, and subject to the terms of, the Equity Financing Commitments). Seller and the Company each agree that, except to the extent a named party in this Agreement or the Ancillary Agreements and except and to the extent provided in the Limited Guaranty, the Equity Financing Commitments or the Confidentiality Agreement, (a) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Related Party of Purchasers, in any way relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Financing Commitments, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof and (b) no Related Party of a Purchaser shall have any liability

(whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) to Seller or the Company or any of its and their respective Affiliates or their respective directors, officers, employees, agents, partners, managers or equity holders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith. Notwithstanding anything to the contrary contained herein, each of the Seller and Company (each on their own behalf and on behalf of their respective Affiliates, officers, directors, employees, members, managers, partners, controlling persons, advisors, attorneys, agents and representatives) hereby (i) waives any claims or rights against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Financing Commitments or any related agreements or the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or any related agreements or the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of itself or any of its Affiliates, officers, directors, employees, members, managers, partners, controlling persons, advisors, attorneys, agents and representatives in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or related agreements or the transactions contemplated hereby and thereby, to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Seller or the Company in connection with this Agreement, the Debt Financing, the Debt Financing Commitments or related agreements or the transactions contemplated hereby and thereby.
Section 12.16.    Waiver of Privilege. The Parties hereby acknowledge and agree that, as to all communications between K&L Gates LLP (the “Firm”), on the one hand, and Seller, the Company and the Company’s Subsidiaries (prior to the Closing), on the other hand, that relate exclusively to this Agreement, the Transactions or the process leading up to this Agreement, the attorney-client privilege and the expectation of client confidence belong to Seller and will not pass to or be claimed by Purchasers, the Company or any of the Company’s Subsidiaries in the event of a legal dispute with Seller. Notwithstanding the foregoing, in the event a dispute arises between Purchasers, the Company and its Subsidiaries, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchasers, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of communications involving attorney-client privilege among the Firm, the Company, its Subsidiaries, and/or Seller that relate exclusively to this Agreement or the Transactions.
Section 12.17.    Conflict Waiver. Each Party hereby acknowledges and agrees that (a) at the Closing, the attorney-client relationship between the Firm and the Company and its Subsidiaries will terminate, and (b) the Firm in the future may represent Seller (and any of its affiliates, successors and assigns) (individually, a “Seller Party” and collectively, the “Seller Parties”) in any matter, including any dispute, negotiation, controversy, arbitration or litigation that may arise between any Seller Party on the one hand, and Purchasers, the Company, or any Subsidiary of the Company (collectively, the “Purchaser Entities”), on the other hand, with respect to this Agreement or the Transactions, even if such matters are directly adverse to the Company, any Subsidiary of the Company or any of the other Purchaser Entities, and each of the Company, each Subsidiary of the Company and the other Purchaser Entities hereby consents to such representation. The Firm will not be required to notify the Company, any Subsidiary of the Company or any other Purchaser Entity of any such representation as it arises. In connection with any such representation by the Firm of any one or more of the Seller Parties in any matter with respect to this Agreement or the Transactions in which the Purchaser Entities are adverse, the Company, each Subsidiary of the Company and each other Purchaser Entity hereby waive any duty of confidentiality or attorney-client privilege that may have arisen as a result of the Firm’s representation of the Company, any Subsidiary of the Company, and Seller. The Company and each other Purchaser Entity understand that it is being asked now to waive future conflicts as described above without knowledge as to the specifics of those conflicts because the waiver pertains to future facts and events. This consent and waiver is intended to be for the benefit of the Firm and effective in all jurisdictions in which the Firm practices, and to extend to any rights conferred on the Company, any Subsidiary of the Company or any other Purchaser Entity by the professional rules of conduct of any such jurisdiction and any other statute, rule, decision or common law principle relating to conflicts of interest that may otherwise be applicable.
Section 12.18.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be an original and all of which together will constitute a single instrument. The electronic transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized officer on the Effective Date.

SELLER:

KAMAN CORPORATION

By: /s/ Robert D. Starr
Name: Robert D. Starr
Title: Executive Vice President and
Chief Financial Officer

PURCHASERS:

LJ KIT BLOCKER, INC.

By: /s/ Antonio Miranda
Name: Antonio Miranda
Title: President

LJ KAI BLOCKER, INC.

By:/s/ Antonio Miranda
Name: Antonio Miranda
                             Title: President
LJ KFP BLOCKER, INC.

By:/s/ Antonio Miranda
Name: Antonio Miranda
                             Title: President

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

Exhibit A

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (this “Agreement”) is made and entered into this [______] day of [____________], 2019, by and among Kaman Corporation, a Connecticut corporation (“Seller”), LJ KIT Blocker, Inc., a Delaware corporation (“Purchaser 1”), LJ KAI Blocker, Inc., a Delaware corporation (“Purchaser 2”), and LJ KFP Blocker, Inc., a Delaware corporation (collectively with Purchaser 1 and Purchaser 2, “Purchasers,” and each individually, a “Purchaser”) and Kaman Industrial Technologies Corporation, a Connecticut corporation (the “Company”).
WITNESSETH:
WHEREAS, Seller and Purchasers have entered into a Share Purchase Agreement, dated as of June 25, 2019 (the “Purchase Agreement”), pursuant to which, at the Closing, Seller has agreed to sell and transfer the Shares of the Company to Purchasers, and Purchasers have agreed to purchase the Shares of the Company from Seller;
WHEREAS, Seller currently provides certain services to the Company and its subsidiaries, including (i) Ruby Automation, LLC, a Delaware limited liability company (as the successor company to Kaman Automation, Inc.), (ii) Kaman Fluid Power, LLC, a Delaware limited liability company, and (iii) Ruby PR, LLC, a Puerto Rico limited liability company (as the successor company to Industrial Rubber & Mechanics, Inc.) (collectively, the “Subsidiaries” and each a “Subsidiary”);
WHEREAS, in order to assist in the transition of the Business to Purchasers after the Closing, upon the terms and subject to the conditions set forth in this Agreement, Purchasers desire to have the Company and its Subsidiaries receive from Seller, and Seller has agreed to provide, or cause to be provided, certain transition services as set forth herein to the Company and its Subsidiaries; and
WHEREAS, Purchasers and the Company acknowledge that Seller is not in the business of providing the transition services set forth in this Agreement to third parties and that such services will be provided by Seller at Purchasers’ request and solely to accommodate Purchasers and the Company and its Subsidiaries during the transitional period after the Closing so as to maintain the continuity of the Business and to enable the Company and its Subsidiaries to establish stand-alone status without continued reliance upon the services of Seller (“Transition”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to such terms in the Purchase Agreement, except as expressly provided herein.
ARTICLE II
SERVICES

Section 2.1Scope of Services.

(a)During the Term (as defined below) and subject to the provisions of this Agreement, Seller shall provide to the Company and its Subsidiaries, or cause to be provided to the Company and its Subsidiaries, (i) the services listed in Schedule 2.1 hereto (and Annex 2.1.1 thereto) and (ii) those services, systems, functions or responsibilities not specifically described in Schedule 2.1 (or Annex 2.1.1 thereto), but which are inherently required for the proper performance and delivery of the services listed in Schedule 2.1 (and Annex 2.1.1 thereto) (collectively, the “Services” and each of them, individually, a “Service”). Notwithstanding anything to the contrary that may be set forth or implied elsewhere in this Agreement or in the Purchase Agreement, Seller shall not, and shall be under no obligation to, provide (y) the services set forth in Schedule 2.2 hereto (collectively, the “Excluded Services”), and (z) any services other than those explicitly included in the Services and the Omitted Services (as defined below).
(b)If (i) Seller (or one of its Affiliates) provided a service (other than the Excluded Services) to the Company in the ordinary course during the 12 month period immediately prior to the Closing Date and such service is not set forth in Schedule 2.1 (or Annex 2.1.1 thereto) as of the date of this Agreement (each, an “Omitted Service”) and (ii) during the three month period after the date of this Agreement, Purchasers reasonably determine that the Company requires such Omitted Service in connection with the operation of the Company and none of Purchasers, the Company nor any of its Subsidiaries are reasonably able to provide or procure such Omitted Service on commercially reasonable terms without materially disrupting the continuity of the Business or causing a hardship to the Company, then Purchasers have the right to add such Omitted Service to Schedule 2.1 (or Annex 2.1.1 thereto, as applicable) by delivering a written notice to Seller (an “Omitted Service Notice”). As soon as reasonably practicable following receipt of an Omitted Service Notice, Seller (or one of its Affiliates) shall begin providing such Omitted Service to the Company, and the parties hereto shall amend Schedule 2.1 (or Annex 2.1.1 thereto, as applicable) to set forth such Omitted Service, the duration of such Omitted Service (not to exceed the Term), and the terms and conditions for the provision of such Omitted Service, as agreed upon by the parties hereto. The fees applicable to such Omitted Service shall be determined by written agreement of the parties hereto, with each party hereto negotiating the applicable fee in good faith; provided that in no event shall such applicable fee be more than the actual cost incurred by Seller in providing such Omitted Service to the Company. Notwithstanding anything to the contrary herein, under no circumstances shall Purchasers be required to pay for the cost of any Service or any Omitted Service twice pursuant to this Agreement.

Section 2.2Service Standards; Level of Service. Seller shall use commercially reasonable efforts to perform the Services with substantially the same degree and at substantially the same level of accuracy, quality, completeness, responsiveness and efficiency as provided during the 12 month period before the Closing Date, if applicable (the “Service Standards”). Subject to Sections 2.1 and 2.2, appropriate modifications in the manner of delivery of a Service may be made by Seller as necessary to ensure the security, confidentiality and data integrity of the Services upon written notice to the Company.

Section 2.3Means of Providing Services.

(a)Subject to Sections 2.1 and 2.2, Seller shall, in its reasonable discretion, determine the manner, means and resources used to provide the Services in accordance with its reasonable business judgment. Subject to Sections 2.1 and 2.2, in providing the Services, Seller may modify or replace (i) its policies and procedures, (ii) any Affiliates and/or third parties that provide any Services, (iii) the location from which any Service is provided, or (iv) the Intellectual Property rights, information technology assets, systems, products and services used to provide the Services.

(b)Subject to Sections 2.1 and 2.2, Seller will not be obligated to (i) maintain the employment of any specific employee or number of employees, (ii) hire any employees in addition to the employees who are currently employed by Seller for the provision of Services for the benefit of the Business, or (iii) acquire, lease or license additional systems, equipment or software in order to provide the Services. Certain of the personnel dedicated to the provision of the Services are set forth in Schedule 2.3(b) hereto (the “TSA Employees”). At the end of the Term, Purchasers shall cause the Company to offer employment to the TSA Employees on terms consistent with the provisions of Section 8.01 of the Purchase Agreement. If the Company fails to extend such an offer of employment to any TSA Employee, or if such an offer triggers severance for any TSA Employee, Purchasers shall promptly reimburse Seller for fifty percent (50%) of any severance actually paid by Seller to such TSA Employee within 180 days after the termination of the Services under this Agreement that such TSA Employee renders and receipt by Purchasers of documentation establishing the payment of such severance to such TSA Employee. For the avoidance of doubt, during the Term, TSA Employees shall be under the direction, control and supervision of Seller (and not Purchasers) and Seller shall have the sole right to exercise all authority with respect to, and shall be solely responsible for, the employment, assignment and compensation of such employees (including any withholding, employment or other tax obligations).

(c)Purchasers acknowledge and agree that the Services provided by a third party on Seller’s behalf, and the assets licensed from a third party and used in connection with providing the Services, remain subject to the terms and conditions of any applicable contracts with such third parties, and the Company (and its Subsidiaries) shall continue to adhere to such terms and conditions. Seller shall use commercially reasonable efforts to obtain any necessary consent from such third parties in order to provide such Services, and to the extent that any additional consent fees are requested by such third parties for such consents, Seller and Purchasers shall evenly divide such additional consent fees (unless such additional consent fees relate to an assignment of this Agreement by Purchasers, or a Change of Control of the Company, as described in Section 9.14, in which event Purchasers shall be solely responsible for any such additional consent fees); provided, that Purchasers consent to the fees to be paid; provided, further, that if Purchasers do not consent to paying a particular fee, then Seller will be relieved of its obligation to provide the Services with respect to that particular software or service.

(d)In the event that any such consent referred to in clause (c) above is not obtained despite Seller using commercially reasonable efforts to obtain the consent, the parties hereto shall discuss in good faith, as applicable, alternative arrangements or modifications to the Services in order to meet a mutually agreed alternative standard, including Seller using commercially reasonable efforts to obtain alternative providers or provide temporary workarounds. Seller shall obtain Purchasers’ consent prior to agreeing to any consent fees to be paid to a third party and shall afford Purchasers the opportunity to procure alternative arrangements.

(e)Subject to Sections 2.1 and 2.2, Seller reserves the right, upon giving prior written notice to Purchasers, to subcontract with third parties to provide all or part of any Service or the Services; provided, that Seller is responsible for any incremental costs in excess of the Fees in connection with such third party providing such Service. In the event of any subcontracting, Seller shall remain responsible for ensuring the provision of the Services in accordance with this Agreement.

Section 2.4Certain Limitations. Subject to Sections 2.1 and 2.2, the Services will be subject to the following limitations (the “Limitations”) unless otherwise agreed by the parties hereto:
(a)Seller will only be required to provide the Services to or for the benefit of the Business as conducted (or contemplated to be conducted during the Term in the Projection Materials) prior to the Closing Date. In particular, without limiting the generality of the foregoing, Seller will not be obligated to provide Services in a volume or quantity which exceeds the historical volumes or quantities of the services provided (or contemplated to be provided during the Term in the Projection Materials), by Seller to the Company and its Subsidiaries for the benefit of the Business other than to account for reasonable business growth (which growth will not obligate Seller to provide any additional functionality through the Services, to the extent not otherwise contemplated during the Term by the Projection Materials). For purposes of this Agreement, the term “Projection Materials” means the Additional Financial Data, the Project Ruby Confidential Evaluation Materials, dated March 2019, prepared by Robert W. Baird &

Co. Incorporated and J.P. Morgan Securities LLC and the Project Ruby Management Presentation, dated April 2019.

(b)Seller will only be required to allocate the means and resources to provide Services necessary for the continued operation of the Business as was conducted (or contemplated to be conducted during the Term in the Projection Materials) prior to the Closing Date, so that the Service Standards are conducted in a manner consistent with the operation of the Business prior to the Closing, and the manner in which the Business is contemplated to be conducted during the Term pursuant to the Projection Materials.

(c)Seller, as a legal entity, will not be obligated to devote its sole attention to the provision of the Services; provided that, for the avoidance of doubt, the TSA Employees will devote their sole attention to the provision of the Services.

(d)Seller will not be obligated to provide any Services to any entity other than the Company and its Subsidiaries.

(e)For the avoidance of doubt, Seller will not be required to convert Service(s) to technology platforms other than that supported by Seller in providing the Services, but Seller shall remain available during the Term to respond to Purchasers’ reasonable inquiries in any efforts by Purchasers to effectuate such conversions on its behalf.

(f)Seller will not be obligated to provide any Services to the extent prohibited by applicable Law.

(g)Purchasers will not use the Services other than in a manner related to the operation of the Business.

(h)As promptly as practicable during the Term, Purchasers shall use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services. Without limiting the foregoing, in connection with any acquisitions or transactions contemplated in the Projection Materials or otherwise undertaken by Purchaser or its Affiliates during the Term, Purchaser and its Affiliates will use commercially reasonably efforts to obtain transition services arrangements from the sellers that are parties to such acquisitions or transactions.

Section 2.5Temporary Suspension of Services. Upon notice to Purchasers, Seller may, in its reasonable discretion, suspend the provision of the Services (or any part thereof), from time to time, to enable it to perform routine or emergency maintenance to those parts or components of buildings, plant, machinery, information technology systems, or other assets of Seller required to provide the Services; provided, that: (a) Seller shall perform such routine maintenance outside of the normal business hours of the Company and its Subsidiaries or during other mutually acceptable times; (b) Seller shall provide Purchasers with reasonable prior notice of any routine maintenance and, if practicable, prior notice of any such emergency maintenance and the anticipated duration of the suspension; (c) Seller carries out the applicable maintenance and resumes provision of the relevant Services efficiently and promptly; and (d) Seller avoids any unnecessary interruption or disruption to the Business.

Section 2.6Emergencies. In the event of an emergency or other exceptional circumstance affecting Seller’s own business or the business of its Affiliates which require the allocation of resources normally used for the provision of the Services, Seller shall inform Purchasers and the Company of such emergency or exceptional circumstance, and the parties hereto shall discuss in good faith the manner in which the Services will be provided until the emergency or exceptional circumstance is resolved. During such discussions Seller shall use commercially reasonable efforts to resume providing the Services in accordance with the Service Standards as soon as reasonably practicable. In the event such emergency or exceptional circumstance causes Seller to allocate limited resources between or among its Affiliates and the Company, Seller shall not provide to any of its Affiliates priority over the Company. Notwithstanding anything to the contrary contained in this Section 2.6, in the event any emergency or exceptional circumstance shall be a Force Majeure Event, the provisions of Section 9.1 will control with respect to such emergency or exceptional circumstance.

Section 2.7Cooperation.

(a)Each party hereto shall perform all obligations under this Agreement in good faith and use commercially reasonable efforts to cooperate with the other in order to facilitate the provision and receipt of the Services.

(b)Without limiting the foregoing, and subject to Section 7.2, (i) Purchasers and the Company (and its Subsidiaries) shall follow the workplace, security and data privacy policies, procedures, practices and requirements (collectively, the “Security Policies”) of Seller as applicable to the Services, and (ii) Seller shall follow the Security Policies of the Company as applicable to the Services to the extent that Seller was obligated to follow such Security Policies prior to the Closing; provided in the case of (i) and (ii) above, that none of the foregoing parties will be obligated to follow any policies, procedures and practices to the extent in doing so it would be in violation of applicable Law; provided, further, that the foregoing will in no way limit a party’s obligations to obtain consents pursuant to Section 2.3(c).

(c)Purchasers and the Company shall provide (and shall cause to be provided) to Seller and its employees, agents, consultants and contractors the following, at no cost to Seller, as necessary in the reasonable judgment of Seller in order for Seller to provide the Services pursuant to the terms hereof:  (i) access to facilities, hardware, equipment, systems, Intellectual Property and related items of the Company and its Subsidiaries; and (ii) access to, and the cooperation of, personnel of Purchasers, the Company and its Subsidiaries (including timely hiring and placement of those personnel necessary for knowledge transfer and assumption of functional responsibilities in connection with the Services).

(d)A failure of Seller, on the one hand, or Purchasers or the Company (and its Subsidiaries), on the other hand, to act in accordance with this Section 2.7 that prevents or materially inhibits the other party(s) ability to provide a Service or meet its obligations hereunder, including the failure to comply with Security Policies with which it is obligated to comply hereunder, will relieve such party(s) from such obligation until such time as the failure has ceased; provided, that the party that is unable to provide a Service or meet its obligations hereunder notifies the other party(s) promptly after becoming aware of such failure by the other party(s).

Section 2.8Unauthorized Access. If, at any time, Purchasers, the Company or its Subsidiaries (or any Affiliate thereof), on the one hand, or Seller or its Subsidiaries (or any Affiliate thereof), on the other hand, determines that (a) any of their respective personnel has sought to circumvent, or has circumvented, the Security Policies of the Company or the Seller, as applicable, (b) any unauthorized personnel of Purchasers, the Company or its Subsidiaries (or any Affiliate thereof), on the one hand, or Seller or its Subsidiaries (or any Affiliate thereof), on the other hand, has accessed Seller’s Systems or the Company’s Systems, as applicable, or (c) any of their respective personnel has engaged in activities that may reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, Seller, Purchasers or the Company, as applicable, shall promptly terminate (or cause to be terminated) such personnel’s access to Seller’s Systems or the Company’s Systems, as applicable, and promptly notify Seller or the Company (as applicable) in writing. In addition, (x) Seller will have the right to deny such personnel of Purchasers, the Company or its Subsidiaries (or any Affiliate thereof) access to Seller’s Systems and (y) Purchasers or the Company will have the right to deny such personnel of Seller (or any Affiliate thereof) access to the Company’s Systems, upon written notice to Purchasers or Seller, as applicable, in the event that Seller or Purchasers, as applicable, reasonably believe that such personnel have engaged in any of the activities set forth in this Section 2.8 or otherwise pose a security concern. Each party hereto shall reasonably cooperate with the other parties in investigating any apparent unauthorized access to or use of Seller’s Systems or the Company’s Systems, as applicable.

Section 2.9Insurance. Each party hereto shall, throughout the term of this Agreement, carry appropriate insurance with a reputable insurance company covering property damage, business interruptions and general liability insurance (including contractual liability) to protect its own business and property interests. To the extent a party hereto insures, in whole or in part, through a comparable plan of self-insurance, the other parties acknowledge that such self-insurance will be acceptable for purposes of this Agreement.

Section 2.10Divestiture, Sale or Transfer of Assets. Subject to Sections 2.1 and 2.2, nothing in this Agreement will be deemed to limit Seller’s ability to divest, sell or otherwise transfer any of its assets, including contracts and Intellectual Property licenses.

ARTICLE III
PRICING

Section 3.1Payment for Services. As compensation for the Services, Purchasers shall (a) pay Seller the fees described in Schedule 2.1 and (b) reimburse to Seller an amount equal to Seller’s and its Affiliates’ out-of-pocket expenses incurred by Seller or its Affiliates that are attributable to providing the Services (including pro-rata shares of expenses incurred in connection with providing the Services); provided, that any such out-of-pocket expenses in excess of any expenses set forth in Schedule 2.1 are approved in writing by Purchasers in advance of such expenses being incurred by Seller (which approval will not be unreasonably withheld, conditioned or delayed) (the foregoing clauses (a) and (b), collectively, the “Fees”). Seller shall not be responsible for any delay or failure in providing the Services hereunder to the extent caused by an unreasonable delay or failure by Purchasers to approve any such out-of-pocket expenses. If Purchasers terminate any Service, the applicable fee for that Service set forth in Schedule 2.1 will be prorated on the next invoice for the actual time the Service was provided, and such fee will be eliminated from all future invoices. If Purchasers exercise their option to renew a Service in accordance with Section 4.1, the applicable fee for such Service set forth in Schedule 2.1 will be increased for the Renewal Term by an amount equal to 10% over the applicable fee set forth in Section 2.1.

Section 3.2Taxes. In addition to the other amounts payable under this Agreement, for any Services for which Seller charges Fees hereunder, Purchasers shall pay, or reimburse Seller for, the amount of any present or future Taxes levied against, upon or in respect of the Services and/or payable by Seller on amounts earned (if any, including the amount of any interest or penalties levied upon any such amounts, to the extent the interest or penalties result from the failure by Purchasers to pay Seller any amounts pursuant to this Section 3.2 when due) in connection with the provision of any Services or to the use of such Services by Purchasers, the Company and its Subsidiaries, other than (i) Taxes associated with Seller’s income, gross receipts (for the avoidance of doubt, not including sales tax), property or employment and (ii) Taxes that were levied against, upon or in respect of the Services prior to the Closing. Invoices issued pursuant to Section 3.3 will separately state any taxes payable by Purchasers. The parties shall be entitled to deduct and withhold Taxes required by applicable Law to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, (i) such amounts shall be paid to the proper Governmental Authority and (ii) the party that made such payment shall promptly provide to the party with respect to which withholding was made evidence of such payment to such Governmental Authority.

Section 3.3Billing and Cash Settlement. Any amounts due under this Agreement will be billed and paid for in the following manner: (a) Seller shall invoice Purchasers on a monthly basis for all Services delivered during the preceding month and all Taxes payable by Purchasers to Seller in accordance with Section 3.2 related thereto in the preceding month; (b) all undisputed amounts under each such invoice will be payable within 30 days after Purchasers’ receipt thereof; and (c) invoices and payment of all invoices in respect of the Services provided hereunder will be made in U.S. Dollars ($) payable by wire transfer of immediately available funds to such account or accounts as may be designated from time to time by Seller. If

Purchasers fail to pay in full any invoice when due, interest will accrue daily on the unpaid amount at a rate of 3% per annum. With respect to any amounts due under this Agreement that accrue or are incurred by Seller or its Affiliates during the Term but that are not billed by Seller in a monthly invoice, or of which Seller does not become aware until after the Term, Seller shall set forth such fees in an invoice or invoices submitted to Purchasers following the end of the Term (each, a “Post-Term Invoice”), provided such invoice is submitted to Purchasers no later than 90 days following the date the applicable Service was rendered. Purchasers shall remit payment under any such Post-Term Invoice to Seller within 30 days after its receipt of such invoice.
ARTICLE IV
TERM; TERMINATION

Section 4.1Term; Renewal Option. The initial term of this Agreement will commence on the Closing Date and will end on the one year anniversary date thereafter (the “Initial Term”); provided, that, Purchasers will have the option to renew the term for one or more Services up to the period of time set forth in Schedule 2.1 (the “Renewal Term”) exercisable by written notice to Seller not less than 30 days before the expiration of the Initial Term (the Initial Term and the Renewal Term are collectively referred to as the “Term”). Notwithstanding the foregoing, the term period for a particular Service will end before the Initial Term to the extent set forth in Schedule 2.1, subject to Purchasers’ right to renew such period for the Renewal Term. The Fees charged by Seller will then be reduced by the amount applicable to such Services that so terminate, and if Purchasers have prepaid any such amounts, those amounts will be credited towards future invoices or refunded at Seller’s discretion.

Section 4.2Partial Termination of the Services. Except as set forth in Schedule 2.1, to the extent that a Service, or a portion thereof, can be terminated without requiring termination of all Services and without causing a material disruption to the Services provided by a third party, Seller will, at a mutually agreeable time no more than 30 days after Purchasers give written notice thereof, cease performance of any such Service or Services. As from the day such Service(s) ceases, the Fees will be appropriately reduced, and if Purchasers have prepaid any such amounts, those amounts will be credited towards future invoices or refunded at Seller’s discretion.

Section 4.3Termination of the Agreement. This Agreement or any Service hereunder may also be terminated:
(a)By either Seller or Purchasers upon written notice to the other party if the other party is in material breach of this Agreement or the Purchase Agreement; provided, however, that the breaching party will have 30 days from receipt of written notice thereof to cure such breach, at which time this Agreement or Service, as applicable, will terminate upon written notice if the breach has not been cured;

(b)By Purchasers upon written notice to Seller, if performance of this Agreement or any Service has been rendered impossible or impracticable for a period of 10 days as a direct result of the occurrence of any Force Majeure Event described in Section 9.1;

(c)By Purchasers with regard to a portion of the Services as provided under Section 4.2; or

(d)By either Seller or Purchasers upon written notice to the other party if the other party (i) files a petition in bankruptcy, (ii) becomes or is declared insolvent, or becomes the subject of any proceedings (not dismissed within 60 days) related to its liquidation, insolvency or the appointment of a receiver, (iii) makes an assignment on behalf of all or substantially all of its creditors, or (iv) takes any corporate action for its winding up or dissolution.

Section 4.4Effect of Termination. Upon any termination of this Agreement, no party hereto will have any further obligation to the other parties (including with respect to the provision of any Services), except:

(a)No termination of this Agreement will prejudice any claim a party may have under this Agreement that arises prior to the effective date of such termination;

(b)Such termination will not terminate or otherwise affect (i) any obligations to pay monies due or which become due for Services performed prior to the date of expiration or termination; (ii) the provisions of Articles V, VI, VII, VIII and IX; or (iii) any other obligations under this Agreement which specifically survive or are to be performed after the date of expiration or termination; and

(c)Purchasers shall reimburse Seller for any incremental fees charged by third party service providers in connection with the termination of Services.

ARTICLE V
INDEMNIFICATION

Section 5.1Indemnification. Subject to the limitations set forth in this Agreement, including in Article VI, Seller (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless Purchasers and the Company and their respective Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) (each, an “Indemnified Party”) from and against all Covered Losses arising out of or relating to (a) any third party claim relating to a breach by Seller of this Agreement or (b) a material breach by Seller of this Agreement, including a complete abandonment of a Service under this Agreement by Seller, except in each of the foregoing cases to the extent such Covered Losses result from the gross negligence or willful misconduct of a Purchaser or Purchaser-related Indemnified Party or other breach hereunder. Subject to the limitations set forth in this Agreement, including in Article VI, Purchasers (in such capacity, also the “Indemnifying Party”) shall indemnify and hold harmless Seller and its Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) (each, also an “Indemnified Party”) from and against all Covered Losses arising out of or relating to (y) any third party claim relating to a breach by a Purchaser, the Company or its Subsidiaries of this Agreement or (z) a material breach by Purchaser of this Agreement, except in each of the foregoing cases to the extent such Covered Losses result from the gross negligence or willful misconduct of Seller or any Seller-related Indemnified Party or other breach hereunder. The obligations set forth in this Section 5.1 shall survive for a period beginning on the date of the expiration or termination of this Agreement and ending on the date that is one year after the date of the expiration or termination of this Agreement.

Section 5.2Indemnification Procedures.

(a)Each Indemnified Party shall provide the Indemnifying Party with timely notice of any claim or liability subject to indemnification pursuant to Section 5.1; provided, that any failure by any Indemnified Party to so notify the Indemnifying Party will relieve the Indemnifying Party of its obligations under Section 5.1 only if and to the extent that the Indemnifying Party will have been actually prejudiced as a result of such failure.

(b)An Indemnified Party shall (i) give the Indemnifying Party prompt notice of an indemnifiable claim so as to afford the Indemnifying Party the opportunity to defend or negotiate a settlement of such indemnifiable claim hereunder at the Indemnifying Party’s expense; provided that the Indemnifying Party will not settle any such claim without the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, and (ii) reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in defending or settling such claim.

(c)If any Indemnified Party desires to assert any claim for indemnification provided for under Section 5.1 other than a claim in respect of, arising out of or involving a third-party claim, such Indemnified Party shall notify (such notice, a “Direct Claim Notice”) the Indemnifying Party in writing, and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim, except that the failure of an Indemnified Party to notify the Indemnifying Party will relieve the Indemnifying Party from its obligation to indemnify only to the extent that the Indemnifying Party is actually and materially prejudiced as a result of such failure.

(d)Each of the parties shall use its commercially reasonable efforts to mitigate its respective losses hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any losses hereunder.

(e)Purchasers acknowledge that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Article VI, including the limitations on representations and warranties with respect to the Services.

(f)This Article V will be the exclusive remedy of Purchasers and the Company and their respective Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) for any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations or payments arising out of or relating to any misrepresentation or breach of the representations, warranties, covenants or agreements of Seller or its Affiliates contained herein or otherwise relating to the subject matter of this Agreement (except for actions for specific performance, injunctive relief or other equitable relief pursuant to Section 9.10). In furtherance of the foregoing, Purchasers and the Company and their respective Affiliates (and their respective successors, officers, directors, shareholders, employees, agents, representatives and members) each hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller under this Agreement, arising under or based upon any Law, other than the right to seek indemnity pursuant to this Article V (except for actions for specific performance, injunctive relief or other equitable relief pursuant to Section 9.10).

ARTICLE VI
DISCLAIMER OF WARRANTIES; LIABILITY

Section 6.1DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO OTHER, AND EXPRESSLY DISCLAIMS ANY AND ALL OTHER, REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES, SOFTWARE OR HARDWARE PROVIDED HEREUNDER, INCLUDING THE IMPLIED WARRANTIES WITH RESPECT TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

Section 6.2Limitation of Liability.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS PROVIDED IN SECTION 6.4, THE AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT OR ANYTHING DONE IN CONNECTION THEREWITH, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL NOT EXCEED AN AMOUNT EQUAL TO $11,000,000.

(b)Except as otherwise provided in this Agreement, Seller is responsible only for the performance of the Services and will not undertake responsibility for the performance of any other service, obligation or function of Purchasers, the Company or its Subsidiaries. Notwithstanding anything to the contrary herein, to the extent that Company or a Purchaser retains a third party service provider to provide a service as a replacement for a Service provided by the Seller, Seller will have no liability to Purchasers, the Company or its Subsidiaries in connection with any failure of such third party service provider to provide such service.

Section 6.3Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement (including the definition of Covered Loss), in no event will any party be liable to the other parties for (a) any damages incurred as a result of third party claims except as provided in this Agreement, (b) any indirect or consequential damages, or (c) any special, exemplary, incidental or punitive damages, including lost or anticipated revenues, diminution in value, loss of profits, lost or anticipated savings, loss of business opportunity or injury to goodwill or reputation, in connection with, or related to the performance of, this Agreement or arising out of the Services rendered hereunder, whether such liability is asserted on the basis of contract (including the breach or any termination of this Agreement or any matter contemplated in Article V)), tort (including negligence or strict liability), misrepresentation or otherwise, even if the party has been warned of the possibility of any such loss or damage in advance.

Section 6.4Exceptions. The limitation on liability set forth in Section 6.2 shall not apply in the case of Covered Losses suffered by Purchasers or Company resulting from the (a) complete abandonment of a Service under this Agreement by Seller or (b) gross negligence or willful misconduct of Seller.

Section 6.5Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE VII
CONFIDENTIALITY; SECURITY

Section 7.1Confidentiality. The parties hereto acknowledge that Seller, on the one hand, and Purchasers, the Company and its Subsidiaries, on the other hand, will have access to confidential and proprietary information concerning the other party, its customers, employees, Affiliates and its business, which information is not readily available to the public (“Confidential Information”).

(a)Confidential Information. For purposes of this Agreement, “Confidential Information” of a party means information, ideas, materials or other subject matter of such party, whether disclosed orally, in writing, electronically or otherwise, that is provided under circumstances reasonably indicating that it is confidential or proprietary. “Confidential Information” of a party will include any and all trade secrets, processes, techniques, drawings, models, customer-related information and data, computer programs, databases, business plans, technical data, product ideas, marketing data and plans, contracts and financial information disclosed or otherwise provided by the disclosing party (“Disclosing Party”) to the receiving party (“Receiving Party”). Confidential Information will not include any information or material that: (i) is or becomes part of public knowledge other than as a result of any action or inaction of the

Receiving Party; (ii) is disclosed to the Receiving Party without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction); or (iii) is independently developed by the Receiving Party without reference to the Confidential Information and as evidenced by the records of the Receiving Party, or (iv) is properly known by the Receiving Party before receipt thereof from the Disclosing Party; provided, however, that the foregoing subsection (iv) will not apply to the Confidential Information of the Company or its Subsidiaries known to Seller prior to Closing, or the Confidential Information of Seller known to the Company or its Subsidiaries prior to Closing.

(b)Restrictions on Use. Confidential Information of the Disclosing Party will not be used for any purpose other than as expressly permitted under this Agreement, and will not be disclosed to any third party without the prior written consent of the Disclosing Party. Each party agrees to limit access to the other party’s Confidential Information to those of its Affiliates, directors, officers, employees, contractors and other representatives who: (i) have a need to know such Confidential Information for purposes of such party performing its obligations hereunder; and (ii) are obligated to protect the confidentiality of such Confidential Information. The Receiving Party shall treat the Confidential Information of the Disclosing Party with at least the same degree of care and protection as it would use with respect to its own confidential and proprietary information (and in no event less than a reasonable degree of care). Subject to Sections 6.2 and 6.3, the Receiving Party shall be responsible and liable to the Disclosing Party for any breach of this Article VII by the Receiving Party’s employees or other third parties receiving access to the Disclosing Party’s Confidential Information through or on behalf of the Receiving Party.

(c)Exclusions. Notwithstanding the foregoing, this Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation; provided, that, in such event, the Receiving Party shall promptly notify the Disclosing Party in writing to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order). Further, each party may disclose the terms and conditions of this Agreement (i) as required by the applicable securities laws or self-regulatory bodies or the rules, regulations or policies of any United States or foreign securities exchange, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities, (ii) in confidence, to legal counsel, (iii) in confidence, to accountants, banks and financing sources and their advisors, and (iv) in connection with the enforcement of this Agreement or any rights hereunder.

Section 7.2Security. If a party is given access to any of the other parties’ computer systems or software (collectively, “Systems”) or physical facilities in connection with receipt of the Services, the accessing party will not tamper with, compromise or circumvent any security or audit measures employed by the other parties. The accessing party will access and use only those Systems of the other parties for which it has been granted the right to access and use, and to access and use such Systems only to the extent reasonably necessary to provide or to receive the Services, as the case may be.
Section 7.3Remedies. The parties acknowledge, understand and agree that a breach of this Article VII may cause irreparable injury to the non-breaching party and that there may be no adequate or complete remedy at law available for such breach. Accordingly, the parties (a) agree that the non-breaching party will be entitled to seek enforcement of this Article VII by injunction (without the requirement to post bond or other security), and (b) irrevocably waive any defense based on the adequacy of the remedy at law which might be asserted as a bar to such injunctive relief.

ARTICLE VIII
INTELLECTUAL PROPERTY

Section 8.1Ownership of Intellectual Property.

(a)Except as otherwise expressly provided herein or in the Purchase Agreement, Seller, on the one hand, and Purchasers, on the other hand, will retain all right, title and interest in and to their respective Intellectual Property rights and any and all improvements, modifications and derivative works thereof, and no other license (other than to the extent necessary for the provision or receipt of the Services) or other right, express or implied, is granted hereunder by any party to its intellectual property rights.

(b)Each party shall from time to time execute any documents and take any other actions reasonably requested by the other parties to effectuate the purposes of this Section 8.1.

Section 8.2Reservation of Rights. Except as expressly provided in this Agreement, no party hereto will have any rights or licenses with respect to any hardware or facility of the other parties. All rights and licenses not expressly granted in this Agreement are expressly reserved by the relevant party.

ARTICLE IX
MISCELLANEOUS

Section 9.1Force Majeure. In the event that Seller is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, or if Seller fails to meet the Service Standards, by reason of events beyond its reasonable control (which may include acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster or riot) (each, a “Force Majeure Event”), Seller will not be obligated to deliver (or timely deliver, as applicable) the affected Services (including not delivering such Services on the Service Standards) during such period, and Purchasers will not be obligated to pay for any Services not delivered. Upon the occurrence of a Force Majeure Event, Seller shall give written notice to Purchasers of the Force Majeure Event upon which it intends to rely to excuse its performance and of the expected duration of such Force Majeure

Event. The duties and obligations of Seller with regard to the Services hereunder that are directly affected by such Force Majeure Event will be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents Seller from performing its duties and obligations hereunder and in no event will such duties and obligations be tolled beyond expiration of the Term. During the duration of the Force Majeure Event, Seller shall use its commercially reasonable efforts to avoid or remove such Force Majeure Event and shall use its commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. From, during and after the occurrence of a Force Majeure Event, Purchasers or the Company (or its Subsidiaries) may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services at Purchasers’ sole cost and expense.

Section 9.2Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement will also include the plural and vice versa. The captions and headings in this Agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if.” The term “or” has the inclusive meaning represented by the phrase “and/or.” The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.3Preparation of this Agreement. The parties hereby acknowledge that (a) Purchasers and the Company, on the one hand, and Seller, on the other hand, jointly and equally participated in the drafting of this Agreement, (b) Purchasers and the Company, on the one hand, and Seller, on the other hand, have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (c) no presumption will be made that any provision of this Agreement will be construed against any party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

Section 9.4Relationships of the Parties. The parties hereto are and will remain independent contractors and not employees or agents of each other. Except as expressly granted by a party in writing, none of Purchasers, the Company or Seller will have any authority, express or implied, to act as an agent of such other party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the parties hereto to create, nor should this Agreement be construed to create, a partnership, joint venture, fiduciary relationship or employment relationship among or between the parties (including their respective officers, employees, agents or representatives).

Section 9.5Employees of the Parties. The employees, agents or representatives of Seller providing services to Purchasers, the Company and its Subsidiaries under this Agreement will not be deemed employees, agents or representatives of Purchasers, the Company or its Subsidiaries. Similarly, the employees, agents or representatives of Purchasers, the Company or its Subsidiaries will not be deemed employees, agents or representatives of Seller.

Section 9.6Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws for the provision of the Services and to consummate the transactions contemplated herein.

Section 9.7Entire Agreement. This Agreement, the Purchase Agreement, the Exhibits and Disclosure Schedules thereto, together with the other Ancillary Agreements, the Confidentiality Agreement and the R&W Insurance Policy, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereto. The recitals hereto are incorporated herein by reference.

Section 9.8Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties, their successors and assigns, except as expressly provided otherwise in this Agreement.

Section 9.9Incorporation by Reference. Sections 12.06, 12.08 and 12.09 of the Purchase Agreement are incorporated by reference into this Agreement and shall be applied mutatis mutandis herein.

Section 9.10Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without the necessity of proving the inadequacy of monetary damages as a remedy and without the requirement to post bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 9.11Notices. Any notice or other communication provided for in this Agreement or given hereunder to a party must be in writing and (a) sent by electronic mail,
(b) delivered in person, or (c) sent by overnight courier of national reputation, addressed as follows:

if to Purchasers or the Company, to: c/o Littlejohn & Co. LLC
8 Sound Shore Drive, Suite 303
Greenwich, Connecticut 06830
Attention: Antonio Miranda, Managing Director
Email: amiranda@littlejohnllc.com

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Sean P. Griffiths
Email: SGriffiths@gibsondunn.com

if to Seller, to:	Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
Attention: Shawn G. Lisle, Senior Vice President and General Counsel
Email: Shawn.Lisle@kaman.com

with a copy to (which shall not constitute notice):

K&L Gates LLP
134 Meeting Street, Suite 500
Charleston, South Carolina 29401
Attention: James S. Bruce
Email: jamie.bruce@klgates.com

or such other address with respect to a party as such party notifies the other parties in writing as above provided. Each such notice or communication will be effective (A) if given by electronic mail, when electronic evidence of transmission is received, (B) if delivered in person, when so delivered, or (C) if given by overnight courier, upon delivery or refusal of delivery at the address specified in this Section 9.11.
Section 9.12Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.13Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the party incurring such cost or expense.

Section 9.14Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns, except that (a) no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (subject to Section 2.3(d)) without the prior written consent of the other parties and (b) in the event of a merger or Change of Control of the Company, any Subsidiary or any single Purchaser, the prior written consent of Seller shall be required hereunder (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no consent of Seller shall be required in the event of any merger or Change of Control of Purchasers collectively to one or more affiliated acquirers, or with or into one or more affiliated surviving entities, in a single transaction or in connection with the acquisition, consolidation or restructuring of all or substantially all of the assets of the Business to one or more affiliated acquirers, or with or into one or more affiliated surviving entities, in a single transaction. For purposes hereof, “Change of Control” means any transaction in which, following such transaction, fifty percent (50%) or more of the outstanding voting equity of the acquired, surviving, or combined entity is owned, directly or indirectly, by Persons other than the equityholders of such party immediately prior to such transaction. Any increase in Fees resulting from a permitted assignment, merger or Change of Control hereunder shall be borne solely by Purchasers or the successor in interest hereunder to Purchasers.

Section 9.15Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

Section 9.16Counterparts; Effect. This Agreement may be signed in any number of counterparts, each of which will be an original and all of which together will constitute a single instrument. The electronic transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement.

Section 9.17Administrative Contacts. Purchasers designate Purchasers’ Chief Financial Officer (contact information above) as its administrative contact for purposes of this Agreement, and Seller designates Seller’s Chief Financial Officer (contact information above) as its administrative contact for purposes of this Agreement. All initial contacts between the parties regarding issues and matters arising under this Agreement or any other administrative matters in connection with the transactions contemplated hereby will be directed to such party’s administrative contact.

Section 9.18Dispute Resolution. Purchasers and the Company, on the one hand, and Seller, on the other hand, shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement amicably and promptly by good faith negotiations between executives who have authority to settle such dispute. A party may give the other parties written notice of any dispute not resolved in the normal course of business. Within five business days after delivery of such notice, the administrative contacts of the parties shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to use their respective commercially reasonable efforts to resolve the dispute. If the matter has not been resolved within five business days of the first meeting of such administrative contacts (or, if the parties are unable to mutually agree upon an acceptable time and place to meet, within five business days of the sending of such notice of dispute), a party may, by notice to the other parties, refer the matter to executives of the parties. Such executives shall negotiate in good faith to resolve the matter in an amicable manner within five business days of such second notice. In the event the matter is not resolved within such five-day period, a party may, by notice to the other parties, refer the matter to the parties’ chief executive officers. Such officers shall negotiate in good faith to resolve the matter in an amicable manner within five business days of such third notice. In the event the matter is not resolved within such five-day period, a party may pursue all other means available to it to resolve the dispute.

Section 9.19No Setoff. Each of the parties hereto hereby acknowledges that it will have no right under this Agreement to offset any amounts owed (or to become due and owing) to another party hereto, whether under this Agreement, the Purchase Agreement or otherwise, against any other amount owed (or to become due and owing) to it by such other party.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.
SELLER:

Kaman Corporation

By:    ___________________________________________
Name:
Title:
PURCHASERS:

LJ KIT Blocker, Inc.

By:    ___________________________________________
Name:
Title:
LJ KAI Blocker, Inc.

By:    ___________________________________________
Name:
Title:
LJ KFP Blocker, Inc.

By:    ___________________________________________
Name:
Title:
COMPANY:

Kaman Industrial Technologies Corporation

By:    ___________________________________________
Name:
Title:

Exhibit C

Execution Version

TRADEMARK, TRADE NAME AND DOMAIN NAME LICENSE AGREEMENT
THIS TRADEMARK, TRADE NAME AND DOMAIN NAME LICENSE AGREEMENT (the “Agreement”), effective as of the Closing Date, is made by and among Kaman Corporation, a corporation organized and existing under the laws of the State of Connecticut (“Licensor”), and [•], a [•] (“Licensee”, and with Licensor, each a “Party” and collectively, the “Parties”).
WHEREAS, Licensor and LJ KIT Blocker, Inc., LJ KAI Blocker, Inc., and LJ KFP Blocker, Inc. (collectively, “Purchasers”) have entered into a Share Purchase Agreement, dated as of June 25, 2019 (the “Purchase Agreement”), pursuant to which, at the Closing, Licensor has agreed to sell and transfer the Shares of Kaman Industrial Technologies Corporation to Purchasers, and Purchasers have agreed to purchase the Shares of Kaman Industrial Technologies Corporation from Licensor (unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meaning ascribed to such terms in the Purchase Agreement).
WHEREAS, Purchasers and Licensee acknowledge that Licensor is not in the business of licensing out its intellectual property to third parties as set forth in this Agreement and that such licensing will be provided by Licensor at Purchasers’ request and solely to accommodate Purchasers, Licensee and Additional Licensees (as defined below) to maintain the continuity of the Business while Licensee and Additional Licensees each phase out the use of the intellectual property licensed under this Agreement and Additional License Agreements (as defined below), respectively, over the course of the Term of this Agreement and Additional License Agreements, respectively (“Transition”).
WHEREAS, Licensor owns trademarks, service marks, logos, business names, commercial names, trade names, domain names, and registrations and applications therefor, consisting of or containing the word KAMAN in standard characters and/or in stylized typeface and/or in colors and/or in combination with other words and letters and/or in combination with graphic elements (collectively the “KAMAN Marks”), and included within the KAMAN Marks are those certain registered service marks set forth in Schedule A as well as certain related common law service mark rights to KAMAN owned by Licensor (collectively, the “Licensed Marks”) and those certain domain names set forth in Schedule B (the “Licensed Domain Names”).

WHEREAS, within the Business, Licensee is engaged in (a) the service of promoting, advertising, distributing and selling the following third party goods: power transmission products and components, industrial automation products and components, fluid power products and components, electro-mechanical products and components, bearings, motion control products and components, and electrical power products and components (collectively, the “Third Party Industrial Goods”); (b) providing services in connection with its engineered integrated solutions, including, maintenance, repair and other services related thereto (“Industrial Services”) and (c) selling products resulting from Licensee’s Industrial Services that are assembled by Licensee (“Licensee Goods”).

WHEREAS, in connection with the Transition, and upon the terms and subject to the conditions set forth in this Agreement, Purchasers desire to have Licensee receive from Licensor, and Licensor desires to grant to Licensee, a license to the Licensed Marks as part of the Combination Marks (as defined below) and Licensed Domain Names in the manner set forth in this Agreement.

WHEREAS, also in connection with the Transition, under separate Trademark, Trade Name and Domain Name License Agreements (each an “Additional License Agreement” and, collectively, the “Additional License Agreements”), Licensor has granted to [LJ KIT Blocker, Inc., LJ KAI Blocker, Inc., LJ KFP Blocker, Inc., Kaman Industrial Technologies Corporation, Ruby Automation, LLC, Kaman

Fluid Power, LLC, and Ruby PR, LLC] (each an “Additional Licensee” and, collectively, the “Additional Licensees”) a license to the Licensed Marks as part of the Combination Marks and Licensed Domain Names.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, the Parties agree as follows:

1. Grant of License.

(a)    Upon the terms and subject to the conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non‑transferable, non‑sublicensable, non‑assignable, royalty free, fully paid up, license to use, within the Licensed Territory (as defined herein), the (i) Licensed Marks as part of the trade names set forth in Schedule C (each a “Combination Mark” and collectively the “Combination Marks”) on signage located on the exterior or interior of, or immediately adjacent to, facilities, including retail stores, owned or operated by Licensee (collectively, “Facilities”), in connection with the Business; (ii) Combination Marks and Licensed Domain Names in connection with the services of promoting, advertising, distributing, and selling the Third Party Industrial Goods and in connection with promoting, advertising and providing the Industrial Services; and (iii) Combination Marks on and in connection with the promotion, advertising, distribution, and sale of Licensee Goods ((i), (ii) and (iii) collectively, the “Licensed Goods and Services”), provided, that, the Licensed Marks, when used as part of the Combination Marks pursuant to the licenses granted in this Section 1(a), will be in standard characters which are either (x) red in color or (y) white outlined against a red background; provided further, that Licensee’s use of the Combination Marks, in substantially the same manner in which Licensee used such Combination Marks during the twelve (12) month period immediately prior to the Closing Date, shall be deemed licensed hereunder. For the avoidance of doubt, the license grant in Section 1(a)(ii) permits Licensee to use the Combination Marks on packaging, boxes and packaging tape used by Licensee in connection with the distribution of Third Party Industrial Goods (but not on the Third Party Industrial Goods themselves) and the license grant in Section 1(a)(iii) permits Licensee to include the Combination Marks on packaging, boxes and packaging tape used by Licensee in connection with the distribution of the Licensee Goods as well on the Licensee Goods themselves.

(b)    Notwithstanding anything in this Agreement to the contrary, subject to Licensee’s covenant pursuant to Section 3 to use its commercially reasonable efforts to phase out use of the Licensed Marks, Licensee is permitted to continue to use the Licensed Marks as follows to the extent such use is outside the scope of the applicable license grant in Section 1(a):

(i)     during the Term, to sell off any inventory of Licensee Goods that exists as of the Closing Date and on which the Licensed Mark is affixed;

(ii)     during the Term, to continue to display, in connection with the Business, existing signage that is located, as of the Closing Date, (x) on the exterior or interior of, or immediately adjacent to, the Facilities, and (y) on motor and commercial vehicles (including trucks), in each case, on which the Licensed Mark is affixed;

(iii)    during the Term, to continue to use packaging, boxes and packaging tape that exists as of the Closing Date and on which the Licensed Mark is affixed, in connection with the distribution of Third Party Industrial Goods and Licensee Goods, until such existing packaging, boxes and packaging tape is exhausted;

(iv) for ninety (90) calendar days following the Closing Date, to continue to use the advertising and marketing materials that exist as of the Closing Date and on which the Licensed Mark is affixed;

(v) during the Term, to continue to provide, to Licensee’s employees, apparel that exists as of the Closing Date and on which the Licensed Mark is affixed, until the existing inventory of such apparel is exhausted;

(vi) for ninety (90) calendar days following the Closing Date, to continue to use the Licensed Mark on Licensee’s company website and intranet site in the same manner undertaken by Licensee as of the Closing Date; and

(vii) for ninety (90) calendar days following the Closing Date, to continue to use the Licensed Mark as part of the name PEAK KAMAN in the same way undertaken by Licensee as of the Closing Date.

(c)    Licensee shall not use the Combination Marks or Licensed Domain Names except as expressly permitted in this Agreement, and, without limiting the generality of the foregoing, except as expressly permitted in this Agreement, no Licensee shall use the Licensed Marks, Combination Marks or Licensed Domain Names as a portion of, or in combination with, any other trademarks, service marks, trade names, works, letters, logos or other graphic elements; provided, however, that Licensee may use the Combination Marks with the new trademarks adopted by the Licensee to replace the Licensed Marks on notices to its customers alerting its customers to the change in name of the Licensee so long as the Combination Marks and the new trademarks are not set out in the notice in a manner that suggests the creation of a new combination mark. Within sixty (60) calendar days following the Closing Date, Licensee must file (or causing to be filed) the appropriate submissions with the applicable Governmental Authority to effectuate the removal of Kaman from its corporate name.

2.    Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement. Without limiting the generality of the foregoing, all rights granted to Licensee under this Agreement are subject to Licensor’s and its Affiliates’ reserved rights to use the Licensed Marks, Combination Marks and Licensed Domain Names in their own respective businesses, including, without limitation, in connection with the manufacture, promotion, advertising, distribution, and sale of any products and services that are the same as, similar to, or otherwise competitive with any Licensed Goods and Services or the Business, anywhere in the world, including, without limitation, the Licensed Territory.

3. Term. Unless sooner terminated by any Party in accordance with the provisions of this Agreement, the term of this Agreement and the licenses granted hereby shall commence as of the Closing Date and shall expire five (5) years after the Closing Date (the “Term”), provided, however, that Licensee covenants and agrees to use its commercially reasonable efforts to phase out the use of the Licensed Marks and Licensed Domain Names as soon as is reasonably practicable prior to the expiration of the Term. No rights shall extend to Licensee beyond the expiration or termination of this Agreement. Licensee is not entitled to any compensatory payment during the Term of this Agreement or after the expiration or termination of this Agreement.

4. Licensed Territory. This Agreement and the licenses granted herein shall apply within North America, including, for the avoidance of doubt, the Caribbean (collectively, the “Licensed Territory”).

5. Quality Control. Licensee acknowledges that uniform and high standards of quality are necessary to maintain the public image, reputation, widespread acceptance, and substantial goodwill represented by and associated with the Licensed Marks and Licensed Domain Names. Licensee shall use the Licensed Marks and Licensed Domain Names in accordance with the guidelines attached hereto as Schedule D and any other trademark usage guidelines that Licensor may furnish to Licensees from time to time, each of which may be revised from time to time by Licensor, provided, that, Licensor shall provide Licensee with at least one hundred eighty (180) days’ notice of such revisions before Licensee shall implement such revisions; and provided further, that Licensor will not provide to Licensee any such notice during the two (2) year period after the Closing Date. The quality of the Licensed Goods and Services under this Agreement shall be at least of equal quality to the Licensed Goods and Services provided by Licensee prior to the Closing Date. Licensee shall comply with all applicable national, state, regional, provincial, and local laws and regulations in its performance of this Agreement and the licenses granted herein. Upon Licensor’s request, within five (5) Business Days after such request, Licensee shall submit to Licensor for Licensor’s prior approval (a) representative samples of use of the Combination Marks or Licensed Domain Names on or in connection with the Licensed Goods and Services and (b) all advertising and marketing materials in which any of the Combination Marks or Licensed Domain Names are used; provided, that, subject to the terms and conditions of this Agreement, Licensee may continue to use during the Term all advertising and marketing materials in existence as of the Closing Date on the condition that such advertising and marketing materials are compliant with the scope of the license grant in Section 1(a). If Licensor fails to notify such Licensee in writing of the disapproval of any such samples or materials within thirty (30) calendar days after Licensor’s receipt, Licensor shall be deemed to have approved such samples or materials, as applicable. Upon Licensor’s request, within five (5) Business Days after such request, Licensee shall also submit to Licensor then-current samples of each use of the Combination Marks or Licensed Domain Names, so that Licensor may assure itself of the maintenance of quality standards. Where appropriate, Licensee shall cause to appear on all advertising and marketing materials, and in connection with the Licensed Goods and Services themselves, a notice sufficient to inform consumers that the Licensed Marks, as part of the Combination Marks, and Licensed Domain Names are owned by Licensor (provided, that Licensee shall not be required to insert notices onto any marketing and promotional materials, letterhead, business cards and any other similar administrative materials bearing any of the Combination Marks or Licensed Domain Names existing as of the Closing Date, on the condition that such materials are compliant with the scope of the license grant in Section 1(a)).

6. Intellectual Property Ownership Rights.

(a) Acknowledgement of Licensor’s Ownership. Licensee recognizes and acknowledges Licensor’s ownership of all right, title and interest in and to Licensed Marks and Licensed Domain Names. Licensee further acknowledges, represents and warrants that it has not acquired, and shall not acquire, any ownership interest in or to the Licensed Marks or Licensed Domain Names. Should any such ownership interest become vested in Licensee, by operation of law or otherwise, such Licensee agrees to assign, and hereby assigns, all such ownership interest to Licensor without any requirement of further consideration or documentation. All use by Licensee of the Licensed Marks and Licensed Domain Names, and all goodwill and benefit arising from such use, hereby inures to the sole and exclusive benefit of Licensor.

(b) Cooperation with Licensor. Licensee shall cooperate, at Licensor’s cost, with Licensor in the filing and prosecution of any applications that Licensor may desire to file with respect to the Licensed Marks or Licensed Domain Names, and for that purpose, such Licensee shall supply to Licensor from time to time, and without charge, such samples and materials as may be reasonably required. Licensee shall execute and deliver to Licensor, at Licensor’s cost, at any time whether during or after the Term of this Agreement, and without any requirement of further consideration or documentation, such documents as Licensor may reasonably request in connection with the Licensed Marks and Licensed Domain Names, including, without limitation, to confirm or record Licensor’s ownership rights therein. Should Licensee fail or refuse to provide and/or execute any such document, Licensee hereby irrevocably appoints Licensor, whose power is coupled with an interest, as Licensee’s attorney-in-fact to prepare and/or execute such document in Licensee’s name and on Licensee’s behalf, and to institute and prosecute any proceedings as Licensor may deem necessary or appropriate to secure, protect, or enforce such intellectual property, including such applications and registrations therefore. The Parties expressly agree that upon expiration or termination of this Agreement, all documents filed or recorded with a trademark office or other authority relating to the licenses granted by this Agreement may be terminated, cancelled, nullified, and/or withdrawn by Licensor alone and Licensee hereby agrees and consents to such termination, cancellation, nullification, and/or withdrawal. Licensee shall not, during the Term of this Agreement, do anything which would in any way damage, injure, or impair the validity and subsistence of the Licensed Marks or Licensed Domain Names, nor shall any Licensee attack, dispute, or challenge, nor aid others to do so, Licensor’s right, title, and interest in and to the Licensed Marks or Licensed Domain Names, or the validity of this Agreement.

(c) Cessation of Use of Licensed Intellectual Property. Upon expiration or termination of this Agreement, Licensee shall immediately cease all use of the Licensed Marks and Licensed Domain Names, and shall, at Licensor’s request, take all steps and actions as may be necessary to reflect or confirm the expiration, termination, assignment, and/or surrender of Licensee’s rights to use same.

(d) Enforcement. Licensee shall inform Licensor promptly if such Licensee learns of any products or activities which appear to infringe the Licensed Marks or Licensed Domain Names. Licensee shall provide, at Licensor’s expense, complete information, cooperation, and assistance to Licensor concerning such infringements. Upon learning of such infringements, Licensor shall have the right, but not the obligation, at its sole discretion, to take such action as Licensor considers necessary or appropriate to enforce Licensor’s rights, including, without limitation, legal action to suppress or eliminate the infringements. Licensor shall also be entitled to seek and recover all costs, expenses, and damages resulting from such infringements, including, without limitation, sums which might otherwise be due to Licensee by operation of law or otherwise. Licensee has no authority to enforce the rights of Licensor, including, without limitation, any rights in any Licensed Marks or Licensed Domain Names, nor shall any Licensee have any right to demand or control action by Licensor to enforce such rights.

(e) Expenses for Intellectual Property Protection. To the extent that Licensor engages in clearance, application, registration, recordal, opposition, cancellation, or similar activities in the Licensed Territory for any of the Licensed Marks or Licensed Domain Names, Licensor shall pay for such activities. Licensor shall further pay for any fees, costs or expenses (including reasonable attorney’s fees) in connection with registering, renewing, or otherwise maintaining any Licensed Domain Names.

7. Confidential Information. The Parties acknowledge that Licensor and Licensee will have access to confidential and proprietary information concerning the other Party, its customers, employees, Affiliates and its business, which information is not readily available to the public.

(a)Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party means information, ideas, materials or other subject matter of such Party, whether disclosed orally, in writing, electronically or otherwise, that is provided under circumstances reasonably indicating that it is confidential or proprietary. “Confidential Information” of a Party will include any and all trade secrets, processes, techniques, drawings, models, customer-related information and data, brand standards, computer programs, databases, business plans, technical data, product ideas, marketing data and plans, contracts and financial information disclosed or otherwise provided by the disclosing Party (“Disclosing Party”) to the receiving Party (“Receiving Party”). Confidential Information will not include any information or material that: (i) is or becomes part of public knowledge other than as a result of any action or inaction of the Receiving Party; (ii) is disclosed to the Receiving Party without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction); or (iii) is independently developed by the Receiving Party without reference to the Confidential Information and as evidenced by the records of the Receiving Party, or (iv) is properly known by the Receiving Party before receipt thereof from the Disclosing Party; provided, however, that the foregoing subsection (iv) will not apply to the Confidential Information of Licensee known to Licensor prior to the Closing Date, or the Confidential Information of Licensor known to Licensee prior to the Closing Date.
(b)Restrictions on Use. Confidential Information of the Disclosing Party will not be used for any purpose other than as expressly permitted under this Agreement, and will not be disclosed to any third party without the prior written consent of the Disclosing Party. Each Party agrees to limit access to the other Party’s Confidential Information to those of its Affiliates, directors, officers, employees, contractors and other representatives who: (i) have a need to know such Confidential Information for purposes of such Party performing its obligations hereunder; and (ii) are obligated to protect the confidentiality of such Confidential Information. The Receiving Party shall treat the Confidential Information of the Disclosing Party with at least the same degree of care and protection as it would use with respect to its own confidential and proprietary information (and in no event less than a reasonable degree of care). Subject to Section 9(d), the Receiving Party shall be responsible and liable to the Disclosing Party for any breach of this Section 7 by the Receiving Party’s employees or other third parties receiving access to the Disclosing Party’s Confidential Information through or on behalf of the Receiving Party.
(c)Exclusions. Notwithstanding the foregoing, this Agreement will not prevent the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent required by a judicial order or other legal obligation; provided, that, in such event, the Receiving Party shall promptly notify the Disclosing Party in writing to allow intervention (and shall cooperate with the Disclosing Party) to contest or minimize the scope of the disclosure (including application for a protective order). Further, each Party may disclose the terms and conditions of this Agreement (i) as required by the applicable securities laws or self-regulatory bodies or the rules, regulations or policies of any United States or foreign securities exchange, including requirements to file a copy of this Agreement (redacted to the extent reasonably permitted by applicable law) or to disclose information regarding the provisions hereof or performance hereunder to applicable regulatory authorities, (ii) in confidence, to legal counsel, (iii) in confidence, to accountants, banks and financing sources and their advisors, and (iv) in connection with the enforcement of this Agreement or any rights hereunder.

8. Expiration or Termination.

(a) Termination for Breach. If either Licensor, on the one hand, or Licensee, on the other hand, fails to perform or otherwise materially breaches any of its obligations under this Agreement, the non-breaching Party shall have the right, without prejudice to any other rights it may have, to terminate this Agreement by giving ninety (90) calendar days’ notice to such breaching Party, and this notice shall automatically become effective unless the breaching Party completely remedies the breach within the said ninety (90) calendar day period.

(b) Termination for Insolvency. If Licensee commences or becomes the subject of any case or proceeding under the bankruptcy, insolvency, or equivalent laws of the United States of America or another country, or if a court appoints a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official for Licensee or for any substantial part of Licensee’s property, or if Licensee makes an assignment for the benefit of creditors, or if Licensee defaults on any obligation which is secured by a security interest, in whole or in part, in the Licensed Goods and Services, or if Licensee fails generally to pay its debts as such debts become due, or if Licensee takes corporate action in furtherance of any of the foregoing, Licensee shall give notice of the event immediately to Licensor. Whether or not such notice is given, Licensor shall have the right upon the occurrence of any of the foregoing, without prejudice to any other rights Licensor may have, to terminate this Agreement solely with respect to Licensee by giving written notice to Licensee, effective immediately.

(c) [Intentionally Omitted]

(d)    Termination Resulting from Breach of an Additional Licensee Agreement. In the event that an Additional Licensee is in breach of one or more of the provisions in the applicable Additional License Agreement, the effect of which, after giving effect to any cure period in the Additional License Agreement, is to cause or permit Licensor to exercise available remedies (including, without limitation, seeking damages and terminating the Additional License Agreement), and, at the time of the breach by the Additional Licensee, Licensee is an Affiliate or Subsidiary of such Additional Licensee, then (i) Licensee shall be jointly and severally liable for any damages arising under the Additional License Agreement and (ii) in the event Licensor terminates the Additional License Agreement, Licensor has the right, at its sole discretion, to terminate this Agreement by providing Licensee with twenty (20) Business Days prior written notice, and such termination shall become effective upon the expiration of such twenty (20) Business Days.

(e)    No Further Use of Intellectual Property Upon Termination. Upon the expiration or termination of this Agreement, all rights in the Licensed Marks and Licensed Domain Names shall automatically revert to Licensor, and Licensee immediately shall cease, and thereafter refrain from, all use of the Licensed Marks and Licensed Domain Names. Upon the expiration or termination of this Agreement, Licensee shall, at Licensor’s discretion and such Licensee’s sole expense, either transfer to Licensor or destroy any remaining materials bearing the Licensed Marks or Licensed Domain Names, and if destroyed, within twenty (20) Business Days after such destruction, such Licensee shall certify in writing to Licensor that all such materials have been destroyed. In the event of a termination or expiration of this Agreement with respect to any Licensee, this Agreement shall terminate or expire as to all other Licensees.

(f) Survival. Sections 6(a), 6(b), 7, 8(e), 8(f), 9(d), and 10 shall survive the expiration or termination of this Agreement.

9. Representations and Warranties; Indemnity; Disclaimers and Limitations of Liability.

(a) Licensor. Licensor represents and warrants that (i) Licensor has the full right, power, and authority to enter into this Agreement, (ii) that the person signing this Agreement on behalf of Licensor has been duly authorized to do so, and (iii) that this Agreement does not conflict with any other agreements to which Licensor is a party, provided, that, the Additional License Agreements are excluded from this Section 9(a)(iii).

(b) Licensee. Licensee represents and warrants that such Licensee has the full right, power, and authority to enter into this Agreement, that the person signing this Agreement on behalf of such Licensee has been duly authorized to do so, and that this Agreement does not conflict with any other agreements to which such Licensee is a party. Licensee shall indemnify and hold harmless Licensor against any and all third party claims, suits, causes of action, losses, damages, costs, fees, and other expenses (including without limitation reasonable attorney’s fees) arising out of or relating to (a) such Licensee’s (i) breach of its representations and warranties, (ii) performance of its obligations under this Agreement, or (iii) use of the Licensed Marks or Licensed Domain Names (other than third party claims which allege that Licensee’s use of the Licensed Marks or Licensed Domain Names, as permitted under this Agreement, constitutes an infringement of a third party’s trademark rights) or (b) any Additional License Agreements.

(c)    DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO, AND EXPRESSLY DISCLAIMS ANY AND ALL, REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE MAXIMUM EXTENT PERMISSIBLE BY LAW, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED MARKS OR LICENSED DOMAIN NAMES, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

(d) LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE LIABILITY OF LICENSOR UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL NOT EXCEED TWENTY THOUSAND DOLLARS ($20,000.00). TO THE EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR SHALL NOT BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. General.

(a) Preparation of this Agreement. The Parties hereby acknowledge that (i) Licensor, on the one hand, and Licensee, on the other hand, jointly and equally participated in the drafting of this Agreement, (ii) Licensor, on the one hand, and Licensee, on the other hand, have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption will be made that any provision of this

Agreement will be construed against any Party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

(b)    Relationships of the Parties. The Parties are and will remain independent contractors and not employees or agents of each other. Except as expressly granted by a Party in writing, neither of Licensor nor any Licensee will have any authority, express or implied, to act as an agent of such other Party or its subsidiaries or Affiliates under this Agreement. It is not the intent of the Parties to create, nor should this Agreement be construed to create, a partnership, joint venture, fiduciary relationship or employment relationship among or between the Parties (including their respective officers, employees, agents or representatives).

(c)    Entire Agreement. This Agreement, the Purchase Agreement, and, with respect to Section 8(d), the Additional License Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereto. The recitals hereto are incorporated herein by reference.

(d)    Third Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties, their successors and assigns.

(e) Incorporation by Reference. Sections 12.06 and 12.08 of the Purchase Agreement are incorporated by reference into this Agreement and shall be applied mutatis mutandis herein.

(f)    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(g)    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, except that (a) neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party; provided, however, that Licensor may assign this Agreement without the written consent of Licensee to any successor or purchaser in the event of any merger, Change of Control, acquisition, consolidation or restructuring of Licensor or a sale of all or substantially all of its assets and (b) in the event of a merger or Change of Control of Licensee that does not include, in the same transaction, all Additional Licensees as part of such merger or Change of Control, the prior written consent of Licensor shall be required hereunder (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that no consent of Licensor shall be required in the event of any merger or Change of Control of Licensee and all Additional Licensees collectively (x) to one or more affiliated acquirers, or with or into one or more affiliated surviving entities, in a single transaction or (y) in connection with the acquisition, consolidation or restructuring of all or substantially all of the assets of Licensee and all Additional Licensees to one or more affiliated acquirers, or with or into one or more affiliated surviving entities, in a single transaction. For purposes hereof, “Change of Control” means any transaction in which, following such transaction, fifty percent (50%) or more of the outstanding voting equity of the acquired, surviving, or combined entity is owned, directly or indirectly, by Persons other than the equity holders of such party immediately prior to such transaction.

(h) Notices. Any notice or other communication provided for in this Agreement or given hereunder to a Party must be in writing and (i) sent by electronic mail, (ii) delivered in person, or (iii) sent by overnight courier of national reputation, addressed as follows:

if to Licensee, to:	c/o Littlejohn & Co. LLC
8 Sound Shore Drive, Suite 303
Greenwich, Connecticut 06830
Attention: Antonio Miranda, Managing Director
Email: amiranda@littlejohnllc.com

with a copy to (which will not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Sean P. Griffiths
Email: SGriffiths@gibsondunn.com

if to Licensor, to:	Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut
Attention: Shawn Lisle (Senior Vice President & General Counsel)
Email: Shawn.Lisle@kaman.com

with a copy to (which will not constitute notice):

Cantor Colburn LLP
20 Church Street, 22nd Floor
Hartford, Connecticut 06103-3207
Attention:     Curtis Krechevsky, Esq.
Charlie O’Brien, Esq.
Email:     CKrechevsky@CantorColburn.com
CObrien@CantorColburn.com

or such other address with respect to a Party as such Party notifies the other Parties in writing as above provided. Each such notice or communication will be effective (A) if given by electronic mail, when electronic evidence of transmission is received, (B) if delivered in person, when so delivered, or (C) if given by overnight courier, upon delivery or refusal of delivery at the address specified in this subsection.

(i)    Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

(j)     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be an original and all of which together will constitute a single instrument. The electronic transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement.

(k)    Dispute Resolution. Licensor, on the one hand, and Licensee, on the other hand, shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement amicably and promptly by good faith negotiations between executives who have authority to settle such dispute. A Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within five (5) Business Days after delivery of such notice, the administrative contacts of the Parties shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to use their respective commercially reasonable efforts to resolve the dispute. If the matter has not been resolved within five (5) Business Days after the first meeting of such administrative contacts (or, if the Parties are unable to mutually agree upon an acceptable time and place to meet, within five (5) Business Days after the sending of such notice of dispute), a Party may, by notice to the other Parties, refer the matter to executives of the Parties. Such executives shall negotiate in good faith to resolve the matter in an amicable manner within five (5) Business Days after such second notice. In the event the matter is not resolved within such five (5) Business Day period, a Party may, by notice to the other Parties, refer the matter to the Parties’ chief executive officers. Such officers shall negotiate in good faith to resolve the matter in an amicable manner within five (5) Business Days after such third notice. In the event the matter is not resolved within such five (5) Business Day period, a Party may pursue all other means available to it to resolve the dispute.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS.]

IN WITNESS WHEREOF, Licensor and Licensee has caused this Agreement to be duly executed by its authorized officer as of the Closing Date.

LICENSOR:

KAMAN CORPORATION

By:__________________________________
Name:
Title:

LICENSEE:

[•]

By:___________________________________
Name:
Title: